Filed Pursuant to Rule 424(b)(3)
Registration No. 333-257629

PROSPECTUS SUPPLEMENT NO. 2

(to Prospectus dated July 13, 2021)

INDIE SEMICONDUCTOR, INC.

Primary Offering of

27,400,000 shares of Class A Common Stock

Issuable Upon Exercise of Warrants

Secondary Offering of

70,846,446 shares of Class A Common Stock and

10,150,000 Warrants to Purchase Class A Common Stock

This prospectus supplement no. 2 amends and supplements the prospectus dated July 13, 2021 (as supplemented or amended from time to time, the “Prospectus”), which forms a part of our Registration Statement on Form S-1 (No. 333-257629). This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on September 2, 2021 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

The Prospectus relates to the issuance by us of up to 27,400,000 shares of our Class A common stock, par value $0.0001 per share (“Class A common stock”). Of these shares:

●	17,250,000 shares are issuable upon the exercise of warrants (the “public warrants”) initially issued as part of the units issued in the initial public offering of Thunder Bridge Acquisition II, Ltd. (“Thunder Bridge II”);
●	8,650,000 shares are issuable upon the exercise of warrants (the “private placement warrants”) initially issued to Thunder Bridge Acquisition II LLC (the “Sponsor”) in a private placement that occurred simultaneously with the initial public offering of Thunder Bridge II; and
●	1,500,000 shares are issuable upon the exercise of warrants issued to an affiliate of the Sponsor in connection with loans it made to Thunder Bridge II prior to the closing of the Business Combination (as defined below) (the “sponsor warrants” and collectively with the public warrants and the private placement warrants, the “warrants”).

Each warrant entitles the holder thereof to purchase one share of our Class A common stock at a price of $11.50 per share. We will receive the proceeds from the exercise of the warrants, but not from the sale of the underlying shares of Class A common stock.

In addition, the Selling Securityholders identified in the Prospectus may, from time to time in one or more offerings, offer and sell up to 70,846,446 shares of our Class A common stock, of which:

●	8,625,000 shares were exchanged in our Business Combination for shares of Class A common stock issued to the Sponsor in a private placement prior to Thunder Bridge II’s initial public offering (the “sponsor shares”);
●	37,071,446 shares are issuable upon the exchange of an equal number of units (the “LLC Units”) representing limited liability company interests in Ay Dee Kay LLC, d/b/a indie Semiconductor (“ADK LLC”), our direct subsidiary;
●	15,000,000 shares were issued in private placements in connection with our business combination with ADK LLC, which we completed on June 10, 2021 (the “Business Combination”);
●	8,650,000 shares are issuable upon the exercise of private placement warrants; and
●	1,500,000 shares are issuable upon the exercise of sponsor warrants.

The Selling Securityholders may also, from time to time in one or more offerings, offer and sell up to 8,650,000 private placement warrants and 1,500,000 sponsor warrants.

We will not receive any proceeds from the sale of our Class A common stock or the sale of the private placement warrants or sponsor warrants by Selling Securityholders, but we are required to pay certain offering fees and expenses in connection with the registration of the Selling Securityholders’ securities and to indemnify certain Selling Securityholders against certain liabilities.

The Selling Securityholders may offer and sell our Class A common stock, private placement warrants and sponsor warrants to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis. In addition, certain Selling Securityholders may offer and sell these securities from time to time, together or separately. If the Selling Securityholders use underwriters, dealers or agents to sell such securities, we will name them and describe their compensation in a prospectus supplement. The price to the public of those securities and the net proceeds any Selling Securityholders expect to receive from that sale will also be set forth in a prospectus supplement.

Our Class A common stock and our public warrants are listed on the Nasdaq Capital Market (“Nasdaq”) under the symbols “INDI” and “INDIW,” respectively. On September 1, 2021, the closing price of our Class A common stock was $10.28 and the closing price for our public warrants was $2.54.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Investing in our securities involves risks that are described in the ”Risk Factors” section beginning on page 8 of the Prospectus.

Neither the SEC nor any state securities commission has approved or disapproved of the securities to be issued under the Prospectus or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is September 2, 2021.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 27, 2021

INDIE SEMICONDUCTOR, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-40481	87-0913788
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

32 Journey Aliso Viejo, California	92656
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (949) 608-0854

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.0001 per share	INDI	The Nasdaq Stock Market LLC
Warrants, each whole warrant exercisable for one share of Class A common stock for $11.50 per share	INDIW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement

On August 27, 2021, indie Semiconductor, Inc., a Delaware corporation (“indie”) entered into Share Purchase Agreement (the “Purchase Agreement”), pursuant to which indie’s wholly-owned Canadian subsidiary (“Purchaser”) will purchase all of the outstanding capital stock of TeraXion, Inc., a Canadian corporation (“TeraXion”) from the existing stockholders of TeraXion (the “Acquisition”). The aggregate purchase price of the Acquisition is CAD $200 million (the “Purchase Price”), which is payable 50% in cash and 50% in indie shares of Class A common stock valued at a fixed price of US$10 per share. Assuming the currency exchange ratio to US dollars as of August 31, 2021, the aggregate Purchase Price is estimated to be approximately US$158.5 million, which consists of US$79.3 million in cash and 7,926,000 shares. The Purchase Price is subject to working capital and other adjustments as provided in the Purchase Agreement, which we anticipate will reduce the Purchase Price amounts set forth above. The Purchase Price also includes the option consideration payable to the holders of the then outstanding options to purchase TeraXion common stock (the “Options”), whether pursuant to the Option Settlement Agreement described below or upon the exercise of such Options.

The Acquisition will be deemed to be a liquidity event under TeraXion’s option plan, which accelerates the vesting of all the Options, allowing all of the Option holders to immediately exercise their Options. In lieu of exercising the Options, the Option holders may elect to enter into an Option Settlement Agreement with TeraXion, indie and Purchaser, pursuant to which such holders may elect to cancel all of their Options in exchange for the receipt of Option Added Value, which is defined as the fair market value of the shares underlying an Option less the applicable exercise price, and which is payable approximately as follows: (i) 50% in cash and (ii) 50% in a replacement or assumed option, which preserves the economics of the original option and will be exercisable for shares of indie Class A common stock, with the exact amount of the stock consideration to be determined based upon the currency exchange ratio for US dollars as of the closing of the Acquisition and the market price of indie’s Class A common stock as of the closing of the Acquisition.

The shares of indie Class A common stock issued in connection with the Acquisition to the TeraXion stockholders are expected to be issued in reliance upon the exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933, as amended and Regulation S promulgated thereunder. indie has also agreed to file a Registration Statement on Form S-1 with the Securities and Exchange Commission (the “SEC”) to register for resale the shares of indie Class A common stock issued to the TeraXion stockholders in connection with the Acquisition.

The Purchase Agreement also includes customary representations and warranties, as well as certain covenants, including, among other things, that: (i) TeraXion will operate the business in the ordinary course of business consistent with past practice, and (ii) each party will use commercially reasonable efforts to obtain required regulatory approvals and to ensure compliance with such party’s respective closing conditions in the Purchase Agreement.

The transaction has been approved by the Boards of Directors of both indie and TeraXion and is expected to close in the fourth quarter of 2021, subject to regulatory approval and customary closing conditions.

The foregoing descriptions of the Purchase Agreement and Option Settlement Agreement do not purport to be complete and are qualified in their entirety by reference to the Purchase Agreement and Option Settlement Agreement, copies of which are filed as Exhibits 2.1 and Exhibit 2.2 to this Current Report on Form 8-K, respectively, and are hereby incorporated into this report by reference. The Purchase Agreement and the Option Settlement Agreement govern the contractual rights between the parties in relation to the Acquisition. The Purchase Agreement and the Option Settlement Agreement have been filed as exhibits hereto to provide investors with information regarding the terms of the Acquisition and are not intended to modify or supplement any factual disclosures about indie in its public reports filed with the SEC. In particular, the Purchase Agreement is not intended to be, and should not be relied upon as, disclosure regarding any facts and circumstances relating to indie.

The representations, warranties, and covenants contained in the Purchase Agreement have been made solely for the purposes of the Purchase Agreement and as of specific dates; were solely for the benefit of the parties to the Purchase Agreement; and are not intended as statements of fact to be relied upon by the parties’ stockholders or other security holders, but rather as a way of allocating the risk between the parties in the event the statements therein prove to be inaccurate; have been modified or qualified by certain confidential disclosures that were made between the parties in connection with the negotiation of the Purchase Agreement, which disclosures are not reflected in the Purchase Agreement itself; may no longer be true as of a given date; and may apply standards of materiality in a way that is different from what may be viewed as material by stockholders or other security holders. Except as specifically set forth in the Purchase Agreement, stockholders are not third-party beneficiaries under the Purchase Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of any actual state of facts or of the condition of indie. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Purchase Agreement, which subsequent information may or may not be fully reflected in indie’s public disclosures.

1

Item 3.02 Unregistered Sales of Equity Securities

In connection with the Acquisition, indie will issue at the closing shares of indie Class A common stock to the then existing stockholders of TeraXion, which are not expected to exceed 8,000,000 shares. The exact number of shares to be issued will depend upon the working capital and other adjustments to the Purchase Price set forth in the Purchase Agreement, the currency exchange rates as of the closing of the Acquisition and the number of TeraXion Options exercised immediately prior to the Closing.

The additional information set forth in Item 1.01 of this Current Report on Form 8-K regarding the issuance of the shares of indie Class A common stock to the TeraXion stockholders in connection with the Acquisition is incorporated by reference herein.

Forward Looking Statements

This report contains “forward-looking statements” (including within the meaning of Section 21E of the United States Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended). Such statements include, but are not limited to, statements regarding the timing and expected closing of the Acquisition, the amount of the Purchase Price and other statements identified by words such as “will likely result,” “expect,” “anticipate,” “estimate,” “believe,” “intend,” “plan,” “project,” “outlook,” “should,” “could,” “may” or words of similar meaning. Such forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are difficult to predict and generally beyond our control. Actual results and the timing of events may differ materially from the results included in such forward-looking statements. In addition to the factors previously disclosed in our registration statement on Form S-1 (SEC File No. 333-257629) and in our most recent Quarterly Report on Form 10-Q and our other public reports filed with the SEC from time to time (including those identified under “Risk Factors” therein), the following factors, among others, could cause actual results and the timing of events to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: the scope and extent of the regulatory review of the Acquisition; the ability of the parties to satisfy the closing conditions under the Purchase Agreement; the currency exchange rate as of the closing of the Acquisition; the market price of our Class A common stock; our ability to integrate the business, assets and personnel of TeraXion; the risk that we may not realize the anticipated benefits and synergies of this acquisition; and technological and product development risks. indie cautions that the foregoing list of factors is not exhaustive. All information set forth herein speaks only as of the date hereof, and we disclaim any intention or obligation to update any forward-looking statements made in this report or in our other public filings, whether as a result of new information, future events or otherwise, except as required by law.

Item 9.01  Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

2.1	Share Purchase Agreement, dated as of August 27, 2021, by and among indie, TeraXion, Purchaser and certain stockholders of TeraXion and their ultimate beneficial owners.
2.2	Form of Option Settlement Agreement by and among indie, TeraXion, Purchaser and certain holders of options to purchase TeraXion capital stock.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

2

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INDIE SEMICONDUCTOR, INC.

September 2, 2021	By:	/s/ Ellen Bancroft
		Name:	Ellen Bancroft
		Title:	General Counsel and Corporate Secretary

3

Exhibit 2.1

Execution Version

Dated	August 27, 2021
9445-3461 QUEBEC INC.

and

GESTION JEAPE 2 INC.,

GESTION FMSR 2 INC.,

GESTION GLMC 2 INC.,

GESTION DCJC 2 INC.,

DANIEL COULOMBE,

BDC CAPITAL INC.,

and

Alain-Jacques Simard,

Richard Kirouac,

Ghislain Lafrance,

and

FIDUCIE FAMILIALE ALAIN-JACQUES SIMARD 2020,

FIDUCIE FAMILIALE ALAIN-JACQUES SIMARD 2020,

and

indie Semiconductor, Inc.

SHARE PURCHASE AGREEMENT

i

v

EXHIBITS

Exhibit A Illustrative Calculation*

Exhibit B Paid Out Creditor*

Exhibit C Pre-Closing Reorganization*

Exhibit D Purchased Shares

Exhibit E Lease Amendment Agreement*

Exhibit 2.3(a) Closing Consideration*

Exhibit 2.4 Allocation of Purchase Price*

Exhibit 11.2(m) Non-Competition Agreement*

Exhibit 11.2(q) Option Settlement Agreement*

Exhibit 11.2(r) Lock Up Agreement*

Disclosure Letters*

* Exhibits and Disclosure Letters have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Company will furnish the omitted schedules and exhibits to the Securities and Exchange Commission upon request.

x

THIS SHARE PURCHASE AGREEMENT is dated August 27, 2021, and made:

BETWEEN:	9445-3461 Quebec inc., a corporation incorporated under the laws of the province of Quebec, Canada, having its principal place of business at 2828, Laurier Boulevard, Norton Rose Fulbright Tower, suite 1500, Quebec, province of Quebec, Canada, G1V 0B9;

(“Purchaser”)

AND:	Gestion Jeape 2 inc., a corporation incorporated under the laws of the province of Quebec, Canada, having its principal place of business at 1392, Jean-Charles Cantin, Quebec City, province of Quebec, G1Y 2X4;

(“Holdco 2 Simard”)

AND:	Gestion FMSR 2 inc., a corporation incorporated under the laws of the province of Quebec, Canada, having its principal place of business at 12, rue des Jardins Mérici, app. 804, Quebec City, province of Quebec, G1S 4Z8;

(“Holdco 2 Kirouac”)

AND:	Gestion GLMC 2 inc., a corporation incorporated under the laws of the province of Quebec, Canada, having its principal place of business at 130, Du Coutelier, Saint-Augustin-de-Desmaures, province of Quebec, G3A 2H4;

(“Holdco 2 Lafrance”)

AND:	Gestion DCJC 2 inc., a corporation incorporated under the laws of the province of Quebec, Canada, having its principal place of business at 1885, De La Rive Boisée Nord, Quebec City, province of QuebecG2C 0A9;

(“Holdco 2 Coulombe”)

(Holdco 2 Simard, Holdco 2 Kirouac, Holdco 2 Lafrance and Holdco 2 Coulombe, collectively the “Holdcos 2”)

AND:	Daniel Coulombe, businessman, domiciled and residing at 1885, De La Rive-Boisée Nord, Québec City, province of Quebec, G2C 0A9;

(“M. Coulombe”)

AND:	BDC Capital Inc., a corporation incorporated under the laws of Canada, having a principal place of business at5 Place Ville Marie, Suite 100, Montreal, Québec H3B 5E7;

(“BDCC”)

(BDCC, M. Coulombe and the Holdcos 2, collectively
the “Sellers”)

AND:	Alain-Jacques Simard, businessman, domiciled and residing at 1392, Jean-Charles Cantin, Quebec City, province of Quebec, G1Y 2X4;

(“M. Simard”)

AND:	Richard Kirouac, businessman, domiciled and residing at 12, rue des Jardins Mérici, app. 804, Quebec City, province of Quebec, G1S 4Z8;

(“M. Kirouac”)

AND:	Ghislain Lafrance, businessman, domiciled and residing at 130, Du Coutelier, Saint-Augustin-de-Desmaures, province of Quebec, G3A 2H4;

(“M. Lafrance”)

(M. Simard, M. Kirouac, M. Lafrance and M. Coulombe, collectively the “Principals”)

AND:	M. Simard, as trustee of the Fiducie Familiale Alain-Jacques Simard 2020;

(the “Simard Trust”)

AND:	M. Lafrance, as trustee of the Fiducie Familiale Ghislain Lafrance 2020;

(the “Lafrance Trust”)

(Simard Trust and Lafrance Trust the “Trusts” and each a “Trust”)

AND:	indie Semiconductor, Inc., Delaware corporation, having its principal place of business at 32 Journey, Aliso Viejo, CA 92656;

(the “Guarantor”)

RECITALS:

(A)	M. Simard directly and Simard Trust are the holders of all the shares in the capital of Holdco 2 Simard and of all the shares in the capital of Holdco 3 Simard, and Holdco 3 Simard is the holder of 100,000 Class A Shares in the capital of FDTX representing 25% of all the issued and outstanding shares in the capital of FDTX;

(B)	M. Lafrance directly and Lafrance Trust are the holders of all the shares in the capital of Holdco 2 Lafrance and of all the shares in the capital of Holdco 3 Lafrance, and Holdco 3 Lafrance is the holder of 100,000 Class A Shares in the capital of FDTX representing 25% of all the issued and outstanding shares in the capital of FDTX;

(C)	M. Kirouac is the holder of all the shares in the capital of Holdco 2 Kirouac, and is also the holder of 100,000 Class A Shares in the capital of FDTX representing 25% of all the issued and outstanding shares in the capital of FDTX;

(D)	M. Coulombe is the holder of all the shares in the capital of Holdco 2 Coulombe, and is also the holder of 100,000 Class A Shares in the capital of FDTX representing 25% of all the issued and outstanding shares in the capital of FDTX;

(E)	FDTX is the holder of 2,862,568 Class AAA Shares and 33,000 Class C Shares in the capital of the Corporation;

(F)	BDCC is the holder of 2,665,695 Class A Shares in the capital of the Corporation;

(G)	FDTX and BDCC, together with Michel Morin who holds 8,796 Class B Shares in the capital of the Corporation, hold all the issued and outstanding shares in the capital of the Corporation;

(H)	The Holdcos 2, M. Coulombe, Michel Morin and BDCC have agreed to sell to the Purchaser and the Purchaser has agreed to purchase from the Holdcos 2, Michel Morin and BDCC, the Purchased Shares;

(I)	The Principals and the Holdcos 2 have agreed to complete the Pre-Closing Reorganization immediately prior to the sale of the Purchased Shares by the Sellers to the Purchaser, at the end of which (i) M. Simard and Simard Trust, will hold all of the shares in the capital of Holdco 2 Simard, Holdco 2 Simard will hold all the shares in the share capital of Holdco 3 Simard and Holdco 3 Simard will hold 100,000 Class A Shares in the capital of FDTX, (ii) M. Lafrance and Lafrance Trust, will hold all of the shares in the capital of Holdco 2 Lafrance, Holdco 2 Lafrance will hold all the shares in the share capital of Holdco 3 Lafrance, and Holdco 3 Lafrance will hold 100,000 Class A Shares in the capital of FDTX, (iii) M. Kirouac will hold all of the shares in the capital of Holdco 2 Kirouac, Holdco 2 Kirouac will hold all the shares in the share capital of Holdco 3 Kirouac, and Holdco 3 Kirouac will hold 100,000 Class A Shares in the capital of FDTX, (iv) M. Coulombe will hold all of the shares in the capital of Holdco 2 Coulombe, M. Coulombe and Holdco 2 Coulombe will hold all the shares in the share capital of Holdco 3 Coulombe, and Holdco 3 Coulombe will hold 100,000 Class A Shares in the capital of FDTX, and (v) FDTX will hold 2,862,568 Class AAA Shares and 33,000 Class C Shares in the capital of the Corporation;

NOW THEREFORE in consideration of the foregoing premises, the mutual covenants and agreements contained in this Agreement and other good and valuable consideration (the receipt and sufficiency of which are acknowledged), the Parties agree as follows:

Article 1
Interpretation

1.1	Definitions

In this Agreement the following words and expressions have the following meanings:

“Accounts Receivable” means all accounts receivable, trade receivables, rights to receive payment, book debts and other amounts due, owing or accruing due to the Acquired Entities together with any security interest or other credit support documents granted or issued in favour of the Acquired Entities as security therefor.

“Acquired Entities” means Holdco 3 Simard, Holdco 3 Kirouac, Holdco 3 Lafrance, Holdco 3 Coulombe, FDTX and the Corporation.

“Affiliate” of any Person means any other Person who, directly or indirectly, controls, or is controlled by, or is under common control with, such Person, and for these purposes: (a) a body corporate is controlled by one or more Persons if (i) securities of the body corporate to which are attached more than 50% of the votes that may be cast to elect directors of the body corporate are beneficially owned by the Person or Persons, and (ii) the votes attached to those securities are sufficient to elect a majority of the directors of the body corporate, (b) an association, partnership or other organization is controlled by one or more Persons if (i) more than 50% of the partnership or other ownership interests, however designated, into which the association, partnership or other organization is divided are beneficially owned by the Person or Persons, and (ii) the Person or Persons are able to direct the business and affairs of the association, partnership or other organization or the appointment of its management, (c) a body corporate, association, partnership or other organization is controlled by one or more Persons if the Person or Persons have, directly or indirectly, control in fact of the body corporate, association, partnership or other organization, and (d) a body corporate, association, partnership or other organization that controls another body corporate, association, partnership or other organization is deemed to control any body corporate, association, partnership or other organization that is controlled or deemed to be controlled by the other body corporate, association, partnership or other organization; and “control”, “controlled” and similar expressions have corresponding meanings.

“Agreement” means this share purchase agreement, the exhibits attached to it or otherwise forming part of it and the Disclosure Letters, all as the same may be amended, restated, replaced or supplemented from time to time; and, except where otherwise specified, the words “Article” and “Section” followed by a number or letter mean and refer to the specified Article or Section of this share purchase agreement.

“AML Laws” means the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) and its associated regulations, the Criminal Code (Canada).

“Anti-Corruption Laws” has the meaning specified in Section 3.45.

“Anti-Spam Laws” means (a) An Act to promote the efficiency and adaptability of the Canadian economy by regulating certain activities that discourage reliance on electronic means of carrying out commercial activities, and to amend the Canadian Radio-Television and Telecommunications Commission Act (Canada), the Competition Act, the Personal Information Protection and Electronic Documents Act (Canada) and the Telecommunications Act (Canada), along with the associated regulations, (b) the Electronic Commerce Protection Regulations (CRTC), and (c) the Electronic Commerce Protection Regulations (Industry Canada), and (d) equivalent Laws in other applicable jurisdictions, including the province of Quebec.

“ASPE” means accounting principles generally accepted in Canada for private enterprises as issued by the Chartered Professional Accountants of Canada at the relevant time as applied by the relevant Person on a basis consistent with the past practice of such Person.

“Assets” means all property and assets of the Acquired Entities of every nature and kind and wherever located including (a) all machinery, equipment and vehicles, (b) all Inventory, (c) all Accounts Receivable, (d) the leasehold interest of the Acquired Entities in and to the Leased Properties, (e) all Corporation IP Rights, (f) the Leases and all other Contracts of the Acquired Entities, (g) the Books and Records, and (h) the Corporate Records.

“Audited Financial Statements” means the audited financial statements of the Corporation as at December 31, 2020, a true, correct and complete copy of which has been provided to the Purchaser.

“Authorization” means, with respect to any Person, any order, permit, approval, consent, waiver, licence, registration, declaration, filing, submission of information, sanction, exemption or other authorization issued, granted or given by a Governmental Authority having jurisdiction over the Person, and which includes the Investment Canada Act Approval.

“Base Purchase Price” means Two Hundred Million Dollars ($200,000,000).

“Books and Records” means all books of account, financial statements, Tax records, personnel records, historic documents relating to Employee Plans and Assets, sales and purchase records, cost and pricing information, customer and supplier lists and files, referral sources, research and development reports and records, production reports and records, equipment logs, operating guides and manuals, business reports, plans and projections and all other documents, data, files, correspondence and other information of the Acquired Entities (whether in written, electronic or other form) other than the Corporate Records.

“Business” means the business currently carried on by the Corporation, which includes the design, development, manufacture and sale of (i) opto-electronic components based on Bragg grating, semiconductor and other lasers, and photonic integration technologies; (ii) optical/photonic components, integrated circuits and systems, and (iii) products and technologies for LiDAR sensing and mapping applications and laser-based gyroscope applications.

“Business Day” means a day on which commercial banks are open for business in California and Quebec but excludes (a) a Saturday, Sunday or any other statutory or civic holiday in California or Quebec, and (b) any day on which commercial banks are authorized or required to be closed in California or Quebec.

“Cash” means the amount equal to the sum of (without duplication) all unrestricted cash of the Acquired Entities, calculated by (i) excluding cheques issued by the Acquired Entities to a third party that have not yet cleared, and (ii) including cheques issued to the Acquired Entities that have been deposited in the Acquired Entities’ bank account but that have not yet cleared, the whole calculated in accordance with ASPE.

“Claim Reserve” has the meaning specified in Section 14.11.

“Claim” means any demand, action, suit, proceeding, claim, assessment, judgment, settlement, compromise or proceeding, and any action, claim or demand relating thereto.

“Closing” means the completion of the purchase and sale of the Purchased Shares contemplated in this Agreement.

“Closing Cash Consideration” has the meaning specified in Section 2.3.

“Closing Certificate” has the meaning specified in Section 2.7(b).

“Closing Consideration” has the meaning specified in Section 2.3.

“Closing Share Consideration” has the meaning specified in Section 2.3.

“Closing Date” means the later of (a) two Business Days after the Investment Canada Act Approval and all Required Consents and Authorizations have been obtained, and (b) the Outside Date, provided in each case that all conditions to closing set out in Article 8 of this Agreement have been satisfied or waived (excluding conditions that, by their terms, cannot be satisfied or waived until the Closing Date, but subject to satisfaction or waiver of those conditions on the Closing Date) by the applicable Party; and provided further that the Closing Date may be such earlier or later date as the Parties may agree in writing.

“Closing Financial Statements” means the audited financial statements of the Corporation for the period ending on the Closing Date.

“Closing Period” means the period between the close of business on the date of this Agreement and the Closing.

“Closing Time” means 12:01 am Eastern Standard Time on the Closing Date.

“Code” means the Internal Revenue Code of 1986.

“Commercial Electronic Message” means a “commercial electronic message” as defined in the Anti-Spam Laws applicable in Canada.

“Commercially Reasonable Efforts” means the efforts that a reasonable and prudent Person who desires to achieve a business result would use in similar circumstances to ensure that such result is achieved as expeditiously as possible in the context of a commercial transaction.

“Competition Act” means the Competition Act (Canada).

“Confidentiality Agreement” means the confidentiality agreement dated April 26, 2021 entered into by the Corporation and Ay Dee Kay LLC and its Affiliates (such Affiliates including Purchaser and Guarantor).

“Consent” means any consent, approval, waiver or other authorization required under a Contract.

“Contracts” means all legally binding agreements, arrangements, understandings, commitments and undertakings to which a Person is a party or a beneficiary or pursuant to which any of its property or assets are or may be affected.

“Corporate IT” has the meaning specified in Section 3.28(a).

“Corporate Records” means the corporate records of the Acquired Entities, including (a) the articles and by-laws, (b) any unanimous shareholders agreement or declaration application to it, (c) the minutes of meetings and resolutions of shareholders and directors, and (d) to the extent applicable, the securities register, the register of transfers, the register of real property, and the register of individuals with significant control and any other registers required to be maintained under applicable Laws.

“Corporation” means TeraXion inc. (and any predecessor corporations).

“COVID-19 Law” means each of the Canada Emergency Wage Subsidy (CEWS) provided for under Section 125.7 of the Tax Act, the Canada Emergency Rent Subsidy (CERS) and any similar or other Laws enacted or promulgated in response to, or with respect to, COVID-19 (and including any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shutdown, closure, sequester or other restrictions or requirements under such Laws and Orders in Council and Ministerial Orders pursuant to the Public Health Act ).

“CRA” means the Canada Revenue Agency or its successor.

“Current Assets” means the sum of (without duplication) all (i) Accounts Receivable, (ii) work in progress, (iii) Inventory, (iv) prepaid expenses of the Acquired Entities, and (v) aggregate Option Exercise Price of the Acquired Entities, calculated in accordance with ASPE (notwithstanding anything contained herein to the contrary, Current Assets shall include all Canadian federal and Quebec provincial SR&ED tax credits of the Corporation relating to any Pre-Closing Tax Period and claimed in its 2020 income tax returns or to be claimed in its income tax returns to be filed in accordance with Section 10.1, but not yet refunded to the Corporation or applied against Taxes of the Corporation as of the Closing, but shall exclude any and all deferred or future tax assets of the Corporation (including, for greater certainty, any SR&ED tax credits or deductions carried forward to any Post-Closing Tax Period)) but excluding (vi) Cash.

“Current Liabilities” means the sum of (without duplication) all (i) accounts payable and accrued liabilities, including any Taxes accrued or payable (which shall not be reduced by any SR&ED tax credits included in the Current Assets), (ii) deferred revenue and customer deposits, and (iii) billings on uncompleted contracts in excess of costs and estimated earnings, and (iv) deferred government grants of the Acquired Entities, but excluding (v) any deferred tax liabilities, and (vi) any Debt of the Acquired Entities, the whole calculated in accordance with ASPE.

“Damages” has the meaning specified in Section 14.1.

“Debt” means the amount equal to the sum of (without duplication) (i) all indebtedness for borrowed money (including overdraft facilities) (whether short term or long term) excluding, without duplication, the amount of the cash portion of the Option Consideration, (ii) all obligations evidenced by notes, bonds, debentures or other similar instruments or debt securities, (iii) all obligations in respect of letters of credit and bankers’ acceptances, in each case, to the extent drawn, and excluding instruments supporting or guaranteeing any obligations of the Acquired Entities, (iv) all liabilities for the deferred or contingent purchase price of property, goods or services, including any earn-out type payments, (v) all indebtedness of others referred to in clauses (i) through (iv) above guaranteed by the Acquired Entities, (vi) any bonus or change of control payments that was declared, accrued or otherwise payable by the Acquired Entities prior to Closing but not paid as at the date of Closing and the employer portion of any payroll Taxes in connection therewith, (vii) all accrued interest, fees, prepayment, penalties or other similar obligations with respect to any of the foregoing clauses (i) through (vi), and (viii) all incentive compensation, bonuses, change of control, retention, or similar payments payable to consultants, directors, and employees of the Acquired Entities that are triggered as a result of the consummation of the Transactions and any unpaid bonuses pursuant to the Corporation’s incentive plan, including the employer portion of any payroll, social security, social charges or similar Taxes resulting from such items set forth in this clause (viii) and the Option Employer Payroll Taxes, of the Acquired Entities; the whole calculated in accordance with ASPE.

“Deductible” means CA$1,000,000.

“Disabling Code” means any clock, timer, counter, computer virus, invasive programs, worm, software lock, logic bombs, drop dead device, Trojan horse routine, trap door, time bomb, or any other codes, designs, routines or instructions that may be used to access, modify, replicate, distort, delete, damage or disable any hardware, software or system.

“Disclosure Letter” means the disclosure letter dated the date of this Agreement and delivered by the Holdcos 2 and the Principals to the Purchaser.

“Dispute” has the meaning specified in Section 13.4.

“Draft Closing Statement” has the meaning specified in Section 2.6(a).

“Draft Return” has the meaning specified in Section 10.1(a).

“Einstein Property” means the property located at 2716 Einstein street, Quebec City (Quebec), G1P 4S8 that used to be owned by the Corporation and is now rented by the Corporation.

“Electronic Address” means an “electronic address” as defined in Anti-Spam Laws.

“Employee” means any full-time or part-time employee of the Corporation including any such employee on disability (long-term or short-term), workplace safety and insurance, pregnancy, parental or other statutory or approved leave.

“Employee Material Contracts” has the meaning specified in Section 3.42(a).

“Employee Pension Plans” has the meaning specified in Section 3.43(a).

“Employee Plans” has the meaning specified in Section 3.43(a) including the Option Plan.

“Environmental Laws” means all Laws relating to (a) the protection of human health or the environment, including those relating to pollution, waste, emissions, discharges, or releases of Hazardous Substances or any other solid, liquid, gas, odour, heat, sound, vibration, or radiation, (b) the protection and conservation of natural resources, including climate, air, surface water, groundwater, wetlands, land surface, subsurface strata, wildlife, aquatic, terrestrial, avian or microbial species and vegetation, and (c) the manufacture, generation, handling, transport, transfer, labelling, packaging, sale, distribution, import, export, use, processing, treatment, recycling, storage, destruction, or disposal of, or exposure to, Hazardous Substances, and includes, in each case, any other criminal, civil, equitable, or common law principle concerning any act or omission relating to the environment or Hazardous Substances.

“Environmental Representations” has the meaning specified in Section 14.7(c).

“Escrow Adjustment Amount” means $1,000,000.

“Escrow Agent” means Citibank, N.A.

“Escrow Agreement” means the escrow agreement to be executed on the Closing Date by the Purchaser, the Sellers and the Escrow Agent with respect to the Escrow Amounts.

“Escrow Amounts” means the Escrow Adjustment Amount and the Indemnity Escrow Amount collectively.

“Estimated Net Debt” has the meaning specified in Section 2.5(b).

“Estimated Working Capital” has the meaning specified in Section 2.5(a).

“Exchange Act” means the Securities Exchange Act of 1934.

“Exchange Rate” means, with respect to the conversion of Canadian dollars into US dollars on or for a particular day, the daily average exchange rate for the applicable currency exchange published by the Bank of Canada on or for such day, or if such day is not a Business Day for the Bank of Canada, on or for the immediately preceding Business Day.

“FDTX” means FDTX inc.

“Final Closing Statement” has the meaning specified in Section 2.6(e).

“Final Net Debt” has the meaning specified in Section 2.6(e).

“Final Working Capital” has the meaning specified in Section 2.6(e).

“Fraud” means fraud, intentional misrepresentation or deliberate or wilful misconduct of a Person.

“Fully Diluted Basis” means when performing a calculation, that effect is given to the issuance in full of any shares of the Corporation (on an as-converted basis) issuable pursuant to any existing rights of Persons to receive, or obligations of the Corporation to issue, any shares, including, without limitation, pursuant to any warrant, convertible debenture, share purchase plan or stock option plan of the Corporation.

“Fundamental Representations” means the representations and warranties set out in Sections 3.1 (Incorporation and Corporate Power), 3.2 (Corporate Authorizations), 3.3 (No Conflict With Authorizations, Laws, etc.), 3.6 (Execution and Binding Obligation), 3.7 (Authorized and Issued Capital), 3.8 (No Other Agreements to Purchase), 3.19 (Title to the Assets), 4.1 (Corporate Status), 4.2 (Corporate Authorizations), 4.3 (No Conflict With Authorizations, Laws, etc.), 4.6 (Execution and Binding Obligation), 4.7 (Title to Purchased Shares), 4.8 (No Other Agreements to Purchase), 5.1 (Corporate Status), 5.2 (Corporate Authorizations), 5.3 (No Conflict With Authorizations, Laws, etc.), 5.6 (Execution and Binding Obligation), 5.7 (Title to Purchased Shares), 5.8 (No Other Agreements to Purchase), 6.1 (Corporate Status), 6.2 (Corporate Authorizations), 6.3 (No Conflict With Authorizations, Laws, etc.), 6.6 (Execution and Binding Obligation), 6.7 (Authorized and Issued Capital), 6.8 (Title to FDTX Shares), 6.9 (No Other Agreements to Purchase), 7.1 (Corporate Status), 7.2 (Corporate Authorizations), 7.3 (No Conflict With Authorizations, Laws, etc.), 7.6 (Execution and Binding Obligation), 7.7 (Authorized and Issued Capital), 7.8 (Title to FDTX Shares), 7.9 (No Other Agreements to Purchase) and the corresponding representations and warranties set out in the certificates delivered pursuant to Section 12.1(a).

“Government Contract” means any Contract, including an individual task order, delivery order, purchase order, blanket purchase agreement, basic ordering agreement, and letter contract, between the Corporation and the U.S. Government or any other Governmental Authority, as well as any subcontract or other arrangement by which (i) the Corporation has agreed to provide goods or services to a prime contractor, to the Governmental Authority, or to a higher-tier subcontractor or (ii) a subcontractor or vendor has agreed to provide goods or services to the Corporation, where, in either event, such goods or services ultimately will benefit or be used by the Governmental Authority, including any closed Contract or subcontract as to which the right of the U.S. Government or a higher-tier contractor to review, audit, or investigate has not expired, the whole expressly excluding the agreement for the sale of commercial off the shelf components to any Government Authority that is not subject to a separate Government Contract.

“Government Bid” means any quote or proposal provided by the Corporation that may result in a Government Contract.

“Governmental Authority” means the government of Canada or any other nation, or of any political subdivision thereof, whether provincial, territorial, state, regional, municipal or local, and any department, agency, authority, instrumentality, regulatory body, central bank, court, commission, board, tribunal, bureau or other entity exercising executive, legislative, regulatory, judicial or administrative powers or functions under, or for the account of, any of the foregoing.

“Hazardous Substance” means any substance, chemical, mixture, or material, whether animate or inanimate, that is or may be harmful or hazardous to human, animal, or plant life, any property, any activity, or to the environment or any natural resources, and includes anything that is regulated under any Laws as a “contaminant”, “source of contaminant”, “pollutant”, “pesticide”, “fuel”, “deleterious substance”, “toxic substance”, “hazardous substance”, “hazardous material” “controlled substance”, “designated substance”, “domestic substance”, “non-domestic substance”, “priority substance”, “prohibited substance”, “substance subject to notification or consent”, “restricted substance”, “ozone-depleting substance”, “nuclear substance”, “hazardous product”, “dangerous good”, “waste”, “hazardous waste”, or “hazardous recyclable material”.

“Holdco 2 Coulombe” means Gestion DCJC 2 inc.

“Holdco 2 Kirouac” means Gestion FMSR 2 inc.

“Holdco 2 Lafrance” means Gestion GLMC 2 inc.

“Holdco 2 Simard” means Gestion Jeape 2 inc.

“Holdcos 2” means Holdco 2 Simard, Holdco 2 Kirouac, Holdco 2 Lafrance, and Holdco 2 Coulombe collectively.

“Holdco 3 Coulombe” means Gestion DC2021 inc.

“Holdco 3 Kirouac” means Gestion RK2021 inc.

“Holdco 3 Lafrance” means Gestion GLMCWill inc.

“Holdco 3 Simard” means Gestion AJS2020 inc.

“Holdcos 3” means Holdco 3 Simard, Holdco 3 Kirouac, Holdco 3 Lafrance, and Holdco 3 Coulombe collectively.

“Illustrative Calculation” means the illustrative calculation of the Purchase Price, Working Capital, the Net Debt and the Option Consideration attached as Exhibit A.

“Indemnified Person” has the meaning specified in Section 14.5(a).

“Indemnifying Party” has the meaning specified in Section 14.5(a).

“Indemnity Escrow Amount” means an amount equal to CA$1,000,000 which amount shall secure the Sellers’ indemnification obligations hereunder.

“Indemnity Escrow Release Date” has the meaning specified in Section 14.11.

“Information Technology” means all computer systems, communications systems, software (other than off-the-shelf software) and hardware, whether owned, used or licenced.

“Initial Notice” has the meaning specified in Section 13.5(a).

“Interim Financial Statements” means the unaudited balance sheet of the Corporation dated April 30, 2021 and the accompanying unaudited statements of income and cash flow for the 4 month period ended on April 30, 2021, a true, correct and complete copy of which has been provided to the Purchaser.

“Inventory” means all inventories of raw materials, work-in-process and finished goods and merchandise of the Corporation used, consumed or sold by the Corporation.

“Investment Canada Act” means the Investment Canada Act (Canada).

“Investment Canada Act Approval” means (a) if the Transactions are subject to review under Part IV of the Investment Canada Act, the Purchaser shall have received notification from the responsible Minister under the Investment Canada Act that such Minister is satisfied or is deemed to be satisfied that the Transactions are likely to be of net benefit to Canada, on terms and conditions satisfactory to the Purchaser, in its reasonable discretion, or (b) if following the submission of a notification under the Investment Canada Act, the Purchaser shall not have received notice from the responsible Minister under either subsection 25.2(1) of the Investment Canada Act or subsection 25.3(2) of the Investment Canada Act within the period prescribed by the Investment Canada Act or regulations made thereunder or, if the Purchaser has received such a notice, the Purchaser shall have subsequently received one of the following notices, as applicable: (i) under paragraph 25.2(4)(a) of the Investment Canada Act indicating that no order for the review of the Transactions will be made under subsection 25.3(1) of the Investment Canada Act, (ii) under paragraph 25.3(6)(b) of the Investment Canada Act indicating that no further action will be taken in respect of the Transactions, or (iii) under subsection 25.4(1) of the Investment Canada Act that the Governor in Council authorizes the completion of the Transactions, on terms and conditions satisfactory to the Purchaser, in its reasonable discretion.

“IP Representations” has the meaning specified in Section 14.7(d).

“Laws” means any and all (a) laws, constitutions, treaties, statutes, codes, ordinances, orders, decrees, rules, regulations and by-laws, (b) judicial, arbitral, administrative, ministerial, departmental or regulatory judgments, orders, decisions, rulings, instruments or awards of any Governmental Authority, and (c) policies, practices, standards, guidelines and protocols.

“Leased Properties” means the lands and premises listed and described in Section 3.23 of the Disclosure Letter by reference to their municipal address and proper legal description.

“Leases” means the leases and offers to lease in respect of the Leased Properties listed and described in Section 3.23 of the Disclosure Letter.

“LiDAR” means Light Detection and Ranging

“Lien” means (a) any mortgage, charge, pledge, hypothec, security interest, assignment, lien (statutory or otherwise), privilege, easement, servitude, pre-emptive right or right of first refusal, ownership or title retention agreement, restrictive covenant or conditional sale agreement or option, imperfections of title or encroachments relating to real property, and (b) any other encumbrance of any nature or any arrangement or condition which, in substance, secures payment or performance of an obligation.

“M. Coulombe” means Daniel Coulombe.

“M. Kirouac” means Richard Kirouac.

“M. Lafrance” means Ghislain Lafrance.

“M. Simard” means Alain-Jacques Simard.

“Material Adverse Effect” means any result, occurrence, fact, change or event that, individually or in the aggregate, has or could reasonably be expected to have a materially adverse effect on (a) the business, assets, liabilities, capitalization, condition (financial or otherwise), results of operations or prospects of (i) the Acquired Entities taken as a whole; or (ii) the Purchaser; or (iii) the Guarantor, (b) the Seller’s ability to complete the Transactions, or (c) other than for reasons deriving from or arising as a consequence of the Purchaser and/or the Guarantor, the Purchaser’s ability to operate the Business immediately after Closing in the manner it was operated prior to Closing; provided, however, in no event will (y) the increase or decrease in the stock price of the Guarantor be deemed a Material Adverse Effect on its own; and (z) as of the date of this Agreement, any impact or restriction related to the COVID-19 pandemic be deemed a Material Adverse Effect.

“Material Contracts” means all Contracts identified hereafter currently binding on the Corporation, the Business or the Assets:

(a)	any distributor, sales representative, manufacturer representative, franchise, agency, market research, marketing or advertising Contract involving the payment by or to the Corporation of more than $100,000 in aggregate in any 12-month period;

(b)	any Contract for the purchase or sale of materials, supplies, equipment or services:

(i)	involving, in the case of any such Contract, the payment by the Corporation of more than $100,000 in aggregate in any 12-month period;

(ii)	which contains minimum purchase commitments or other terms that restrict or limit the purchasing or selling ability of the Corporation;

(iii)	which contains any most favored nation or similar preferred pricing terms; or

(iv)	which require the Corporation to sell or purchase exclusively to or from any Person;

(c)	the Inbound Intellectual Property Contracts (as defined under Section 3.27(f));

(d)	the Outbound Intellectual Property Contracts (as defined under Section 3.27(f));

(e)	any Contract that expires, or may be renewed by a Person other than the Corporation so as to expire, more than one year after the date of this Agreement;

(f)	any promissory note, loan agreement or other Contract for the borrowing of money, any currency exchange, commodities or other hedging or swap arrangement or any leasing transaction of the type required to be capitalized in accordance with ASPE;

(g)	any Contract for capital expenditures in excess of $250,000 in the aggregate;

(h)	any Contract relating to warehousing or storage services;

(i)	any Contract (including confidentiality, secrecy or non-disclosure agreements) limiting the freedom of the Corporation to engage in any line of business, compete with any Person, operate its assets at maximum production capacity or otherwise restricting its ability to carry on the Business;

(j)	any Contract pursuant to which the Corporation is a lessor or lessee of any machinery, equipment, motor vehicles, office furniture, fixtures or other personal property;

(k)	any Contract with a Related Party of the Corporation or any of the Sellers;

(l)	any agreement of guarantee, support, indemnification or assumption or any similar commitment with respect to the obligations, liabilities (whether accrued, absolute, contingent or otherwise) or indebtedness of any other Person;

(m)	any partnership, joint venture or other similar Contract, any Contract involving a sharing of profits with any Person or any Contract relating to the acquisition or disposition of any business (whether by merger, sale of shares, sale of assets or otherwise) or any real or immovable property;

(n)	any Contract relating to or containing any obligation, assumption of liability, indemnification, or release from liability in relation to Hazardous Substances, including Hazardous Substance present in the environment, or any action or requirement under Environmental Laws; or

(o)	any Contract relating to grants or other forms of assistance received or receivable by the Corporation from any Governmental Authority.

“Nasdaqco Share Price” means USD$10.00, subject to applicable adjustments in the case of any modification to the Nasdaqco Shares, including any stock split, stock consolidation or in kind distribution.

“Nasdaqco Shares” means shares of Class A Common Stock in the capital of the Guarantor which shares are traded on the Nasdaq Stock Exchange;

“Net Debt” means the aggregate of the Acquired Entities’ Debt minus the Acquired Entities’ Cash.

“Non Competition Agreement” means the non competition agreement to be executed on the Closing Date by the Non Institutional Sellers, the Principals, the Purchaser, the Guarantor and the Corporation pursuant to which the Non Institutional Sellers and the Principals will undertake not to compete with, nor solicit the clients, suppliers and employees of the Corporation after Closing.

“Non Institutional Sellers” means, collectively, the Holdcos 2 and M. Coulombe;

“Non Institutional Sellers’ Delegate” has the meaning specified in Section 1.13.

“Old Leases” means the leases in respect of the Einstein Property listed and described in Section 3.23 of the Disclosure Letter that are now expired and entered into between the Corporation as landlord and third parties.

“Option” means the right granted to a participant to the Option Plan to purchase Class B Shares in the capital of the Corporation in accordance with the provisions of the Option Plan.

“Option Added Value” has the meaning specified in the Option Settlement Agreement.

“Option Consideration” means (i) the Purchase Price as calculated under Section 2.2 hereof, but without taking into consideration sub-paragraphs (e) to (g) of said Section 2.2, (ii) multiplied by the number of shares underlying the outstanding Options, and (iii) divided by the total number of Participating Shares on a Fully Diluted Basis.

“Option Employer Payroll Charges” means the employer portion of any payroll, social security, social charges or similar Taxes resulting from any stock option taxable benefits that are triggered as a result of the consummation of the Transactions or estimated as of the Closing Time on any stock option taxable benefits that are accrued as of the Closing Time.

“Option Exercise Price” means the price at which an Option Holder can purchase Class B Shares upon exercise of an Option.

“Option Holder” means a participant to the Option Plan holding an Option.

“Option Plan” means the Employee Stock Option Plan adopted by the Corporation on September 7, 2017 as amended and restated thereafter.

“Option Settlement Agreement” means the Agreement to be entered into between the Corporation, the Purchaser, the Guarantor and those Option Holders who will execute such agreement concurrently with the Closing and pursuant to which such Option Holders will agree to the cancellation of some of their Options and to the assumption of the balance of their Options, in consideration for the Option Added Value as determined and settled in said Option Settlement Agreement.

“Ordinary Course” means, with respect to an action taken by a Person, that such action is or has been taken in the ordinary and usual course of the normal day-to-day operations of the Person or its business, as the case may be, and in a manner consistent with the past practices of such Person or its business.

“Outside Date” means the date that is three (3) months from the date hereof, or, in the event the Transactions are subject to review under Part IV of the Investment Canada Act, December 10, 2021.

“Participating Shares” means the Class A, Class AAA and Class B Shares in the capital of the Corporation.

“Parties” means the Sellers, the Purchaser, the Principals, the Guarantor and any other Person who may become a party to this Agreement.

“Past Owned Properties” means the lands and premises listed and described in Section 3.22 of the Disclosure Letter by reference to their municipal address and proper legal description.

“Paid-Out Creditor” means any creditor to be paid at the Closing, including those listed on Exhibit B.

“Permitted Liens” means (a) Liens for Taxes, assessments or governmental charges or levies which relate to obligations not yet due or delinquent, the validity of which are being contested in good faith by appropriate proceedings and for which adequate reserves have been made in the Books and Records, (b) easements, servitudes, encroachments and other minor imperfections of title which do not, individually or in the aggregate, detract from the value of or impair the use or marketability of, any real property and (c) undetermined or inchoate Liens arising or potentially arising under statutory provisions which have not at the time been filed or registered in accordance with applicable Laws or of which written notice has not been given in accordance with applicable Laws.

“Person” means a natural person, partnership, limited partnership, limited liability partnership, syndicate, sole proprietorship, corporation or company (with or without share capital), limited liability company, stock company, trust, unincorporated association, joint venture or other entity or Governmental Authority.

“Personal Information” means information about an identifiable individual other than such individual’s business contact information where such business contact information is collected, used or disclosed for the purposes of contacting such individual in that individual’s capacity as an employee or an official of an organization and for no other purpose.

“Post-Closing Tax Period” means any taxable period or portion of a taxable period that is not a Pre-Closing Tax Period.

“Pre-Closing Reorganization” means the transactions and steps carried out by the Sellers and the Acquired Entities set forth in Exhibit C.

“Pre-Closing Tax Period” means any taxation year or other Tax period ending on or prior to the Closing Time, or, in the case of a Straddle Period, the portion of a taxation year or other Tax period up to Closing Time.

“Principals” means Simard, Kirouac, Lafrance and Coulombe collectively.

“Privacy Laws” means the Personal Information Protection and Electronic Documents Act (Canada), the Act respecting the Protection of Personal Information in the Private Sector (Quebec, chapter P-39.1) and any similar Laws relating to the collection, use, disclosure or storage of Personal Information applicable in Canada.

“Proceeding” means any suit, litigation, arbitration, mediation, alternative dispute resolution procedure, claim, action, proceeding or hearing.

“Purchase Price” has the meaning specified in Section 2.2.

“Purchase Price Adjustment” has the meaning specified in Section 2.7(a).

“Purchased Shares” means all the shares held by the Holdcos 2 and M. Coulombe in the capital of the Holdcos 3, and all the shares held by BDCC in the capital of the Corporation, the whole as set forth in Exhibit D.

“Purchaser” has the meaning specified above the Recitals.

“Purchaser Indemnified Persons” has the meaning specified in Section 14.1.

“Reference Date” means April 30, 2021.

“Related Party” means, with respect to any specified Person, (a) any Affiliate of such specified Person, or any director, officer, general partner or managing member of such Person or such Affiliate (or any Person appointed in a similar capacity of such Affiliate), (b) any Person who serves or within the past three years has served as a director, officer or general partner of such specified Person or such Affiliate (or any Person appointed in a similar capacity of such specified Person or such Affiliate), (c) any other Person who holds, directly or through an Affiliate, any of the outstanding equity or ownership interests of such specified Person, or (d) any family member of such Person.

“Release” means any emission, addition, discharge, release, deposit, spraying, injection, abandonment, leeching, pumping, escape, migration, spill, leak, seepage, disposal, or exhausting of a Hazardous Substance and when used as a verb has a like meaning.

“R&W Costs” has the meaning specified in Section 9.13(ii).

“R&W Insurance Policy” means the representation and warranty insurance policy providing for coverage of $20,000,000 obtained by the Purchaser and bound as of the date of this Agreement as evidenced by the R&W Insurance Policy Binder attached as Annex I of this Agreement.

“R&W Insurance Provider” means Liberty Mutual Canada or such other insurance provider as may be selected by the Purchaser.

“Required Consents and Authorizations” means those Consents and Authorizations listed and described in Section 12.1(c) of the Disclosure Letter.

“Sanctioned Person” means any Person who is a designated target of Sanctions or is otherwise a subject of Sanctions, including as a result of being: (a) owned or controlled directly or indirectly by any Person which is a designated target of Sanctions, or (b) organized under the laws of any country that is subject to general or country-wide Sanctions, or any Person that is a “designated person”, “politically exposed foreign person” or “terrorist group” as described in any Laws relating to Sanctions.

“Sanctions” means any economic or trade sanctions or restrictive measures enacted, administered, imposed or enforced by the Parliament of Canada, the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), the U.S. Department of State, the United Nations Security Council, the European Union or any present or future member state thereof, the United Kingdom’s Her Majesty’s Treasury or any other relevant sanctions authority.

“SEC” means the Securities and Exchange Commission.

“Secondary Breaches” has the meaning specified in Section 14.9(b)(i).

“Securities Act” means the Securities Act of 1933.

“Securities Laws” means the securities Laws of any state, federal or foreign entity and the rules and regulations promulgated thereunder.

“Sellers” has the meaning specified above the Recitals and represents collectively all the sellers identified in the Recitals.

“Specific Indemnifications” means the specific indemnifications set out in Sub-Sections 14.1(b) to (f).

“Specified Material Contracts” means the Leases, the Employee Material Contracts, the Employee Plans and the Corporation IP Rights.

“Straddle Period” means any Tax period beginning before and ending after the Closing Date.

“Structures” has the meaning specified in Section 3.22(b).

“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (a) if a corporation, a majority of the total voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (b) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For these purposes, a Person or Persons are deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons are allocated a majority of partnership, association or other business entity gains or losses or control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity.

“Target Working Capital” means $4,000,000.

“Tax Act” means the Income Tax Act (Canada) and the regulations promulgated thereunder, each as amended.

“Tax Assessment” has the meaning specified in Section 14.6(a).

“Tax Authority” means the CRA, Revenu Québec, and any other Governmental Authority having taxing authority and their respective successors, if any.

“Tax Liabilities” means (a) any Taxes assessed against or imposed on any of the Acquired Entities with respect to any Pre-Closing Tax Period (b) any and all Taxes of any Person imposed on any of the Acquired Entities as a transferee or successor, pursuant to a Contract, pursuant to any Law or otherwise, which Taxes relate to an event or transaction occurring before the Closing; (c) all Taxes of Sellers, Option Holders, Principals or Trusts for any period, including as a result of the Transactions; (d) the employer’s share of any payroll, employment or similar Taxes required to be made with respect to the Option Plan or any taxable benefit of the Option Holders; (e) any and all Taxes on any prepaid amounts or advance payments received or deferred revenue accrued prior to the Closing but not due and payable until a taxation year or other Tax period after the Closing; and (f) any Taxes of the Acquired Entities with respect to a Pre-Closing Tax Period that are deferred to a Post-Closing Tax Period pursuant to any COVID-19 Law and (g) the costs of defending any Tax Return for a Pre-Closing Tax Period, in each case together with all costs and expenses relating thereto (including professional fees and expenses) but except to the extent such Taxes were taken into account in the calculation of Final Working Capital.

“Tax Proceeding” has the meaning specified in Section 14.6(b).

“Tax Returns” means all returns, reports, declarations, designations, elections, notices, filings, forms, statements and other documents (whether in written, electronic or other form) and any amendments, schedules, attachments, supplements, appendices and exhibits thereto, which have been prepared or filed or are required to be prepared or filed in respect of Taxes.

“Taxes” includes (a) any taxes, duties, assessments, imposts, fees, duties, withholdings, levies and other charges of any nature imposed by any Tax Authority and includes all interest, penalties, fines, additions to tax or other additional amounts imposed by any Tax Authority including those levied on, or measured by, or referred to as, income, gross receipts, profits, capital, transfer, land transfer, sales, goods and services, harmonized sales, use, value-added, excise, withholding, business, property, occupancy, vacancy, employer health, payroll, employment, health, social services, education and social security taxes, all surtaxes, all customs duties and import and export taxes, countervailing and anti-dumping and all employment insurance, health insurance and Canada, Québec and other government pension plan and other employer plan premiums, contributions or withholdings and all other taxes and similar governmental charges of any kind imposed by any Governmental Authority and any amounts claimed or received under the Canada Emergency Wage Subsidy (CEWS), the Canada Emergency Rent Subsidy (CERS) and any other similar federal, provincial or territorial refund, rebate, subsidy or reduced remittance program or regime, and (b) any liability for the payment of any amounts of the type described in (a) above as a result of any express or implied obligation to indemnify any other Person.

“Third Party Claim” has the meaning specified in Section 14.5(a).

“Transaction Documents” means this Agreement, the Escrow Agreement, the Non Competition Agreements, the Option Settlement Agreement, the Lease Amendment of the Einstein Property Lease (attached hereto as Exhibit E) and all other agreements, certificates and other instruments or documents delivered or to be delivered pursuant to this Agreement.

“Transaction Personal Information” means Personal Information in the possession, custody or control of the Sellers or the Corporation, including Personal Information about the Employees, contractors, suppliers, customers, directors, officers or shareholders that is or will be (a) disclosed to the Purchaser prior to the Closing Date by the Sellers or the Corporation, or (b) collected by the Purchaser prior to the Closing Date from the Sellers or the Corporation, in either case in connection with the Transactions.

“Transactions” means the acquisition by the Purchaser of the Purchased Shares and the other transactions ancillary thereto as contemplated by this Agreement and the other Transaction Documents, all as further described and provided for herein.

“Treasury Regulations” means the regulations promulgated under the Code.

“US GAAP” means United States generally accepted accounting principles.

“US GAAP Financial Statements” has the meaning specified in Section 9.16.

“USD” means United States Dollars.

“U.S. Trade Laws” means any U.S. Law of any Governmental Authority concerning the import, export, or re-export of products, technology and/or services, and the terms and conduct of transactions and making or receiving of payments related to such import, export, or re-export, including, but not limited to, as applicable, the Laws administered or enforced by U.S. Customs and Border Protection, the U.S. Department of Commerce’s Bureau of Industry and Security, and/or the U.S. Department of Treasury’s Office of Foreign Assets Control.

“Working Capital” means, at any time, the positive or negative amount obtained by subtracting the Current Liabilities of the Acquired Entities from the Current Assets of the Acquired Entities calculated in accordance with ASPE; provided that certain Current Assets and Current Liabilities are to be included, excluded or otherwise modified in accordance with the methodology described in the Illustrative Calculation.

1.2	Gender and Number

In this Agreement, unless there is something in the subject matter or context inconsistent therewith, words importing the singular number only (including defined terms) include the plural and vice versa and words importing a gender include all genders and, in each case. the rest of any sentence including such words is to be construed as if the necessary grammatical changes had been made.

1.3	Certain Phrases and Calculation of Time

(a)	In this Agreement:

(i)	the words “including” and “includes” mean “including (or includes) without limitation”; and

(ii)	in the computation of periods of time from a specified date to a later specified date, unless otherwise expressly stated, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”. If the last day of any such period is not a Business Day, such period will end on the next Business Day.

(b)	When calculating the period of time “within” which or “following” which any act or event is required or permitted to be done, notice given or steps taken, the date which is the reference date in calculating such period is to be excluded from the calculation. If the last day of any such period is not a Business Day, such period will end on the next Business Day.

(c)	Without limiting the generality of the foregoing, whenever payments are to be made or an action taken on a day which is not a Business Day, such payment will be made or such action taken on the next Business Day.

1.4	Other Terms

In this Agreement:

(a)	the words “real property” include immovable property;

(b)	the words “personal property” include movable property;

(c)	the words “tangible property” include corporeal property;

(d)	the words “intangible property” include incorporeal property;

(e)	the phrases “the aggregate of”, “the total of” and “the sum of” and phrases of similar meaning mean “the aggregate (or total or sum), without duplication, of”;

(f)	the words “hereof”, “herein”, “hereunder” and “hereto” and similar expressions refer to this Agreement as a whole;

(g)	the word “or” is not exclusive;

(h)	the words “delivered”, “made available” and “furnished” and similar expressions mean that the information, document or materials referred to have been physically or electronically (included through the on-line virtual data room established by the Sellers or the Corporation) delivered to the relevant Parties; and

(i)	the words “executed” and “signed” include electronic signatures and execution thereby, and an electronic signature shall have the same legal effect, and be as valid and enforceable, as a manually executed signature.

1.5	Headings, etc.

The inclusion of a table of contents, the division of this Agreement into Articles and Sections and the insertion of headings are for convenient reference only and are not to affect or be used in the construction or interpretation of this Agreement.

1.6	References to the Disclosure Letter and Exhibits

(a)	The disclosure of an item made in any particular section or subsection of the Disclosure Letter shall be deemed to have been adequately disclosed in each other section or subsection of the Disclosure Letter, notwithstanding the presence or absence of an appropriate cross-reference thereto within the text of the Agreement or the Disclosure Letter, so long as the relevance of such information to such other sections or subsections of the Agreement is reasonably apparent from a reading of such disclosure.

(b)	The Disclosure Letter and the exhibits form an integral part of this Agreement.

(c)	The Disclosure Letter contains confidential information and is subject to all the terms and conditions of the Confidentiality Agreement.

1.7	Currency

All monetary amounts in this Agreement, unless otherwise specified, are stated in Canadian currency.

1.8	Knowledge

Where any representation or warranty in this Agreement is expressly qualified by reference to the knowledge of the Holdcos 2, it shall be deemed to refer to the actual knowledge of any of the Holdcos 2, the Principals or the Corporation, after due inquiry, and without limiting the generality of the foregoing, the knowledge of the Corporation means the knowledge of each Principal and each executive of Corporation, after due inquiry, including to counsel.

1.9	Accounting Terms

All accounting and financial terms and references not defined in this Agreement are to be interpreted in accordance with ASPE.

1.10	Statutory References

Except as otherwise specifically provided in this Agreement, any reference to a statute in this Agreement refers to that statute and the rules, regulations and ministerial orders made under that statute and in effect on the date of this Agreement and on the Closing Date, as the same may, from time to time, be amended, re-enacted or replaced on or prior to the Closing Date.

1.11	No Presumption

The Parties and their counsel have participated jointly in the negotiation and drafting of this Agreement and each of the other Transaction Documents. If an ambiguity or a question of intent or interpretation arises, this Agreement and each of the other Transaction Documents are to be construed as if drafted jointly by the Parties. No presumption or burden of proof should arise in favour of any Party by virtue of the authorship of any provision of this Agreement or any of the other Transaction Documents.

1.12	Governing Law

(a)	This Agreement is governed by the internal law of the State of Delaware, without regard to conflict of law principles that would result in the application of any law other than the law of the State of Delaware.

(b)	Subject to the dispute resolution provisions of this Agreement, each of the Parties (i) irrevocably attorns and submits to the exclusive jurisdiction of the United States District Court for the District of Delaware in any action or proceeding arising out of, or relating to, this Agreement and (ii) agrees not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the United States District Court for the District of Delaware. Each of the Parties waives objection to the venue of any action or proceeding in such court or any argument that such court provides an inconvenient forum.

(c)	Each of the Parties irrevocably waives any and all rights to trial by jury in any legal proceeding arising out of, or related to, this Agreement or any other Transaction Document.

1.13	Appointment of the Non Institutional Sellers’ Delegate

(a)	Each of the Non Institutional Sellers hereby appoints and designates Alain-Jacques Simard (the “Non Institutional Sellers’ Delegate”) as the mandatary of the Non Institutional Sellers, with full power and authority, including power of substitution, to, in the Non Institutional Sellers’ Delegate’s sole and absolute discretion: (a) amend or waive any provision of this Agreement (excluding this Section 1.13), (b) do all things and take all other action or inaction under or related to this Agreement or any Transaction Document which the Non Institutional Sellers’ Delegate may consider necessary or useful to consummate the transactions contemplated by this Agreement; (c) take all such action as may be necessary, appropriate, required, permitted or advisable to be taken by or on behalf of the Non Institutional Sellers or by any one of them under the terms of this Agreement in order to consent to, pay, contest, arbitrate, litigate or settle any Claim or alleged Claim related to this Agreement or any Transaction Document and resolve any dispute with the Purchaser over any aspect of this Agreement or any Transaction Document; (d) receive and deliver notices for and on behalf of the Non Institutional Sellers or any one of them; and (e) on behalf of any of the Non Institutional Sellers, enter into any agreement to effectuate any of the foregoing items (a) to (d) inclusively. The Non Institutional Sellers’ Delegate accepts such mandate in accordance with article 2144 of the Civil Code of Québec. Any action taken by the Non Institutional Sellers’ Delegate pursuant to this Section 1.13 shall have the effect of binding each of the Non Institutional Sellers as if each such Seller had personally entered into such agreements, taken such actions or refrained from taking such actions as are described in any of items (a) to (e) hereinabove. All authority conferred by, and the appointments and designations set forth in, this Section 1.13 shall be irrevocable and shall not be subject to termination by any Seller or by operation of Applicable Law, whether by death or incapacity or liquidation or dissolution of any Seller or the occurrence of any other event or events. The Non Institutional Sellers agree to (on a Pro-Rata Share basis) indemnify and hold and save harmless the Non Institutional Sellers’ Delegate from and against any and all loss, damage, liability and expense of any nature whatsoever (including reasonable legal fees) that the Non Institutional Sellers’ Delegate may sustain or incur as a result of any action or omission taken by the Non Institutional Sellers’ Delegate in relation to the mandate set forth in this Section 1.13, save for any such loss, damage, liability or expense attributable to the intentional or gross fault of the Non Institutional Sellers’ Delegate. This mandate is to ensure the performance of a particular obligation and is therefore irrevocable, in accordance with article 2179 of the Civil Code of Québec, except as contemplated by Section 1.13(d).

(b)	The Purchaser shall be entitled to give to the Non Institutional Sellers’ Delegate any notice to be given to the Non Institutional Sellers or any of them hereunder and to make to the Non Institutional Sellers’ Delegate any delivery to be made pursuant to this Agreement to any Seller, and all such notices and deliveries shall be binding and enforceable to the same extent as though made directly to the Seller or Non Institutional Sellers for whom they are intended.

(c)	The Purchaser shall be entitled to conclusively rely, without any independent verification or inquiry, on any action taken by the Non Institutional Sellers’ Delegate, and each of the Non Institutional Sellers hereby confirms that it, he or she shall have no Claim or cause of action against the Purchaser by reason of any breach by the Non Institutional Sellers’ Delegate of obligations hereunder or with respect to any action of the Purchaser which results from its reliance on the actions or statements of the Non Institutional Sellers’ Delegate.

(d)	The Non Institutional Sellers may, upon unanimous decision, remove the Non Institutional Sellers’ Delegate with or without cause and appoint a successor, provided that notice thereof is given by the new Non Institutional Sellers’ Delegate(s) to each of the other Parties. Upon receiving notice of the resignation of the Non Institutional Sellers’ Delegate, a majority of the Non Institutional Sellers shall jointly appoint a successor to fill the vacancy. The Non Institutional Sellers’ Delegate may not, and hereby waives any right that the Non Institutional Sellers’ Delegate may have to, terminate or resign this appointment with respect to any Seller or such Non Institutional Sellers’ successors or assigns without the consent of the Purchaser. The Non Institutional Sellers’ Delegate may resign if, and only if, the Non Institutional Sellers’ Delegate is simultaneously replaced with a successor Non Institutional Sellers’ Delegate. Any successor Non Institutional Sellers’ Delegate appointed who is not a Seller is subject to the consent of Purchaser, such consent not to be unreasonably withheld, conditioned or delayed. Any successor Non Institutional Sellers’ Delegate must agree, by delivering a written undertaking to each of the Parties, to be bound by the terms and conditions of this Section 1.13 and to carry out his or her duties pursuant to this Agreement.

Article 2
Purchased Shares and Purchase Price

2.1	Purchase and Sale

Subject to the terms and conditions of this Agreement, the Sellers covenant and agree to sell, assign, transfer and deliver to the Purchaser and the Purchaser covenants and agrees to purchase and acquire from the Sellers on the Closing Date, the Purchased Shares.

2.2	Purchase Price

The purchase price (the “Purchase Price”) payable by the Purchaser to the Sellers for the Purchased Shares shall be equal to:

(a)	the Base Purchase Price;

(b)	minus an amount equal to the Estimated Net Debt;

(c)	plus an amount equal to the amount (if any) by which the Estimated Working Capital is greater than the Target Working Capital;

(d)	minus an amount equal to the amount (if any) by which the Target Working Capital is greater than the Estimated Working Capital;

(e)	minus an amount equal to the Option Consideration;

(f)	minus an amount paid to Michel Morin as consideration for the sale of his 8,796 Class B Shares to Purchaser, and

(g)	plus or minus the Purchase Price Adjustment, as the case may be.

2.3	Payment of the Purchase Price

(a)	At Closing, Purchaser shall pay to Sellers an amount (the “Closing Consideration”) equal to:

(i)	the Base Purchase Price;

(ii)	minus the Estimated Net Debt;

(iii)	plus an amount equal to the amount (if any) by which the Estimated Working Capital is greater than the Target Working Capital;

(iv)	minus an amount equal to the amount (if any) by which the Target Working Capital is greater than the Estimated Working Capital;

(v)	minus an amount paid to Michel Morin as consideration for the sale of his 8,796 Class B Shares to Purchaser, and

(vi)	minus an amount equal to the Option Consideration.

An amount equal to 50% of the Closing Consideration, minus the Escrow Amounts (the “Closing Cash Consideration”) shall be paid by wire transfer of immediately available funds to the Sellers, and the other 50% of the Closing Consideration (the “Closing Share Consideration”) shall be discharged by the issuance and delivery to the Sellers of a number of Nasdaqco Shares equal to the Closing Share Consideration multiplied by the Exchange Rate as of the Closing Date divided by the Nasdaqco Share Price, as more fully described in Exhibit 2.3(a);

(b)	At Closing, the Purchaser shall remit to the Escrow Agent the Escrow Amounts by wire transfer of immediately available funds to an account designated in writing by the Escrow Agent to Purchaser prior to the Closing Date, such funds to be held and released by the Escrow Agent pursuant to the terms and conditions of the Escrow Agreement;

(c)	At the time and in the manner specified in Section 2.7, the Purchaser shall pay to the Sellers or the Sellers shall pay to the Purchaser, as the case may be, an amount equal to the Purchase Price Adjustment.

2.4	Allocation of Purchase Price

Purchaser and Sellers agree to allocate the Purchase Price (and any adjustments thereto) among the Purchased Shares in accordance with the provisions of Exhibit 2.4. The Parties agree to execute and file all of their own Tax Returns and prepare all of their own financial statements and other instruments on the basis of this allocation.

2.5	Estimated Working Capital Statement, Estimated Net Debt and Estimated Option Consideration

No later than 5 Business Days prior to the Closing Date, the Sellers and the Purchaser shall agree on the terms of a statement setting out:

(a)	an estimate of the Working Capital as of the close of business on the day prior to Closing Date (the “Estimated Working Capital”) and itemizing the balance of each component of Current Assets and Current Liabilities included in the calculation of the Estimated Working Capital;

(b)	an estimate of the Net Debt as of the close of business on the day prior to the Closing Date (the “Estimated Net Debt”) and itemizing the balance of each component setting out (i) Debt that is being repaid at Closing, and (ii) Debt that is not being repaid at Closing;

(c)	an estimate of the Option Consideration as of the close of business on the day prior to the Closing Date.

2.6	Preparation of Draft Closing Statement

(a)	Within 60 days following the Closing Date, the Purchaser shall prepare and deliver to the Sellers the Closing Financial Statements and a draft statement (the “Draft Closing Statement”) setting out (i) the Working Capital, (ii) the Net Debt, and (iii) the Option Consideration, as of the close of business on the day prior to the Closing Date. The Draft Closing Statement is to be prepared in accordance with ASPE applied on a basis consistent with the calculations in the Illustrative Calculation.

(b)	After delivery of the Draft Closing Statement, the Purchaser shall provide the Sellers and their representatives reasonable access, upon reasonable request, to all work papers of the Purchaser, accounting books and records of the Acquired Entities and the appropriate personnel reasonably necessary to verify the accuracy, presentation and other matters relating to the calculation of the Working Capital, the Net Debt and the Option Consideration and the preparation of the Draft Closing Statement. Within 30 days following receipt of the Draft Closing Statement, the Sellers shall notify the Purchaser in writing if they have any objections with respect to such Draft Closing Statement. The notice of objection must include statements describing the basis of each of the Sellers’ objections in reasonable detail and each amount in dispute. The Sellers will be deemed to have accepted the Draft Closing Statement as the final statement of the Working Capital, the Net Debt and the Option Consideration (the “Final Closing Statement”) if they have not delivered a notice of objection containing the required information to the Purchaser within the specified period of 30 days.

(c)	If the Sellers dispute the Draft Closing Statement, the Parties shall work expeditiously and in good faith in an attempt to resolve such dispute within a further period of 10 Business Days after delivery of the notice of objection by the Sellers to the Purchaser. If the Parties fail to reach a resolution, the dispute will be submitted for determination to an independent international firm of certified professional accountants mutually agreed to by the Sellers and the Purchaser (and, failing such agreement within a further period of 5 Business Days, such independent international firm of certified professional accountants will be Grant Thornton LLP, or if such firm is unable to act, BDO Global). The determination of the accounting firm will be final and binding upon the Parties and will not be subject to appeal, absent manifest error; provided however that the accounting firm will be bound by the methodology used in the Illustrative Calculation in making any determination. For these purposes, the appointed accounting firm is deemed to be acting as experts and not as arbitrators.

(d)	The Sellers and the Purchaser shall each bear the fees and expenses of their respective advisors, if any, in preparing or reviewing, as the case may be, the Draft Closing Statement. If an accounting firm is retained to resolve a dispute, the costs and expenses of such firm will be borne equally by the Sellers and the Purchaser. However, the Sellers and the Purchaser shall each bear their own costs in presenting their respective cases to such firm.

(e)	Immediately following the 30 days period referred to in Section 2.6(b) or the resolution of any dispute in accordance with Section 2.6(c) the Purchaser shall deliver to the Sellers the Final Closing Statement setting out the definitive Working Capital (the “Final Working Capital”), the definitive Net Debt Amount (the “Final Net Debt”) and the definitive Option Consideration (the “Final Option Consideration”), which will be final and binding upon the Parties and will not be subject to appeal, absent manifest error.

2.7	Adjustment to the Purchase Price

(a)	The Purchase Price will be increased or decreased, as the case may be, dollar-for-dollar:

(i)	to the extent that the Final Net Debt is more or less than the Estimated Net Debt, by the amount of such surplus or deficit,

(ii)	to the extent that the Final Working Capital is more or less than the Estimated Working Capital, by the amount of such surplus or deficit, and

(iii)	to the extent that the Final Option Consideration is more or less than the Option Consideration, by the amount of such surplus or deficit (the “Purchase Price Adjustment”).

(b)	The Sellers and the Purchaser shall, within 5 Business Days after delivery of the Final Closing Statement, deliver to the Escrow Agent a certificate (the “Closing Certificate”) signed by both of them, certifying:

(i)	the Purchase Price, as adjusted;

(ii)	the amount by which the Purchase Price has been increased or decreased, as the case may be;

(iii)	the payment or payments to be made by the Escrow Agent; and

(iv)	such other details as may be required to permit the Escrow Agent to make the foregoing payment or payments.

(c)	If there is an increase in the Purchase Price or if there is no adjustment to the Purchase Price:

(i)	the Sellers and the Purchaser shall jointly instruct the Escrow Agent to pay the Escrow Adjustment Amount to the Sellers, by wire transfer of immediately available funds, within the 5 Business Day period referred to in Section 2.7(b); and

(ii)	the Purchaser shall pay to the Sellers the amount, if any, by which the increased Purchase Price exceeds the original Purchase Price, by wire transfer of immediately available funds, within the 5 Business Day period referred to in Section 2.7(b).

(d)	If there is a decrease in the Purchase Price, and such decrease is less than or equal to the Escrow Adjustment Amount:

(i)	the Escrow Agent shall pay to the Sellers an amount equal to the difference between the Escrow Adjustment Amount and the amount that is the decrease in the Purchase Price, by wire transfer of immediately available funds, within the 5 Business Day period referred to in Section 2.7(b); and

(ii)	the Escrow Agent shall pay to the Purchaser the remaining Escrow Adjustment Amount, by wire transfer of immediately available funds, within the 5 Business Day period referred to in Section 2.7(b).

(e)	If there is a decrease in the Purchase Price and the decrease is greater than the Escrow Adjustment Amount:

(i)	the Escrow Agent shall pay to the Purchaser the Escrow Adjustment Amount, by wire transfer of immediately available funds, within the 5 Business Day period referred to in Section 2.7(b); and

(ii)	the Sellers shall pay to the Purchaser an amount equal to the difference between the decrease in the Purchase Price and the Escrow Adjustment Amount, by wire transfer of immediately available funds, within the 5 Business Day period referred to in Section 2.7(b).

(f)	Any interest or other amounts earned on the Escrow Adjustment Amount during the time it is held by the Escrow Agent shall be paid pro rata to the Sellers or the Purchaser, as the case may be, based on their respective entitlements to the Escrow Adjustment Amount.

(g)	The determination and adjustment of the Purchase Price in accordance with the provisions of this Section 2.7 do not limit or affect any other rights or causes of action which either the Purchaser or the Sellers may have with respect to the representations, warranties, covenants and indemnities in its favour contained in this Agreement.

2.8	Additional Adjustment to the Payment of the Purchase Price

(a)	Sellers and Purchaser acknowledge and agree that Option Holders may elect to be paid by the Corporation the entire Option Added Value of their Options, as per the terms of the Option Plan. In the event Option Holders so elect:

(i)	the Closing Cash Consideration payable to the Sellers at Closing will be reduced by the amount payable in cash by the Purchaser to the Corporation to allow it to pay Option Holders at Closing in excess of the amount equal to 50% of the aggregate Option Consideration, and the Closing Share Consideration will be increased by a similar amount; and

(ii)	the principle stated in Section 2.8(a)(i) above will apply mutatis mutandis to the portion of the Purchase Price Adjustment attributable to the Option Consideration.

2.9	Tax Withholding

Notwithstanding any provision hereof to the contrary, Purchaser shall be entitled to deduct and withhold from any and all payments under this Agreement such amounts as it is required to deduct and withhold with respect to such payments pursuant to applicable Law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the applicable recipients in respect of which such deduction and withholding was made. The requirements of this Section 2.9 shall apply whether such payments are payable to such recipients on or after the Closing Date. If any required withholding is not made with respect to any payment to be made pursuant to the terms of this Agreement, then such recipients shall make appropriate provision (and each such recipient hereby authorizes Purchaser, the Seller or the Corporation to take such action as may be appropriate in connection therewith) for payment of any appropriate withholding Taxes so that such withholding Taxes may be paid to the appropriate Tax Authority, and such amounts shall be treated for all purposes of this Agreement as having been paid to the applicable recipients in respect of which such deduction and withholding was made.

Article 3
Representations and Warranties of the Sellers

The Holdcos 2 and the Principals, jointly and severally, represent and warrant as follows (in this Article 3) to the Purchaser, as concerns the Corporation, as of the date hereof and as of the Closing and acknowledge and confirm that the Purchaser is relying upon such representations and warranties in entering into this Agreement and purchasing the Purchased Shares.

3.1	Corporate Power and Authority

The Corporation is a corporation formed, organized and existing under the laws of its jurisdiction of organisation and has the corporate power and capacity to own and operate its property and assets, carry on its business and enter into and perform its obligations under this Agreement and each of the other Transaction Documents to which it is a party.

3.2	Corporate Authorizations

The execution, delivery and performance by the Corporation of this Agreement and each of the other Transaction Documents to which it is a party (including the transfer of the Purchased Shares):

(a)	have been duly authorized by all necessary corporate action on the part of the Corporation; and

(b)	do not (or would not with the giving of written notice, the passage of time or the happening of any other event or circumstance) result in a breach or a violation of, or conflict with, or to the knowledge of Holdcos 2, allow any other Person to exercise any rights under, any of its constating documents, shareholders’ agreements, by-laws or resolutions of its board of directors or shareholders.

3.3	No Conflict with Authorizations, Laws, etc.

Except as set out in Section 3.3 of the Disclosure Letter, the execution, delivery and performance by the Corporation of this Agreement and each of the other Transaction Documents to which it is a party do not (or would not with the giving of written notice, the passage of time or the happening of any other event or circumstance):

(a)	result in a breach or a violation of, conflict with, or cause the termination or revocation of, any Authorization held by the Corporation, the use of the Assets or the operation of the Business;

(b)	result in or require the creation of any Lien upon any of the Purchased Shares or any Assets;

(c)	result in a breach or a violation of, or conflict with, any judgement, order or decree of any Governmental Authority; or

(d)	result in a breach or a violation of, or conflict with, any Law applicable to Corporation.

3.4	Required Authorizations

There is no requirement for the Corporation to make any filing (other than Tax filings required under applicable Laws) with, give any written notice to, or obtain any Authorization of, any Governmental Authority as a result of, or in connection with, or as a condition to the lawful completion of, the Transactions except for the filings, notifications and Authorizations listed and described in Section 3.4 of the Disclosure Letter.

3.5	No Conflict with Contracts

Except as set out in Section 3.5 of the Disclosure Letter, the execution, delivery and performance by the Corporation of this Agreement and each of the other Transaction Documents to which it is a party do not (or would not with the giving of written notice, the passage of time or to the knowledge of the Holdcos 2, the happening of any other event or circumstance):

(a)	result in a breach or a violation of, or conflict with, any Contract binding on or, to the knowledge of the Holdcos 2, affecting the Corporation, the Purchased Shares or the Assets; or

(b)	result in or give any Person the right to seek, or to cause:

(i)	the termination, cancellation, amendment or renegotiation of any Contract binding on or affecting the Corporation, the Purchased Shares or the Assets;

(ii)	the acceleration of any debt or other similar obligation of the Corporation; or

(iii)	the forfeiture or other loss, in whole or in part, of any benefit which would otherwise accrue to the Corporation.

3.6	Execution and Binding Obligation

This Agreement and each of the other Transaction Documents to which the Corporation is a party have been (or will be) duly executed and delivered by the Corporation and constitute (or will constitute upon such execution and delivery) legal, valid and binding obligations of the Corporation, enforceable against it in accordance with their respective terms.

3.7	Authorized and Issued Capital

The authorized capital of the Corporation is as described in Section 3.7 of the Disclosure Letter and all the shares related thereto have been duly issued and are outstanding as fully paid and non-assessable. The Purchased Shares represent all of the issued and outstanding securities in the capital of the Corporation. All of the Purchased Shares have been issued in compliance with all applicable Laws (including securities Laws). The Corporation is a private issuer (as such term is defined in Section 2.4 of Regulation 45-106 respecting Prospectus Exemptions (chapter V-1.1, r.21). Except as set out on Section 3.7 of the Disclosure Letter, there are no outstanding or authorized options, warrants, rights, contracts, pledges, convertible securities or other rights, agreements, arrangements or commitments relating to the capital stock of the Corporation or any obligation of the Corporation to issue or sell any shares of capital stock of, or any other interest in, the Corporation. Except as set out in Section 3.7 of the Disclosure Letter, the Corporation has no outstanding or authorized any stock appreciation, phantom stock or similar rights.

3.8	No Other Agreements to Purchase

Except for the Purchaser’s rights under this Agreement, no Person has any written agreement, option, warrant, understanding or commitment or any right or privilege (whether by law, contractual or otherwise) capable of becoming such for the purchase, subscription, allotment or issuance of any of the unissued shares or other securities of the Corporation.

3.9	Dividends and Other Distributions

Except as may be effected in the Pre-Closing Reorganization, since the Reference Date, the Corporation has not declared or paid any dividends or declared or made any other distribution on the Purchased Shares or other securities of the Corporation and has not, directly or indirectly, redeemed, purchased or otherwise acquired any of the Purchased Shares or other securities or agreed to do any of the foregoing.

3.10	Officers and Directors

A complete and accurate list of all of the directors and officers of the Corporation as at the date of this Agreement is set out in Section 3.10 of the Disclosure Letter.

3.11	Unanimous Shareholders’ Agreement

Except as disclosed in Section 3.11 of the Disclosure Letter, the Corporation has never been a party to, subject to, or affected by, any unanimous shareholders’ agreement or declaration. There are no shareholders’ agreements, pooling agreements, voting trusts, promises or other similar agreements or understandings with respect to the ownership or voting or transfers of any of the securities of the Corporation.

3.12	Corporate Records

Except as set out in Section 3.12 of the Disclosure Letter, the Corporate Records are complete and accurate and all corporate proceedings and actions reflected in the Corporate Records have been conducted or taken in compliance with all applicable Laws and with the articles and by-laws of the Corporation.

3.13	Subsidiaries

The Corporation has no Subsidiaries and has no right, title or interest (record or beneficial) to any securities or other ownership, equity or proprietary interests in any other Person or right of any kind to have any such security or equity interest issued.

3.14	Qualification

The Corporation is qualified, licenced or registered to carry on business in the jurisdictions listed in Section 3.14 of the Disclosure Letter. Those jurisdictions include all jurisdictions where:

(a)	the nature of the Assets or the Business makes such qualification necessary;

(b)	the Corporation owns or leases any property or assets; or

(c)	the Corporation employs any employees or conducts any business.

3.15	Conduct of Business in Ordinary Course

Except as set out in Section 3.15 of the Disclosure Letter, since the Reference Date, the Business has been carried on in the Ordinary Course. Except as set out in Section 3.15 of the Disclosure Letter without limiting the generality of the foregoing, the Corporation has not:

(a)	sold, transferred or otherwise disposed of any Assets except for:

(i)	assets which are obsolete and which, individually or in the aggregate, do not exceed $250,000 in book value; and

(ii)	Inventory sold in the Ordinary Course;

(b)	granted or suffered any Lien upon any of the Assets other than a Permitted Lien;

(c)	issued or sold any shares, bonds, convertible notes or debentures or other securities of the Corporation;

(d)	made any capital expenditures which individually or in the aggregate exceeds $250,000;

(e)	paid any secured or unsecured obligation or liability (whether accrued, absolute, contingent or otherwise) which, individually or in the aggregate, exceeds $250,000;

(f)	increased its indebtedness for borrowed money or made any loan or advance to any Person, or assumed, guaranteed or otherwise became liable with respect to payment obligations of any Person;

(g)	cancelled any debts or claims owed to it or amended, terminated or waived any rights of value to the Corporation;

(h)	made any bonus or profit sharing distribution or similar payment of any kind other than in accordance with the Employee Plans;

(i)	made any payment to an officer, director, former director or other Related Party other than at the regular rates payable by way of salary or other remuneration or for the reimbursement of expenses incurred in the Ordinary Course;

(j)	removed or appointed any auditor or director or terminated or hired any officer or other senior Person;

(k)	made any change in the compensation paid or payable to any officer or director of the Corporation or granted any general increase in the rate of wages, salaries, bonuses or other remuneration of any Employees;

(l)	suffered any extraordinary loss, damage or destruction, whether or not covered by insurance;

(m)	assigned any material Intellectual Property Rights or granted any exclusive license under Intellectual Property Rights to any Person;

(n)	abandoned, withdrawn, or permitted the lapse or expiration of, any Corporation Registered IP (other than expiration of Corporation Registered IP in accordance with the applicable statutory period);

(o)	written down the value of any Assets, including inventory, except on account of normal depreciation and amortization;

(p)	written off as uncollectible any Accounts Receivable or any part thereof in amounts exceeding $50,000 in any instance or $100,000 in the aggregate;

(q)	increased its reserves for contingent liabilities;

(r)	suffered any material shortage or any cessation or material interruption of inventory shipments, supplies or ordinary services;

(s)	made any forward commitments for the Business either in excess of the requirements of the Corporation for normal operating purposes or at prices higher than current market prices;

(t)	compromised or settled any litigation or governmental action relating to the Assets or the Business;

(u)	cancelled or reduced any insurance coverage;

(v)	permitted any of its facilities located at any of the Owned Properties or the Leased Properties to be shut down for any period of time in excess of 12 hours;

(w)	made any change in the method of billing or the credit terms made available to the customers of the Business;

(x)	made any change in any method of accounting or auditing practice;

(y)	made, changed or rescinded any election in respect of Taxes, settled or compromised any Tax claim, assessment or liability, filed any amended Tax Return, entered into any closing agreement relating to Taxes, agreed to or requested an extension or waiver of a statute of limitations period applicable to any Tax claim or assessment, incurred any liability for Taxes outside of the Ordinary Course, or prepared or filed any Tax Return in a manner inconsistent with past practice (except as required by applicable Law);

(z)	amended its organizational documents or structure; or

(aa)	authorized, agreed or otherwise committed, whether or not in writing, to do any of the foregoing.

3.16	Compliance with Laws

The Corporation is conducting and has conducted the Business in compliance with all applicable Laws (including all Environmental, health and safety Laws and other employment-related Laws) and there is no written allegation of non-compliance with any such Law. The Corporation and, to the knowledge of the Holdcos 2, each of its managers, officers, employees and agents (in their capacities as such) have complied with and are in compliance with all orders, decrees or judgments promulgated or issued by any Governmental Authority.

3.17	Business Authorizations

The Corporation holds, possesses or lawfully uses in the operation of the Business, all Authorizations which are necessary or desirable for it to conduct the Business or for the ownership and use of the Assets and the other property and assets used by the Corporation. A complete and accurate list of all such Authorizations is set out in Section 3.17 of the Disclosure Letter. Each such Authorization is valid, subsisting and in good standing, the Corporation is not in default or breach of any such Authorization and no proceedings are pending or, to the knowledge of the Holdcos 2, threatened to revoke or limit any such Authorization. All such Authorizations are renewable by their terms or in the Ordinary Course without the need for the Corporation to comply with any special rules or procedures, agree to any materially different terms or conditions or pay any amounts other than routine filing fees.

3.18	Sufficiency of Assets

(a)	The Business is the only business operation carried on by the Corporation and the Assets include all rights, assets and property necessary for the conduct of the Business as currently conducted after Closing substantially in the same manner as it was conducted prior to Closing. With the exception of Inventory in transit and the property and assets listed and described in Section 3.18 of the Disclosure Letter, all of the Assets and any other property or assets used by the Corporation are situated at the Leased Properties.

(b)	The Corporation does not own or possess any property, rights or other assets which are not necessary for the purpose of conducting the Business as it is currently being conducted.

(c)	There are no prohibitions in any agreement or arrangement between the Corporation or its Affiliates and Ciena Canada Inc. or its Affiliates from pursuing the development, manufacture or distribution of LiDAR products or applications, for the automotive market.

3.19	Title to the Assets

Except as set out on Section 3.19 of the Disclosure Letter, the Corporation has good and marketable title to all of the properties and assets (whether real, personal, movable, immovable or mixed and whether tangible or intangible) that it purports to own including all the properties and assets reflected as being owned by the Corporation on the balance sheet forming part of the Audited Financial Statements and Interim Financial Statements or otherwise in its Books and Records. The Corporation has legal and beneficial ownership of the Assets free and clear of all Liens other than Permitted Liens and the leases and CIBC Liens provided for in Section 3.19 of the Disclosure letter that are not required to be discharged at closing as provided for in subsection 11.2. To the knowledge of Holdcos 2, no other Person owns any assets which are being used in the Business except for the Leased Properties and personal or movable property leased to the Corporation pursuant to the Material Contracts.

3.20	No Options, etc.

No Person has any written or oral agreement, option, understanding or commitment, or any right or privilege (whether by law, contractual or otherwise) capable of becoming such, for the purchase or other acquisition from the Corporation of any of the Assets other than pursuant to purchase orders for Inventory sold in the Ordinary Course.

3.21	Condition of Assets

The vehicles, equipment and other tangible personal and movable property owned, leased or otherwise used by the Corporation are in good operating condition having regard to their use and age and are adequate and suitable for use in the Ordinary Course as currently conducted. None of such vehicles, equipment or other property is in need of maintenance or repairs except for ordinary routine maintenance and repairs that are not material in nature or cost.

3.22	Real Property

(a)	The Corporation is not now and has never been the owner or lessee of, or subject to any agreement, option or right to own or lease, any real or immovable property or any interest in any real or immovable property, other than the Past Owned Properties and the Leased Properties.

(b)	All of the Leased Properties and the buildings, improvements and fixtures on the Leased Properties (collectively, the “Structures”) are adequate and suitable for the purpose for which they are presently being used by the Corporation. The Einstein Property was constructed and completed in accordance with any and all requirements of Parc Technologique de Québec. To the knowledge of Holdcos 2, all of the Structures were constructed in accordance with all applicable Laws. The corporation has adequate rights of ingress and egress to, from and over the Leased Properties for the operation of the Business. The Einstein Property and, to the knowledge of the Holdcos 2, all the other Leased Properties and the Structures are free from structural or material defects (latent or otherwise) and none of the Leased Properties nor any Structures are currently under construction or renovation or under any commitments in respect thereof.

(c)	The Einstein Property, and, to the knowledge of the Holdcos 2, the other Leased Properties and Structures, and their use, operation or maintenance for the purpose of carrying on the Business, do not violate any restrictive covenant or applicable Laws. The Einstein Property and to the knowledge of the Holdcos 2, the other Leased Properties and the Structures do not encroach on any property owned by any other Person or infringe on rights of way, easements or similar Liens. The Einstein Property and, to the knowledge of the Holdcos 2 the other Leased Properties and Structures are not subject to claims of encroachment by adjoining land owners, nor are there any written claims by the Corporation against any adjoining land owners in respect of any encroachment on to any of the Leased Properties.

(d)	No condemnation, rezoning, dedication or expropriation proceeding is pending or, to the knowledge of the Holdcos 2, threatened against any of the Leased Properties or the Structures, and to the knowledge of the Holdcos 2, there is no plan, study, written notice of intent or pending by-law which, if implemented, would change the zoning of any of the Leased Properties or adversely affect the ability of the Corporation to carry on the Business.

(e)	There are no outstanding material work orders from any municipality, police department, fire department, sanitation department, health or safety department or any other Governmental Authority and there are no matters under discussion with or by the Corporation relating to work orders on or in respect of the Leased Properties or the Structures.

3.23	Leases

(a)	The Corporation is not a party to, or under any agreement to become a party to, any real or immovable property lease other than the Leases. Each Lease is in good standing, creates a good and valid leasehold estate in favour of the Corporation in the Leased Properties thereby demised and is in full force and effect. With respect to each Lease where the Corporation is tenant:

(i)	the Lease (or a written notice in respect of the Lease) has been properly registered in the appropriate land registry office and all rents and additional rents have been paid;

(ii)	no waiver, indulgence or postponement of the Corporation’s obligations has been granted by the lessor;

(iii)	there exists, to the knowledge of Holdcos 2, no event of default or event, occurrence, condition or act (including the purchase of the Purchased Shares) which, with the giving of written notice, the passage of time or the happening of any other event or circumstance, would become a default under the Lease or give rise to a right of amendment, cancellation or termination of the Lease or restrict the ability of the Corporation to exercise any of its rights as lessee thereunder, including any rights of renewal or first rights of refusal contained therein; and

(iv)	to the knowledge of the Holdcos 2, all of the covenants to be performed by any party (other than the Corporation) under the Lease, if any, have been fully performed.

(b)	Section 3.23 of the Disclosure Letter contains a complete and accurate list of all of the Leases and sets out, in respect of each Lease, the identity of the lessor and the tenant, a description of the leased premises (by municipal address and proper legal description), the term of the Lease, the rental payments under the Lease (specifying any breakdown of base rent and additional rents), any rights of renewal and the term thereof, any rights of first refusal or options and any restrictions on assignment or change of control. True, correct and complete copies of all Leases have been provided to the Purchaser.

(c)	There is no pending or, to the knowledge of Holdcos 2, threatened Claim with respect to any Old Leases, the Corporation has performed all of the obligations required to be performed by it and is not alleged to have been in default or breach of, or have violated, any Old Leases and the Corporation does not have any outstanding liability in respect of such Old Leases.

3.24	Material Contracts

(a)	Section 3.24(a) of the Disclosure Letter contains a complete and accurate list of all Materials Contracts and of all Contracts that have been made outside the Ordinary Course other than the Specified Material Contracts that have been listed separately in one or more sections of the Disclosure Letter. True, correct and complete copies of all contracts listed in Section 3.24(a) of the Disclosure Letter have been provided to the Purchaser.

(b)	Section 3.24(b) of the Disclosure Letter sets forth, as of the date of this Agreement, all Government Contracts that (i) are currently in effect against the Corporation and (ii) were completed by the Corporation within the past 10 years that by their terms and conditions are no longer in effect against the Corporation. True copies of all such Government Contracts have been provided to Buyer; including all amendments and modifications thereto. Section 3.24(b) of the Disclosure Letter accurately identifies for each such Government Contract current, complete and accurate information regarding: the contract name; the contract number; the contracting agency or prime contractor (as applicable); the customer agency; the contract award date; the security classification level (e.g., Confidential, Secret, Top Secret, etc.); and the type of contract. For Classified Contracts, the information set forth directly above will be provided in a classified annex to Section 3.24(b) of the Disclosure Letter, which shall provide the relevant information for Classified Contracts that may be reviewed by representatives of the Buyer with the required United States government personnel security clearance.

(c)	Section 3.24(c) of the Disclosure Letter accurately identifies for each Government Bid current, complete and accurate information regarding: the project name; the contracting agency or prime contractor (as applicable); the customer agency; and the request for proposal number or other solicitation number and, (if such Government Bid is for a task order under a prime contract) the applicable prime contract number. All such Government Bids were submitted in the ordinary course of business of the Corporation and were based upon assumptions believed by the management of the Corporation to be reasonable and not as a “buy-in” or “loss-leader.”

(d)	With respect to award or performance of any Government Contract listed on Schedule 3.24(b):

(i)	There are no current or expected: (a) audits by a Governmental Authority; (b) investigations by any US Office of Inspector General, the US Department of Justice or any other Government Authority; (c) mandatory disclosures required by FAR 52.203-13 or FAR Subpart 9.4. (d) suspension or debarment proceeding against the Corporation; (e) disputes between the Corporation and a Governmental Authority which has resulted in a Governmental Authority contracting officer’s final decision where the amount in controversy exceeds or is expected to exceed $250,000; or (f) requests for equitable adjustment by the Corporation against a Governmental Authority in excess of $250,000.

(ii)	The Corporation has complied with all statutory, regulatory and contractual requirements in connection with any such Government Contract, including but not limited to, the Service Contract Labor Standards, the Contract Disputes Act, the Procurement Integrity Act, the Truth in Negotiations Act, the Privacy Act and the Federal Procurement and Administrative Services Act, where and as applicable.

(iii)	Except as identified on Schedule 3.24(d) of the Disclosure Letter the Corporation has not developed any intellectual property under such Government Contracts and the Government does not have any rights in the Corporation’s intellectual property.

(iv)	The Corporation has complied with all security and cybersecurity requirements of (i) the Canadian Controlled Goods Program and (ii) any Government Contracts (or has received a waiver therefrom).

(v)	The Corporation has not submitted and is not subject to any certified cost or pricing data or limitations in connection with its Government Contracts.

(vi)	The Corporation does not currently produce and has not produced at any time during the prior three (3) years any Controlled Goods as defined in the Controlled Goods Regulations (SOR/2001-32).

(vii)	The Corporation has established policies and procedures to prevent and detect non-conforming items, excluding counterfeit electronic parts, in its supply chain. To the knowledge of the Corporation, the Corporation is not currently using and has not ever used any counterfeit electronic parts in its supply chain.

(viii)	All representations, certifications, and warranties made by the Corporation with respect to such Government Contracts were accurate in all material respects as of their effective date, and the Corporation has complied in all material respects with all such certifications.

(ix)	The Corporation has not received any written notice of termination for default or convenience, cure notice, or show cause notice from any Governmental Authority or any prime contractor or higher-tier subcontractor with respect to such Government Contracts.

(x)	The Corporation has not, and none of its directors, managers, officers or employees, and to the knowledge of the Corporation, its consultants and agents, has, within the past three (3) years been, debarred, suspended or proposed for debarment from participation in the award of Government Contracts or has otherwise been declared ineligible to do business with any Governmental Authority (it being understood that debarment and suspension do not include ineligibility to bid for certain contracts due to generally applicable bidding requirements).

(xi)	No sale of commercial off the shelf components to a Government Authority has granted to any such Government Authority any rights on such commercial off the shelf components other than as specifically set forth in any documentation related to such component as described in Section 3.37(c).

3.25	No Breach of Material Contracts

(a)	The Corporation has performed all of the obligations required to be performed by it and is entitled to all benefits under, and is not alleged to be in default or breach of, or have violated, any Material Contract. Each Material Contract is enforceable in accordance with its terms and is in full force and effect, unamended, and there exists, to the knowledge of the Holdcos 2, no default or event of default or event, occurrence, condition or act which, with the giving of written notice, the lapse of time or the happening of any other event or circumstance, would become a breach of, or a default or event of default under, or a violation of any Material Contract. Except as set out in Section 3.25 of the Disclosure Letter, no consent of, or written notice to, any Person is required in order for the Corporation to continue to have the full benefit of each Material Contract after Closing.

(b)	The Corporation has not violated or breached in any material respect any of the terms or conditions of any Contract to which the Corporation is a party or bound (excluding Material Contracts and Specified Material Contracts) and to the knowledge of the Holdcos 2, all the covenants to be performed and the obligations to be fulfilled by any other party to such Contract have been fully performed and fulfilled in all material respects.

3.26	Related Party Transactions

Section 3.26 of the Disclosure Letter includes a complete and accurate list of all Contracts with any Related Party of the Corporation which is binding upon or affects the Corporation and all such Contracts have been entered into on terms and conditions that would have been entered into by persons dealing at “arm’s-length” (within the meaning of the Tax Act). Any transactions between the Corporation and a Related Party are recorded on the Books and Records at their fair market value. Since the Reference Date, there has been no repayment, forgiveness or other release of a debt owed by or to a Related Party of the Corporation.

3.27	Intellectual Property

(a)	In this Agreement the following words and expressions have the following meanings:

(i)	“Corporation IP Rights” means all Intellectual Property Rights owned or purported to be owned by the Corporation (whether solely or jointly), including the Corporation Registered IP.

(ii)	“Corporation Products” means all services or products manufactured, sold, distributed, licensed, offered, or otherwise publicly made available by the Corporation and any service or product offerings in development.

(iii)	“Corporation Registered IP” means all U.S. and foreign: (A) Patents; (B) registrations and applications for Trademarks; (C) copyrights registrations and applications therefor; (D) registered mask works and applications to register mask works; and (E) Domain Name registrations; in each of the foregoing (A) - (E) owned, filed in the name of, or applied for by the Corporation with a Governmental Authority or domain name registrar, whether alone or jointly with others.

(iv)	“Corporation Source Code” means the source code for the Software owned by the Corporation.

(v)	“Copyleft License” means any license that requires, as a condition of use, modification or distribution of Copyleft Materials, that such Copyleft Materials, or other Software or content incorporated into, derived from, used, or distributed with such Copyleft Materials: (A) in the case of Software, be made available to any third party recipient in a form other than binary (e.g., source code) form, (B) be made available to any third-party recipient under terms that allow preparation of derivative works, (C) in the case of Software, be made available to any third-party recipient under terms that allow Software or interfaces therefor to be reverse engineered, reverse assembled or disassembled (other than to the extent any contrary restriction would be unenforceable under law), or (D) be made available to any third-party recipient at no license fee. Copyleft licenses include without limitation the GNU General Public License, the GNU Lesser General Public License, the Mozilla Public License, the Affero General Public License, the Server Side Public License, the Common Development and Distribution License, the Eclipse Public License, and all Creative Commons “sharealike” licenses.

(vi)	“Copyleft Materials” means any Software or content subject to a Copyleft License.

(vii)	“Intellectual Property Rights” means all common law and statutory rights in any jurisdiction throughout the world in, arising out of, or associated with: (A) patents and utility models and applications therefor and all reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations and continuations-in-part thereof (“Patents”); (B) trade secrets, confidential information, or proprietary information; (C) copyrights, copyrights registrations, mask works, and applications therefor, and all other rights corresponding thereto throughout the world; (D) domain names and uniform resource locators (“Domain Names”); (E) industrial designs; (F) trade names, logos, common law trademarks and service marks, any registrations or applications therefor, and related goodwill (“Trademarks”); (G) all rights in databases and data collections; (H) all moral and economic rights of authors and inventors, however denominated; and (I) any similar or equivalent rights to any of the foregoing (as applicable).

(viii)	“Open Source License” means any license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation), or any substantially similar license, including but not limited to any license approved by the Open Source Initiative, or any Creative Commons License. For avoidance of doubt, Open Source Licenses include without limitation Copyleft Licenses.

(ix)	“Open Source Software” means any Software or content subject to an Open Source License.

(x)	“Software” means software in either source code or object code form.

(xi)	“Technology” means collectively, all designs, formulas, methods, processes, schematics, technical drawings, specifications, algorithms, procedures, techniques, ideas, know-how, Software, computer programs (whether in source code, object code or human readable form), tools, inventions, creations, trade secrets, improvements, works of authorship, other similar materials and content and all recordings (including voice recordings), graphs, drawings, reports, analyses, other writings and any other embodiment of the above, in any form or media, whether or not specifically listed herein, and all related technology, documentation and other materials used in, incorporated in, embodied in or displayed by any of the foregoing, or used in the use, design, development, reproduction, maintenance or modification of any of the foregoing.

(b)	Section 3.27(b) of the Disclosure Letter contains a complete and accurate list of all (i) Corporation Registered IP, including for each item, the name of the owner(s) of record, the applicable jurisdiction, status, application or registration number, and date of application, registration, or issuance, as applicable, (ii) any previous, currently pending or, to the knowledge of Holdcos 2, threatened Proceedings before any court, tribunal (including the United States Patent and Trademark Office or equivalent authority anywhere in the world) or Governmental Authority in which the Corporation Registered IP is or was involved (excluding any non-final office actions or similar ordinary course prosecution proceedings before a Governmental Authority not involving a third party), and (iii) any actions that must be taken until March 31, 2022 for the purposes of obtaining, maintaining, perfecting or preserving or renewing any Corporation Registered IP, including the payment of any registration, maintenance or renewal fees or the filing of any responses to office actions, documents, applications or certificates. No issuance or registration obtained and no application filed by Corporation for Corporation Registered IP has been cancelled, abandoned, allowed to lapse or not renewed, except where Corporation has in its reasonable business judgment decided to cancel, abandon, allow to lapse or not renew such issuance, registration or application.

(c)	Each item of Corporation Registered IP is valid and subsisting, and excluding pending applications, enforceable. All necessary registration, maintenance and renewal fees currently due in connection with Corporation Registered IP have been made, and all necessary documents, recordations and certificates in connection with such Corporation Registered IP have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of prosecuting, perfecting and maintaining such Corporation Registered IP, in each case, without reliance upon any grace periods for such fees or filings. The Corporation has recorded each assignment of rights in Corporation Registered IP to Corporation with the applicable Governmental Authority.

(d)	No Corporation IP Rights or Corporation Products are subject to any order, decree, or judgment of a Governmental Authority or the terms of any settlement agreement restricting the use, transfer, or licensing thereof by the Corporation, or which may affect the validity, use or enforceability of such Corporation IP Rights or Corporation Products. Immediately after closing, all Corporation IP Rights will be fully transferable, alienable and licensable by the Corporation following the Closing Date without restriction and without payment of any kind to any Person in the same manner and to the same extent as immediately prior to the Closing Date.

(e)	The Corporation owns, and has good and exclusive title to, each item of Corporation IP Rights free and clear of any Lien other than Permitted Liens. Except as disclosed under Section 3.27(e) of the Disclosure Letter, the Corporation has not: (i) transferred or assigned ownership of any Intellectual Property Rights that were, at the time of transfer or assignment, material to the Corporation; (ii) granted any exclusive license of or exclusive right to Intellectual Property Rights; (iii) authorized or agreed to joint ownership of Intellectual Property Rights; or (iv) permitted the Corporation’s rights in any Intellectual Property Rights to lapse or enter the public domain (other than permitting the expiration or abandonment of Corporation Registered IP in the exercise of the Corporation’s reasonable business judgment).

(f)	Section 3.27(f) of the Disclosure Letter contains a complete and accurate list of all contracts and agreements to which the Corporation is a party (i) pursuant to which the Corporation has granted any Person any license or right under Intellectual Property Rights (including any covenant not to sue or release of Intellectual Property Rights claims) or assigned to any Person any Intellectual Property Rights, but excluding nondisclosure agreements that do not contain an express license (the Contracts required to be listed, “Outbound Intellectual Property Contracts”); and (ii) pursuant to which a Person has granted the Corporation any license or right under Intellectual Property Rights (including any covenant not to sue or release of Intellectual Property Rights claims) or assigned to Corporation any Intellectual Property Rights, but excluding (1) nondisclosure agreements that do not contain an express license, (2) Invention Assignment Agreements with current and former employees, consultants, and independent contractors of the Corporation, (3) non-exclusive licenses to off-the-shelf software (including software provided as a service) that is not incorporated into or used in the Corporation Products and that have an aggregate cost of $100,000 or less, and (4) Open Source Licenses (the Contracts required to be listed, “Inbound Intellectual Property Contracts”).

(g)	The operation of the business of the Corporation, including the design, development, manufacture, use, import, sale, licensing or other exploitation of the Corporation Products, has not infringed, violated, diluted, or misappropriated any Intellectual Property Rights of any Person or constituted unfair competition or trade practices under applicable law, and does not infringe, violate, dilute, or misappropriate any Intellectual Property Rights of any Person or constitute unfair competition or trade practices under applicable law. There are no, and have been no Proceedings alleging any such infringement, misappropriation, violation, dilution, unfair competition or trade practices by the Corporation and the Corporation has not received written notice from any Person with respect thereto. The Corporation has not received written notice from any Person (i) inviting the Corporation to take a license under any Intellectual Property Rights, (ii) alleging that the Corporation is obligated or has a duty to defend, indemnify, or hold harmless any other Person with respect to, or is otherwise responsible for, any infringement, misappropriation, violation, dilution, unfair competition or trade practices or (iii) challenging the validity, enforceability, or ownership of any Corporation IP Rights (excluding written notices provided by the United States Patent and Trademark Office or its worldwide equivalents in the ordinary course of prosecution of Intellectual Property Rights before such bodies).

(h)	To the knowledge of the Holdcos 2, no Person has infringed, violated, diluted, or misappropriated, or is infringing, violating, diluting, or misappropriating, any Corporation IP Rights. The Corporation has not provided any Person with any written notice alleging such infringement, violation, dilution, or misappropriation and there are no, and have been no Proceedings to which the Corporation is or was a party with respect to any such infringement, violation, dilution, or misappropriation.

(i)	Neither this Agreement nor the transactions contemplated hereby will result in, or give any other Person the right or option to cause (or purport to give any other Person the right or option to cause), pursuant to any contract or agreement to which the Corporation is a party: (i) a loss of, or imposition of any Lien on, any Corporation IP Rights or Intellectual Property Rights owned by Purchaser or its Affiliates; (ii) any Person being granted rights or access to, or the placement in or release from escrow, of any Technology, including Corporation Source Code; (iii) the Corporation, Purchaser or any of its Affiliates granting or assigning to any Person any right in or license to any Intellectual Property Rights; (iv) the Corporation, Purchaser or any of its Affiliates being bound by, or subject to, any non-compete or other contractual restriction on the operation or scope of their business; (v) the termination or material alteration of the Corporation’s rights in or to any Corporation IP Rights or Purchaser’s or its Affiliates’ rights in or to any Intellectual Property Rights; or (vi) the Corporation, Purchaser or any of its Affiliates being obligated to pay any royalties or other amounts to any Person in excess of those payable by the Corporation prior to the Closing Date.

(j)	The Corporation takes and has taken at all times reasonable steps to protect their rights in their confidential information and trade secrets, and any trade secrets or confidential information of third parties provided to them under an obligation of confidentiality. Without limiting the foregoing, the Corporation has not disclosed its material confidential information or the trade secrets or confidential information or trade secrets of third parties provided to the Corporation under an obligation of confidentiality except pursuant to a written agreement or contract containing customary non-disclosure and confidentiality restrictions. To the knowledge of the Holdcos 2, no current or former employee, consultant, or independent contractor of the Corporation has either misappropriated or disclosed without authorization any such confidential information or trade secrets or any confidential information or trade secrets of third parties provided to the Corporation under an obligation of confidentiality.

(k)	Each current and former founder, employee, consultant, and independent contractor of the Corporation who is or was involved in, or has participated in or contributed to, the conception, development, authoring, creation, or reduction to practice of any material Technology or Intellectual Property Rights for or on the behalf of the Corporation has signed a valid and enforceable agreement that (i) contains an effective assignment to the Corporation of all such Technology and Intellectual Property Rights and any other Technology and Intellectual Property rights conceived, developed, authored, created, or reduced to practice in the scope of their employment or engagement with the Corporation, (ii) contains customary confidentiality and non-disclosure obligations in favor of the Corporation, and (iii) is compliant with Applicable Law (each such agreement, an “Invention Assignment Agreement”). To the knowledge of the Holdcos 2, no such founder, employee, consultant, or independent contractor is, or has been in, breach of their respective Invention Assignment Agreement. No such current or former founder, employee, consultant, or independent contractor has ever excluded any Intellectual Property Rights or Technology from their respective Invention Assignment Agreement, other than Intellectual Property Rights or Technology excluded by operation of Applicable Law. The Corporation has paid in full all mandatory compensation to its current and former employees, consultants, and independent contractors and any additional compensation such current and former employees, consultants, and independent contractors are entitled to under any Corporation policies related to the conception, development, creation, or reduction to practice of Intellectual Property Rights or Technology. To the knowledge of the Holdcos 2, no current or former employee, consultant, or independent contractor of the Corporation is bound by any agreement restricting such employee, consultant, or independent contractor from performing such employee’s, consultant’s, or independent contractor’s duties for the Corporation or in breach of any agreement with any former employer or other Person concerning Intellectual Property Rights or confidentiality due to such employee’s, consultant’s, or independent contractor’s activities as an employee, consultant, contractor, or agent of the Corporation. No current or former founder, employee, consultant, or independent contractor (A) owns any Intellectual Property Rights used or held for use by the Corporation or (B) has made any written claims with respect to, or has any right, license, claim or interest whatsoever in, such Intellectual Property Rights.

(l)	Except for those disclosed under Section 3.24(b) of the Disclosure Letter and for non default triggered standard rights granted under the FARs listed in Section 3.24(l) of the Disclosure Letter, no Government Authority, university, college, hospital, military, or other educational institutional or research center or third party has any direct or indirect right to or claim against any Corporation Products or Corporation IP Rights.

(m)	The Corporation has not made, directly or indirectly, any commitments, promises, submissions, suggestions, statements or declarations to any standards-setting bodies, industry groups or other similar organizations (“Standards Organizations”) (including any commitments, promises, submissions, suggestions, statements or declarations that would obligate the Corporation to grant licenses to any Person or otherwise impair or limit the Corporation’s control of any Intellectual Property Rights or Corporation Products, (ii) neither the Corporation nor any Patent included in the Corporation Registered IP is subject to any membership agreements, bylaws, practices or policies of any Standards Organization, (iii) no Patent included in the Corporation Registered IP has been identified by Corporation or, to the knowledge of the Holdcos 2, any other Person as essential to any Standards Organization or any standard promulgated by any Standards Organization and (iv) no Patent included in the Corporation Registered IP is essential to any Standards Organization or any standard promulgated by any Standards Organization. The Corporation does not implement any standard or specifications in any Corporation Products that would require the grant of any license under Intellectual Property Rights to any Person.

(n)	Section 3.27(n) of the Disclosure Letter sets forth a list of all Open Source Software that has been used in, incorporated into, integrated or bundled with any Corporation Products or distributed by or on behalf of the Corporation, and for each such item of Open Source Software: (i) the name and version number of the Open Source Software; (ii) the name and version number of the applicable license; (iii) the manner in which such Open Source Software is used in, incorporated into, integrated or bundled with any Corporation Products (including, as applicable, the manner and extent to which such item of Open Source Software interoperates with any Corporation Products, such as by static or dynamic linking, inheritance, pipes, files, APIs, function calls, etc.); (iv) whether such Open Source Software was modified by or on behalf of the Corporation; and (v) whether such Open Source Software was distributed by or on behalf of the Corporation. The Corporation is in compliance with all licenses for Open Source Software used by the Corporation in any manner. The Corporation does not use and have not used any Open Source Software or any modification or derivative thereof in a manner that would condition the license governing such Open Source Software on the Corporation’s (A) distributing or disclosing Corporation Products or other Technology in source code form; (B) licensing the Corporation Products or other Technology or Intellectual Property Rights for the purpose of making modifications or derivative works; or (C) licensing or distributing the Corporation Products or other Technology or Intellectual Property Rights at no charge. The Corporation is not a contributor, committer, or submitter with respect to any open source projects and their current and former employees have not released, licensed, distributed, or made accessible any Software under any Open Source License during the period such current and former employees were employed by the Corporation.

(o)	Section 3.27(o) of the Disclosure Letter sets forth a complete and accurate list of: (i) each Person (other than current employees of the Corporation involved in the development and maintenance of the Corporation Products) that has a copy of, access to, or right or license to possess, the Corporation Source Code and (ii) any contract or agreement (including any source code escrow agreement) governing such Person’s possession of or license to Corporation Source Code. All Persons with a copy of, access to, or right or license to possess Corporation Source Code have executed valid and enforceable contracts or agreements with the Corporation that require such Person to maintain the confidentiality of Corporation Source Code, and none of such contracts or agreements has been breached. Other than those items listed in Section 3.27(o) of the Disclosure Letter, the Corporation is not bound by any contract or agreement pursuant to which the Corporation is obligated to provide or license to any Person any Corporation Source Code or have deposited or may be required to deposit with any escrow agent or other Person any Corporation Source Code. No Person has claimed or demanded in writing that any Corporation Source Code that is held in escrow be delivered or released by the escrow agent, and no Corporation Source Code which is held in escrow has ever been delivered or released by the escrow agent to any Person other than the Corporation. To the knowledge of Holdcos 2, no event has occurred and no circumstance exists that, with or without the passage of time, will entitle any Person to receive any Corporation Source Code from an escrow agent or otherwise.

3.28	Information Technology

(a)	Section 3.28 of the Disclosure Letter sets out a complete and accurate list of all Information Technology owned, licenced, used or held for use by the Corporation other than off-the-shelf software (collectively, the “Corporate IT”).

(b)	Except as set out in Section 3.28 of the Disclosure Letter, none of the Corporate IT depends upon any service, technology or data of any Person other than the Corporation. Such Corporate IT is sufficient for the conduct of the Business in the Ordinary Course as currently conducted after Closing. The Corporation uses reasonable means, consistent with industry practice, to protect the security and integrity of all such Corporate IT. The use of any Corporate IT by the Corporation does not exceed the scope of the rights granted to the Corporation with respect thereto, including any applicable limitation upon the usage, type or number of licences, users, hardware, time, services or systems. Except as set out in Section 3.28 of the Disclosure Letter, no material changes or upgrades to the Corporate IT is expected to be required for the Business in the next two years.

(c)	The Corporation has in place appropriate physical, organizational and technological security measures, processes and safeguards to secure the Corporate IT and business data from unauthorized use, copying, disclosure, modification, theft, destruction, threats and Disabling Codes that a reasonably prudent and diligent commercial entity would undertake in similar circumstances.

(d)	In the past three years, no written notice of a defect or default has been sent or received by the Corporation in respect of any licence or lease under which the Corporation receives or obtains Information Technology.

(e)	The Corporation maintains commercially reasonable data back-up procedures and data recovery procedures and tools to safeguard against loss or corruption of business or customer data in the event of a failure of the Corporate IT. Written disaster recovery plans are in place for the Corporation and are designed to ensure that, in the event of a failure of the Corporate IT operated by or on behalf of the Business, such Corporate IT and the data and other material contained therein can be recovered or replaced by the Corporation without disruption to the Business. There has been no unauthorized access or breach of or security incident relating to the Corporate IT.

3.29	Accounts Receivable

All Accounts Receivable of the Corporation are:

(a)	recorded in the financial Books and Records;

(b)	actual and bona fide receivables resulting from the ordinary and usual conduct of the business of the Corporation;

(c)	subject to customary trade terms; and

(d)	unless provisioned in the Closing Financial Statements, collectible without setoff or other defenses or counterclaims.

Any reserves provided for such accounts receivable in the financial Books and Records of the Corporation have been computed in accordance with ASPE applied on a consistent basis.

3.30	Inventory

The Inventory is being maintained at levels appropriate for the continuation of the Business in the Ordinary Course. All Inventory has been identified and valued in accordance with ASPE applied on a consistent basis. The Inventory does not include any items which are obsolete, slow-moving, below standard quality, or of a quality or quantity not usable or saleable in the Ordinary Course, the value of which has not been written down in the Audited Financial Statements and the Interim Financial Statements in accordance ASPE applied on a consistent basis.

3.31	[Voluntarily Removed]

3.32	Books and Records and Internal Financial Controls

(a)	All accounting and financial Books and Records have been fully, properly and accurately kept and are complete in all material respects. Such Books and Records are not recorded, stored, maintained, operated or otherwise wholly or partly dependent upon or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which are not or will not be available to the Corporation in the Ordinary Course after Closing.

(b)	The Corporation has designed disclosure controls and procedures so that material information relating to the Corporation is made known to its management by Persons within the Corporation. The Corporation has, in connection with the preparation of its financial statements, evaluated the Corporation’s internal controls and procedures to detect any deficiencies in their design or operation which could adversely affect the Corporation’s ability to record, process, summarize and report financial data. No senior manager, officer or director of the Corporation nor, to the knowledge of the Holdcos 2, the Corporation’s independent auditors has identified or been made aware of any fraud involving Employees (including senior management) who prepare or review the financial statements (or any inputs to such financial statements) of the Corporation or any written claim or allegation regarding same.

3.33	Financial Statements

The Audited Financial Statements and the Interim Financial Statements have been prepared from and using the Books and Records in accordance with ASPE (except as to the absence of footnotes and subject to year-end adjustments with respect to the Interim Financial Statements) applied on a basis consistent with those of previous fiscal years, are complete and accurate in all material respects and present fairly in all material respects:

(a)	the financial position of the Corporation as of the dates thereof and for the periods covered thereby;

(b)	all proper accruals as of the dates thereof and for the time periods covered thereby of all amounts which, though not payable until a time after the end of the relevant period, are attributable to activities undertaken during or prior to that period;

(c)	the assets, liabilities, sales, income, losses, retained earnings, accruals, reserves, adjustments and financial condition of the Corporation;

(d)	the results of operations of the Corporation; and

(e)	the changes in financial position of the Corporation,

all as at the dates and for the periods specified in such statements. True, correct and complete copies of the Audited Financial Statements and the Interim Financial Statements have been provided to the Purchaser.

3.34	No Undisclosed Liabilities

Except as set out and described in Section 3.34 of the Disclosure Letter or reflected or reserved against in the balance sheet forming part of the Audited Financial Statements and the Interim Financial Statements, the Corporation has no liabilities or obligations of any nature (whether absolute, accrued, contingent or otherwise, matured or unmatured) other than current liabilities and obligations incurred in the Ordinary Course since the Reference Date, which are recorded in the Books and Records and are not material in nature or amount.

3.35	Accounts and Powers of Attorney

Section 3.35 of the Disclosure Letter sets out a complete and accurate list showing:

(a)	all bank and securities accounts (including any blocked accounts) of the Corporation, the name and address of each bank or securities intermediary within which the Corporation has an account or safety deposit box and the names of all Persons authorized to draw on the account or to have access to the safety deposit box; and

(b)	the names of all Persons holding powers of attorney for the Corporation.

True, correct and complete copies of all powers of attorney granted by the Corporation have been provided to the Purchaser.

3.36	Customers and Suppliers

Section 3.36 of the Disclosure Letter sets out a complete and accurate list of the ten largest customers and ten largest suppliers of the Corporation by dollar amount for the 12-month period ending December 31, 2020. Such list includes the value of the sales and purchases for each such customer and supplier during that time. No customer or supplier listed in Section 3.36 of the Disclosure Letter has indicated to the Corporation, that (a) for any such customers, it shall stop or decrease the volume of purchases of products or services from the Corporation, or (b) for any such suppliers, it shall stop or decrease the rate of supplying any products or services to the Corporation. To the knowledge of the Holdcos 2, the benefits of any relationship with customers or suppliers of the Corporation will continue after the Closing Date in substantially the same manner as prior to the date of this Agreement. No complaints on the level of service or quality of goods sold has been raised in writing by any of these customers.

3.37	Product Liability and Warranty Claims

(a)	All written warranty and repair claims made with respect to, or in connection with, Corporation Products have been administered in accordance with policies and procedures standard in the industry. Such written claims have consisted only of routine warranty and repair claims for the return of defective or non-conforming merchandise and the written claims have, individually and in the aggregate, not exceeded USD$310,000 in total replacement and servicing cost in the last three years.

(b)	Except as described in Section 3.37 of the Disclosure Letter, there are no pending or, to the knowledge of the Holdcos 2, threatened civil, criminal or administrative investigations or proceedings relating to:

(i)	any alleged hazard or defect in design, manufacture, construction, installation, materials or workmanship, including any failure to warn or alleged breach of express or implied warranty, relating to any Corporation Products; or

(ii)	any breach of any of the product warranties, indemnities or performance guarantees given to customers of the Business.

(c)	True, correct and complete copies of the Corporation’s standard product warranty terms have been made available to the Purchaser.

3.38	Insurance

The Assets, the Leased Properties and all other property and assets used in the Business are insured against loss or damage by all insurable hazards and risks on a replacement cost basis. Section 3.38 of the Disclosure Letter contains a complete and accurate list of insurance policies that are maintained by or on behalf of the Corporation and sets out, in respect of each policy, a description of the type of policy, the name of insurer, the coverage, the expiration date, the annual premium and any pending claims. Such insurance policies are in full force and effect following the consummation of the Transaction and are the type and are sufficient for compliance with all applicable Laws and Material Contracts to which the Corporation is a part or by which it is bound. The Corporation is not in default with respect to any of the provisions contained in the insurance policies and has not failed to give any written notice or to present any written claim under any insurance policy in a due and timely fashion. Except as set out in Section 3.38 of the Disclosure Letter, in the past three years, there has been no change in the relationship of the Corporation with its insurers, the availability of coverage, or the premiums payable pursuant to the policies. Section 3.38 of the Disclosure Letter contains a complete and accurate description of all written claims, with reasonable particulars, made under any policies of insurance maintained by or for the benefit of the Corporation in the past three years. True, correct and complete copies of all insurance policies held by or on behalf of the Corporation and the most recent inspection reports received from insurance underwriters have been delivered to the Purchaser.

3.39	Litigation

Except as set out in Section 3.39 of the Disclosure Letter, there are no actions, suits or Proceedings, at law or in equity, by any Person (including the Corporation), nor any arbitration, administrative or other proceeding by or before (or to the knowledge of the Holdcos 2 any investigation by) any Governmental Authority, current or pending, or, to the knowledge of the Holdcos 2, threatened against or affecting the Corporation, any of its officers or directors (in their capacity as such), the Purchased Shares, the Business, any of the Assets, the Leased Properties or any other property or assets used by the Corporation. To the knowledge of the Holdcos 2, no event has occurred or circumstance exists which could reasonably be expected to give rise to, or serve as a valid basis for, the commencement of any action, suit, proceeding, arbitration or investigation by or against the Corporation, any of its officers or directors (in their capacity as such), the Purchased Shares, the Business, any of the Assets, the Leased Properties or any other property or assets used by the Corporation. Except as set out in Section 3.39 of the Disclosure Letter, in the past ten years, the Corporation has not been subject to any judgment, order or decree entered in any lawsuit or proceeding nor has the Corporation settled any written claim prior to being sued or prosecuted or a judgment being given in respect of it.

3.40	Taxes

(a)	The Corporation has prepared and filed all Tax Returns within the prescribed period with the appropriate Tax Authority in accordance with applicable Laws. The Corporation has reported all income and all other amounts and information required by applicable Laws to be reported on each such Tax Return. Each such Tax Return is true, correct and complete in all material respects.

(b)	The Corporation has paid, within the prescribed period, all Taxes owed for any Pre-Closing Tax Period and instalments of Taxes for the current Pre-Closing Tax Period which are required to be paid to any Tax Authority pursuant to applicable Laws. No deficiency with respect to the payment of any Taxes owed for any Pre-Closing Tax Period or instalments of Taxes for the current Pre-Closing Tax Period has been asserted against it by any Tax Authority. Since the Reference Date, the Corporation has not:

(i)	incurred any liability for Taxes;

(ii)	engaged in any transaction or event which would result in any liability for Taxes; or

(iii)	realized any income or gain for Tax purposes,

other than, in each case, in the Ordinary Course. Adequate provision has been made in the Books and Records for all Taxes payable for all Pre-Closing Tax Periods.

(c)	The Corporation has not applied for, claimed or received a credit or refund of Tax (or amount deemed for purposes of the Tax Act to be an overpayment of Tax) to which it was not entitled pursuant to applicable Laws. The Corporation is in compliance in all respects with all terms and conditions of any Tax exemption, Tax holiday, Tax reduction contract or order, or other Tax incentive. Except as set out in Section 3.40 of the Disclosure Letter, the consummation of the transactions contemplated by this Agreement will not have any adverse effect on the continued validity and effectiveness of any such Tax incentive.

(d)	The Corporation has duly and timely withheld and collected all Taxes required by applicable Laws to be withheld or collected by it and has duly and timely remitted, or accounted for in the Current Liabilities, to the appropriate Tax Authority all such Taxes as and when required by applicable Laws.

(e)	There are no proceedings, investigations or audits pending or, to the knowledge of the Holdcos 2, threatened against the Corporation in respect of any Taxes. To the knowledge of the Holdcos 2, no event has occurred or circumstance exists which would reasonably be expected to give rise to or serve as a valid basis for the commencement of any such proceeding, investigation or audit. There are no matters under discussion, audit or appeal with any Tax Authority relating to Taxes. All Tax Returns of the Corporation for taxation years ending on or before December 31, 2020 have been assessed by the relevant Tax Authority and have been made available to the Purchaser for review.

(f)	The Corporation has not requested, entered into any agreement or other arrangement, or executed any waiver providing for, any extension of time within which:

(i)	to file any Tax Return;

(ii)	to file any elections, designations or similar filings relating to Taxes;

(iii)	it is required to pay or remit any Taxes or amounts on account of Taxes; or

(iv)	any Tax Authority may assess or collect Taxes for which the Corporation is or may be liable.

(g)	The Corporation has not entered into any agreement with, or provided any undertaking to, any Person pursuant to which it has assumed liability for the payment of Taxes owing by such Person.

(h)	The Corporation has, at all relevant times, been and is a “taxable Canadian corporation” and a “Canadian-controlled private corporation” within the meaning of the Tax Act.

(i)	The Corporation has never been required to file any Tax Return with, and has never been liable to pay any Taxes to, any Tax Authority outside Canada and the United States. No request to file a Tax Return has ever been made by a Tax Authority in a jurisdiction where the Corporation does not file Tax Returns. No written inquiry has been received from any jurisdiction in which Tax Returns have not been filed by Corporation, as applicable, to the effect that such entity may be subject to Tax and/or required to file a Tax Return in such jurisdiction. The Corporation is not subject to Tax in any jurisdiction other than its place of organization by virtue of (A) having a permanent establishment or other fixed place of business or (B) having a source of income in that jurisdiction.

(j)	The Corporation has not claimed and will not claim any reserve for tax purposes, if as a result of such claim any amount could be included in its or the Purchaser’s income for a taxation year ending after the Closing. The Corporation has not made any payment, nor is it obligated to make any payment, and is not a party to any agreement under which it could be obligated to make any payment, that may not be deductible by virtue of section 67 of the Tax Act.

(k)	The Corporation has not made, during the last five fiscal years, any Tax elections pursuant to any Law except as described in Section 3.40 of the Disclosure Letter.

(l)	The Corporation has not entered into any agreements contemplated by section 191.3 of the Tax Act.

(m)	No Person (other than the Purchaser) has, during the last five fiscal years, ever acquired or had the right to acquire control of the Corporation for purposes of the Tax Act.

(n)	None of section 17, subsection 18(4), or sections 78, 79, 80, 80.01, 80.02, 80.03 and 80.04 of the Tax Act, or any equivalent provision of the Laws of any other jurisdiction, has, during the last five years, applied or will apply to the Corporation at any time on or before the Closing Date. There are, to the knowledge of Holdcos 2, no circumstances existing which could result in the application to any of the Corporation of any of sections 78, 80, 80.01, 80.02, 80.03 and 80.04 of the Tax Act in a taxation year commencing on or after the Closing Date.

(o)	The Corporation has not acquired property from a Person not dealing at “arm’s length” (within the meaning of the Tax Act) with the Corporation, for consideration, the value of which is less than the fair market value of the property, in circumstances which could subject it to a liability under section 160 of the Tax Act or section 325 of the Excise Tax Act (Canada) or any equivalent section in any other Laws relating to Taxes. The value of the consideration paid or received by the Corporation for the acquisition, sale, transfer or provision of property (including intangibles) or the provision of services (including financial transactions) from or to a non-arm’s length person is equal to the estimated fair market value of such property acquired, provided or sold or services purchased or provided. For all transactions between any of the Corporation, and any non-resident Person with whom it was not dealing at arm’s length, the Corporation has made or obtained records or documents that meet the requirements of paragraphs 247(4)(a) to (c) of the Tax Act.

(p)	The Corporation has not received any requirement pursuant to section 224 of the Tax Act or the equivalent provision of any provincial law which remains unsatisfied in any respect.

(q)	The Corporation is duly registered under Part IX of the Excise Tax Act (Canada) with respect to the goods and services tax and harmonized sales tax and under Division I of Chapter VIII of Title I of the Quebec Sales Tax Act with respect to the Quebec sales Tax and the registration numbers are 143494524 RT001 and 1023314998 TQ001. The Corporation is not registered for any other Canadian provincial sales taxes nor for any foreign sales or use taxes.

(r)	The Corporation has not made an “excessive eligible dividend designation” as defined in subsection 89(1) of the Tax Act in respect of any dividend paid, or deemed to have been paid on any class of shares of its capital.

(s)	The Corporation has not made a capital dividend election under subsection 83(2) of the Tax Act in an amount which exceeded the amount in its capital dividend account at the time such election was made.

(t)	The Corporation has never declared or paid a dividend to which Tax under Part VI.1 of the Tax Act applies.

(u)	The Corporation has correctly calculated, claimed and duly flied all claims for federal and provincial Tax credits (including refundable or reimbursable Tax credits). The Corporation has not received any refund of Taxes in respect of any such Tax credits to which it is not entitled.

(v)	The Corporation will not be liable to pay any Tax, lose the right to defer the payment of any Tax or, except as disclosed in Section 3.40 of the Disclosure Letter, lose the right to receive a refund of Tax as a direct result of the sale of the Shares by the Sellers to the Purchaser.

(w)	Section 3.40 of the Disclosure Letter sets forth a true, complete, up-to-date and accurate list of all subsidies, government assistance and Tax refunds claimed or received by the Corporation, during the last five years, including, for greater certainty, Canada Emergency Wage Subsidy (CEWS) provided for under Section 125.7 of the Tax Act, as well as any amounts under subsection 153(1.02) of the Tax Act, and any applicable provincial equivalent(s), the Canada Emergency Rent Subsidy (CERS) and all subsidies, government assistance and Tax refunds claimed or received by the Corporation were validly claimed and received in accordance with Applicable Law. The Corporation has no employment or payroll Taxes that are attributable to a Pre-Closing Tax Period for which deposit or payment has been deferred to a Post-Closing Tax Period pursuant to any COVID-19 Law.

(x)	The Corporation has never participated in any transaction that would require a mandatory disclosure or should have been the subject of a preventive disclosure under Book X.2 of the Taxation Act (Quebec). The Corporation has not claimed any exemption under An Act Respecting Duties on Transfers of Immovables of Quebec with respect to its acquisition of any assets which constitute immoveable property located in Quebec and thus the full amount of duties imposed under the aforesaid Act have been paid.

(y)	The Corporation has provided or made available to Purchaser prior to the date hereof true, correct and complete copies of all Tax Returns, examination reports, and statements of deficiencies filed, assessed against, or agreed to by the Corporation with respect to Taxes for years beginning on January 1, 2015 and all correspondence with any Governmental Authority regarding Taxes for such years.

(z)	The Corporation has never owned any real property or immovable in the United States.

3.41	Environmental Matters

(a)	Except as set out in Section 3.41 of the Disclosure Letter, the Corporation, the Business, the Assets, the Past Owned Properties and the Leased Properties are and have always been in compliance with all Environmental Laws applicable to it and the Corporation has never been charged with any offence under any Environmental Laws.

(b)	Except as set out in Section 3.41 of the Disclosure Letter, the Corporation has not received any written notice of, nor, any issued, outstanding, pending or, to the knowledge of the Holdcos 2, threatened orders, complaints, written claims, written allegations, actions, prosecutions, administrative monetary penalties or investigations with respect to the Business, the Assets, the Past Owned Properties or the Leased Properties in regards to any alleged breach, non-compliance, default, or liability under Environmental Laws.

(c)	The Corporation has obtained all Authorizations required by Environmental Laws for the operation of the Business, the Assets, the Past Owned Properties and the Leased Properties, and the Corporation is and has always been in compliance with all such Authorizations. All such Authorizations are valid and in full force and effect. All such Authorizations are listed in Section 3.41 of the Disclosure Letter.

(d)	Except as set out in Section 3.41 of the Disclosure Letter, the Corporation has received no written notice of, any proceeding, order, or decision (judicial or administrative) pending or, to the knowledge of the Holdcos 2, threatened by any Governmental Authority to revoke, suspend, modify, or limit any Authorizations required by Environmental Laws for the operation of the Business or the ownership of the Assets.

(e)	Except as set out in Section 3.41 of the Disclosure Letter, no Authorizations issued to the Corporation pursuant to Environmental Laws will become void or voidable as a result of the completion of the Transactions nor is any consent, written notice, or other approval required in connection with the Transactions in order to maintain any such Authorizations in full force and effect.

(f)	Except as set out in Section 3.41 of the Disclosure Letter, the Corporation has not caused or permitted any Release, at any location, except where such Release is permitted by applicable Environmental Laws or any Authorizations issued pursuant to applicable Environmental Laws.

(g)	Except as set out in Section 3.41 of the Disclosure Letter, there are no Hazardous Substances in the environment on, at, under, migrating from, or originating from the Business, the Past Owned Properties, the Leased Properties or any of the other Assets.

(h)	Except as set out in Section 3.41 of the Disclosure Letter, the Corporation has not received any written notice of, any issued, outstanding, pending, or, to the knowledge of the Holdcos 2, threatened orders, complaints, written claims, written allegations, actions, prosecutions, administrative monetary penalties, or investigations, with respect to any Hazardous Substances on, at, under, migrating from, migrating to, or originating from the Business, the Past Owned Properties, the Leased Properties or any of the other Assets.

(i)	The Corporation has disclosed to the Purchaser all environmental reports, including site assessments, sampling results, environmental audits and compliance audits in the possession of the Corporation that relate to the Corporation, the Business, the Past Owned Properties, the Leased Properties or any of the other Assets, including reports relating to any offsite migration of Hazardous Substances, and all such reports are listed in Section 3.41 of the Disclosure Letter.

(j)	Except as set out in Section 3.41 of the Disclosure Letter, no unbudgeted work or additional expenditure is required or planned in relation to the Business, the Past Owned Properties, the Leased Properties or any of the other Assets to ensure compliance with applicable Environmental Laws or Authorizations issued pursuant to applicable Environmental Laws.

3.42	Employee Matters

(a)	Except for the Contracts listed in Section 3.42 of the Disclosure Letter (the “Employee Material Contracts”) and the Employee Plans, the Corporation is not a party to, subject to, or affected by:

(i)	any written employment Contract;

(ii)	any written Contract which stipulates an Employee’s rights or benefits upon termination of employment or stipulates any rights or benefits upon the consummation of the Transactions contemplated by this Agreement;

(iii)	any employment Contract that is not terminable upon providing reasonable notice under the Civil Code of Quebec;

(iv)	any written Contract with independent contractor, dependent contractor or, to the knowledge of the Holdcos 2, a Person acting as an agent providing services to the Corporation;

(v)	any certification orders;

(vi)	any collective agreement; or

(vii)	any policies, procedures, practices or programs that set out terms and conditions of employment or engagement.

True, correct, complete and up-to-date copies of the Employee Material Contracts and the Corporation’s general employment agreement template have been provided to the Purchaser.

(b)	Section 3.42 of the Disclosure Letter includes a complete and accurate list of all Employees, agents, independent contractors and dependent contractors. The list includes, to the extent applicable, each Person’s:

(i)	position or title with the Corporation;

(ii)	material terms and conditions of employment that are out of the Ordinary Course as it was prior to the COVID-19 pandemic;

(iii)	current wages, salaries or hourly rate of pay and bonus (whether monetary or otherwise) paid since the beginning of the most recently completed financial year or payable in the current financial year of the Corporation to such Person;

(iv)	the date upon which the wage, salary, rate or bonus in Section 3.42(b)(iii) became effective;

(v)	the date upon which such Person was engaged and his continuous service period;

(vi)	the Employee Plans in which the Person participates;

(vii)	age;

(viii)	a description of any accommodations made for any Employees, consultant or independent contractor and any changes to terms and conditions of employment or engagement made in connection with or as a result of COVID-19, (except for policies regarding working remotely in compliance with public health protocols and guidelines), including any reductions of hours of work or wages, including (i) a description of the accommodation or change, (ii) the date(s) on which such accommodations or changes were implemented, (iii) a list of affected employees, and (iv) the date on which such accommodations or changes are expected to end, descriptions of any modified duty arrangements; status with respect to leaves of absence, whether approved or not;

(ix)	Employee classification and temporary foreign worker status with respect to Canadian immigration law, if any; and

(x)	accrued vacation, if any.

(c)	Except as set out in Section 3.42 of the Disclosure Letter, no Employee is on a leave of absence.

(d)	The Corporation has performed all of the obligations required to be performed by it and is entitled to all benefits under, and is not alleged to be in default of, any Employee Material Contract. Each of the Employee Material Contracts is in full force and effect, and unamended. The Corporation is not in breach of any of its obligations thereunder and there exists, to the knowledge of the Holdcos 2, no default or event of default or event, occurrence, condition or act (including the purchase of the Purchased Shares) which, with the giving of written notice, the lapse of time or the happening of any other event or circumstance, would become a breach of, or a default or event of default under, any Employee Material Contract.

(e)	No written complaint, grievance, claim, proceeding, civil action, work order or investigation has been filed, made or commenced against the Corporation in respect of, concerning or affecting any of its Employees.

(f)	The Corporation has observed and complied in all material respects with the provisions of all applicable Laws respecting employment, including employee classification, employment standards Laws as well as Laws relating to human rights, occupational health and safety, workplace safety and insurance, labour relations and pay equity.

(g)	Except as set out in Section 3.42 of the Disclosure Letter, currently, and in the past three years, there are no actions, suits or proceedings, at law or in equity, by any Person (including the Corporation), nor any action, suit, investigation, arbitration, administrative proceeding or other proceeding by or before (or to the knowledge of the Holdcos 2 any investigation by) any Governmental Authority, pending, or, to the knowledge of the Holdcos 2, threatened against or affecting the Corporation in respect of employment matters. To the knowledge of the Holdcos 2, no event has occurred or circumstance exists which could give rise to or serve as a valid basis for the commencement of any such action, suit, investigation, arbitration, administrative proceeding or other proceedings by or against the Corporation in respect of employment matters. The Corporation is not subject to any judgment, order or decree entered in any lawsuit or proceeding nor has the Corporation settled any claim prior to being sued or prosecuted in respect of employment matters. Except as set out in Section 3.42 of the Disclosure Letter, no officer, director or Employee or agent (in their capacity as such) is or during the past three years has been a party to any action, suit or proceeding alleging a violation of Law regarding any labour or employment practices, nor to the knowledge of the Holdcos 2 is any such action, suit or proceeding threatened or pending.

(h)	There are no outstanding decisions or settlements or pending settlements under any applicable employment Laws which place any obligation upon the Corporation to do or refrain from doing any act, or which place a financial obligation upon the Corporation. The Corporation is not liable for any payment to any Governmental Authority, including without limitation, with respect to employment insurance, Taxes or other benefits or obligations regarding Employees. There are no pending actions, suits or proceedings, audits, investigations or other written inquires of any nature against the Corporation in respect of any of the foregoing.

(i)	In the past three years, the Corporation has not received any written remedial order, written notice of offence or conviction under occupational health and safety, pay equity or employment standards Laws. The Corporation has performed all its financial obligations under such Laws which are owed to the Employees and the Governmental Authority having jurisdiction over such matters.

(j)	The Corporation has developed and implemented all necessary employee policies as set out in Section 3.42 of the Disclosure Letter, which implementation includes employee training with respect to harassment, occupational health and safety and accessibility for people with disabilities requirements, as is also set out in Section 3.42 of the Disclosure Letter.

(k)	The Corporation has investigated and addressed all relevant occupational health and safety issues related to the COVID-19 pandemic. With respect to each known occupational health and safety issue and complaint related to COVID-19, the Corporation has taken prompt corrective action to rectify the same and to prevent the spread of COVID-19 within the workplace as required by the applicable laws dealing with health and safety. No orders or complaints related to COVID-19 pandemic has been received from the Corporation.

(l)	Except as set out in Section 3.42 of the Disclosure Letter, the Corporation is not party to a collective agreement (including any related documents or agreements including letters of understanding, letters of intent and other written communications with bargaining agents for Employees which impose any obligations upon the Corporation), has not entered into and/or is bound by any Contract with any labour union or employee association, has not made commitments to or conducted negotiations with any labour union or employee association with respect to any future agreements, and is not party to any certification of any such union with regard to a bargaining unit.

(m)	To the knowledge of the Holdcos 2, there are no ongoing union drives. No trade union, council of trade unions, employee bargaining agency or affiliated bargaining agent:

(i)	holds bargaining rights with respect to any of the Employees by way of certification, interim certification, voluntary recognition, designation or successor rights;

(ii)	has applied to be certified as the bargaining agent of any of the Employees; or

(iii)	has applied to have the Corporation declared a related employer pursuant to the provisions of the applicable Laws.

(n)	Except as set out in Section 3.42 of the Disclosure Letter, there is no labour strike, picketing, slow down, work stoppage or lock out, existing, pending, or to knowledge of the Holdcos 2, threatened against or directly or indirectly affecting the Business, the Corporation or any of its operations. The Corporation has not, in the past three years, experienced any labour strike, picketing, slowdown, work stoppage, lock out or other collective labour action by or with respect to its Employees. There are no charges or complaints pending, or to the knowledge of the Holdcos 2, threatened with respect to or relating to the Corporation before any Governmental Authority in relation to unlawful labour practices. The Corporation has not received any written notice from any such Governmental Authority responsible for the enforcement of labour Laws of an intention to conduct an investigation of the Corporation or any of its business concerning its labour practices and no such investigation is, to the knowledge of the Holdcos 2, threatened.

(o)	To the knowledge of the Holdcos 2, no Employee, independent contractor, consultant or other Person providing services to the Corporation is in any material respect in violation of any term of any employment or independent contractor or consulting agreement, nondisclosure agreement, common or civil law disclosure obligation, fiduciary duty, duty of loyalty, non-competition agreement, non-solicitation agreement, restrictive covenant or other obligation owed to the Corporation.

(p)	Any individual who performs services for the Corporation (other than through a contract with an entity other than such individual) and who is not treated as an Employee for income tax purposes by the Corporation has been properly classified as an independent contractor and is identified on Section 3.42 of the Disclosure Letter.

(q)	The Corporation has withheld and, where applicable remitted to the proper Governmental Authorities, all amounts required by Law or by agreement to be withheld from the wages, salaries and other payments to Employees, and is not liable for any arrears of wages, overtime, vacation pay or any other compensation, Taxes, penalties or other sum for failure to comply with any of the foregoing. The Corporation has paid in full to all Employees, independent contractors and consultants, all wages, salaries commissions, bonuses, benefits and other compensation due to or on behalf of such Employees, independent contractors and consultants.

(r)	The Purchaser has been provided with all inspection reports under any Law relating to occupational health and safety or any similar Laws concerning the Corporation issued within the last three years. There are no outstanding inspection orders nor, to the knowledge of the Holdcos 2, pending or threatened charges made under any applicable Law focused on occupational health and safety relation to the Corporation or any similar Laws. There have been no fatal or critical accidents within the last three years which might lead to charges involving the Corporation under any applicable Law focused on occupational health and safety or any similar Laws. The Corporation has complied in all respects with any orders under any applicable Law focused on occupational health and safety or any similar Laws within the past three years. There are no appeals of any orders under any applicable Law focused on occupational health and safety or any similar Laws relating to the Corporation which are outstanding.

(s)	Except as set out on Section 3.42 of the Disclosure Letter, there are no written notices of assessment, provisional assessment, reassessment, supplementary assessment, penalty assessment or increased assessment (“Assessments”) or any other written or, to the knowledge of the Holdcos 2, written communication, related thereto which the Corporation has received from any workers’ compensation or workplace safety and insurance board or similar authority in any relevant jurisdiction. There are no Assessments which have not been paid in full and there are, to the knowledge of the Holdcos 2, no facts or circumstances which may result in an increase in liability to the Corporation from any applicable workers’ compensation or workplace safety and insurance Laws, regulations or rules after the Closing Date. The Corporation’s accident cost experience is such that there are no pending or, to the knowledge of the Holdcos 2, possible assessments and there are no written claims or, to the knowledge of the Holdcos 2, potential claims which may adversely affect the Corporation’s accident cost experience if such claims were to be successful.

3.43	Employee Benefit Plans

(a)	Section 3.43 of the Disclosure Letter sets out a true, correct and complete list and, where appropriate, a description of all retirement, pension, supplemental pension, savings, retirement savings, retiring allowance, bonus, profit sharing, stock purchase, stock option, phantom stock, share appreciation rights, deferred compensation, severance or termination pay, change of control, life insurance, medical, hospital, dental care, vision care, drug, sick leave, short term or long term disability, salary continuation, unemployment benefits, vacation, incentive, compensation or other employee benefit plan, program, arrangement, policy or practice written, formal or informal, funded or unfunded, registered or unregistered, insured or self-insured that is maintained or otherwise contributed to, or required to be contributed to, by or on behalf of the Corporation for the benefit of current or former employees, directors, officers, shareholders, independent contractors or agents of the Corporation other than government sponsored pension, employment insurance, workers compensation and health insurance plans (collectively, the “Employee Plans”). Each of the Employee Plans that is a registered pension plan under the Tax Act is designated as such in Section 3.43 of the Disclosure Letter (collectively, the “Employee Pension Plans”).

(b)	Each Employee Plan:

(i)	has been maintained and administered in compliance with its terms and with the requirements of all applicable Laws; and

(ii)	is in good standing in respect of such requirements and Laws.

Each Employee Plan that is required to be registered under applicable Laws is duly registered with the appropriate Governmental Authorities.

(c)	All contributions or premiums required to be paid, deducted or remitted and all obligations required to be performed by the Corporation pursuant to the terms of any Employee Plan or by applicable Laws, have been paid, deducted, remitted or performed, as the case may be, in a timely fashion and there are no outstanding defaults or violations with respect to same.

(d)	There are no actions, suits, written claims or demands, investigations, arbitrations or other proceedings pending or, to the knowledge of the Holdcos 2, threatened with respect to the Employee Plans (other than routine claims for benefits) and no event has occurred or circumstance exists that could result in such a proceeding.

(e)	There is no pending termination or winding-up procedure in respect of any of the Employee Plans, and to the knowledge of the Holdcos 2, no event has occurred or circumstance exists under which any of the Employee Plans could be declared terminated or wound-up, in whole or in part. Where any Employee Pension Plan has been partially or fully wound-up or terminated, all assets, including any surplus, attributable to such partial or full wind-up or termination have been distributed in accordance with all applicable Laws or where such distribution is pending, the amount of the surplus attributable to such partial or full wind-up or termination together with the date as of which such amount is determined is disclosed in Section 3.43 of the Disclosure Letter.

(f)	Except as set out in Section 3.43 of the Disclosure Letter, no Employee Plan has a deficit and the liabilities of the Corporation in respect of all Employee Plans are properly accrued and reflected in the Audited Financial Statements in accordance with ASPE.

(g)	None of the Employee Pension Plans is a defined benefit pension plan.

(h)	The Corporation has delivered true, correct and complete copies of each of the following to the Purchaser:

(i)	the text of all Employee Plans (where no text exists, a summary has been provided) and any related trust agreements, insurance contracts or other documents (including the original documents and all amendments, restatements or replacements since their establishment) governing those plans, all as amended to the date of this Agreement;

(ii)	all materials relating to the Employee Plans distributed to new or existing members of such plan in the last three years;

(iii)	the two most recent actuarial valuations of each Employee Plan filed with applicable Governmental Authorities for which such valuation is required by applicable Laws and, where an actuarial valuation has been prepared in respect of an Employee Plan but has not been filed with a Governmental Authority, the most recent of such valuations;

(iv)	the most recent accounting and certified financial statement of each Employee Plan for which such statement is made;

(v)	all legal opinions relating to the administration or funding of any Employee Plan; and

(vi)	the most recent annual information returns filed with Governmental Authorities in respect of each Employee Plan for which such filing is required by applicable Laws,

and to the knowledge of the Holdcos 2, no fact, condition or circumstances exists or has occurred since the date of those documents which would materially affect or change the information contained in them.

(i)	To the knowledge of the Holdcos 2, no event has occurred and there has been no failure to act on the part of either the Corporation or a trustee or administrator of any Employee Plan that could subject the Corporation, such trustee or administrator or the Employee Plan to the imposition of any Tax, penalty or other liability, whether by way of indemnity or otherwise.

(j)	No promises or commitments have been made by the Corporation to amend any Employee Plan, to provide increased benefits or to establish any new benefit plan, except as required by applicable Laws or as set out in Section 3.43 of the Disclosure Letter.

(k)	There have been no withdrawals or improper applications or transfers of funds or assets to or from any Employee Pension Plan.

(l)	Except as set out in Section 3.43 of the Disclosure Letter, the Corporation has not taken any contribution holidays under any Employee Pension Plan. To the extent a contribution holiday was taken, the Corporation was entitled under the terms of the Employee Pension Plan and applicable Laws to do so.

(m)	No modifications or amendments have been made to any of the provisions of any of the Employee Pension Plans in respect of the ownership of surpluses on plan wind-up or the right of the employer to take contribution holidays. The provisions of the Employee Pension Plans relating to ownership of surpluses on plan wind-up and the rights of the employer to take contributions holidays are valid and fully enforceable pursuant to applicable Laws.

(n)	None of the Employee Pension Plans has ever been the subject of a conversion or a merger.

(o)	The Transactions will not, alone or together with any additional or subsequent event, result in or require any payment or severance, funding, forgiveness of indebtedness, or the acceleration, vesting or increase in benefits under any Employee Plan.

(p)	All data necessary to administer each Employee Plan is in the possession of the Corporation or its agents and is in a form which is sufficient for the proper administration of the Employee Plan in accordance with its terms and applicable Laws and such data is complete and correct.

(q)	Except for the Employee Pension Plans, the Corporation has no obligation to provide any employment benefits to any current, former or retired employees of the Corporation.

(r)	None of the Employee Plans which are funded or administered through an insurance contract require or permit retroactive increases or assessments in premiums or payments.

(s)	The Corporation does not contribute and is not required to contribute to any multi-employer pension or benefit plan. None of the Employee Plans is a multi-employer pension or benefit plan.

(t)	Each of the Employee Plans can be amended or terminated without restrictions and the Corporation has the unrestricted power and authority to amend or terminate the Employee Plans.

3.44	Privacy Laws

(a)	The Corporation has complied and is complying, in all material respects, with all applicable Privacy Laws, including in connection with its collection, use, storage and disclosure of Personal Information. The Corporation has not received any written complaint or written notice of any breach or violation by it of any such Privacy Laws. All Personal Information of the Corporation:

(i)	has been collected, used or disclosed with the consent of each individual to which such Personal Information relates (if such consent was required under applicable Privacy Laws);

(ii)	has been used only for the purposes for which the Personal Information was initially collected or for a subsequent purpose for which consent was subsequently obtained; and

(iii)	has been collected, used or disclosed for a purpose in respect of which consent may, under applicable Privacy Laws, be implied.

(b)	Except as set out in Section 3.44 of the Disclosure Letter, the Corporation has not disclosed, made available or provided Personal Information to third parties for any purpose except in compliance with, or as required by, applicable Laws.

(c)	The Corporation has at all times provided proper written notice of its privacy practices and obtained any necessary consents from data subjects required for the processing of Personal Information by or on its behalf. Such written notices have not contained any material omissions of its privacy practices and have not been misleading, deceptive or in violation of applicable Privacy Laws.

(d)	There has been no actual, or to the knowledge of the Holdcos 2, suspected, unauthorized use, access or disclosure of any of the Corporation’s data, including Personal Information.

3.45	Anti-Spam Laws

(a)	The Corporation is in compliance, in all material respects, with applicable Anti-Spam Laws. The Corporation has an express or implied consent that complies with consent requirements under applicable Anti-Spam Laws, or is otherwise permitted under applicable Anti-Spam Laws, to send Commercial Electronic Messages to each Electronic Address in its marketing and advertising database, including customers, prior customers, prospective customers and other third party contacts.

(b)	The Corporation has in place appropriate processes and practices to:

(i)	send Commercial Electronic Messages for each Electronic Address added to its marketing and advertising database in compliance with applicable Anti-Spam Laws, including customers, prior customers, prospective customers and other third party contacts;

(ii)	ensure that Commercial Electronic Messages are sent only to the Electronic Addresses referenced in Section 3.45(a); and

(iii)	ensure compliance with the additional requirements of applicable Anti-Spam Laws for each Commercial Electronic Message sent or caused or permitted to be sent by the Corporation, including complying with the form and content requirements of Anti-Spam Laws for the sending of Commercial Electronic Messages, including sender identification and sender contact information, and providing a compliant unsubscribe mechanism which remains operational for sixty days following the sending of the Commercial Electronic Message.

(c)	The Corporation:

(i)	promptly, and in any event within ten Business Days, processes, records and gives effect to requests from recipients of Commercial Electronic Messages who inform the Corporation that they wish to unsubscribe from receiving Commercial Electronic Messages, or any specified class of such electronic messages, from the Corporation;

(ii)	retains a record of the processes in which Electronic Addresses were added to its marketing and advertising database; and

(iii)	retains a record of all Commercial Electronic Messages sent or caused or permitted to be sent for at least five years from the date the Commercial Electronic Message was sent.

(d)	The Corporation has not received any complaints regarding a breach of Anti-Spam Laws.

3.46	Sanctions, AML and Anti-Corruption Laws

(a)	For purposes of this Section 3.46, a reference to the Corporation includes its directors, officers, employees, its Principals and other Persons acting on its behalf, directly or indirectly. No public official holds any ownership or other economic interest, direct or indirect, in the Corporation or in the contractual relationship formed by this Agreement or services as an officer, director or employee of the Corporation. None of the beneficial owners of any shares in the capital stock of the Corporation nor any of its directors, officers or employees are or were public officials.

(b)	The Corporation is familiar with and is in compliance with all AML Laws applicable to it. The Corporation is not the subject of any examination, investigation, written inquiry or enforcement proceedings by or before any Governmental Authority regarding any offense or alleged offences under any AML Laws and, to the knowledge of the Holdcos 2, no such examination, investigation, written inquiry or proceeding is pending or has been threatened. The Corporation has never been found by a Governmental Authority to have violated any criminal or securities law and is not subject to any indictment or any government investigation for bribery.

(c)	The Corporation has not knowingly carried on business in a manner which violates or has ever violated any Sanctions nor is it the subject of any investigation or written inquiry relating to Sanctions or Sanctioned Persons by a Governmental Authority and, to the knowledge of the Holdcos 2, no such investigation or written inquiry is pending or has been threatened. The Corporation is not a Sanctioned Person nor does it knowingly engage in any dealings or transactions, or is otherwise associated, with a Sanctioned Person.

(d)	The Corporation has not directly or indirectly:

(i)	made or authorized a contribution, payment, reward, benefit or gift of funds or property to any official, employee or agent of any Governmental Authority or public international organization, or to any Person for the benefit of any Governmental Authority or public international organization;

(ii)	for the purpose of bribing any Governmental Authority, kept accounts which do not appear in its financial Books and Records, entered into transactions that are not recorded or that are inadequately identified, recorded non-existent expenditures, entered liabilities with incorrect identification of their object, knowingly used false documents, or intentionally destroyed accounting Books and Records earlier than permitted by law;

(iii)	made any contribution to any candidate for public office; where either the payment or the purpose of such contribution, payment, loan, reward or gift was, is, or would be prohibited under the Criminal Code of Canada, the Corruption of Foreign Public Officials Act (Canada) or any other applicable Laws of similar purpose and scope (collectively, “Anti-Corruption Laws”); or

(iv)	Used any Assets for the establishment of any unlawful or unrecorded fund of monies or other assets, or the making of any unlawful or undisclosed payment.

(e)	The Corporation has developed comprehensive policies, programs, and internal controls to ensure compliance by it with all AML Laws and Anti-Corruption Laws applicable to it. The Corporation has not breached or violated any reporting, recordkeeping, or ongoing monitoring obligations under applicable AML Laws or Anti-Corruption Laws.

(f)	The Corporation has not breached or violated any Law regulating lobbying, accounting, bids or conflicts of interest. To the knowledge of Holdcos 2, no change, fact, event, circumstance, condition or omission has occurred in respect of the Business that could result in the Corporation being suspended or debarred from doing business with a Governmental Authority or otherwise prevent the Corporation from bidding on or applying for Contracts with a Governmental Authority after Closing.

3.47	Investment Canada Act

The enterprise value of the Corporation being acquired, that is to say the market capitalization of the Corporation plus its total liabilities excluding its ordinary course liabilities, minus the Corporation’s cash and cash equivalents, as calculated in accordance with the Investment Canada Act, is less than $1.043 billion, which is the applicable threshold for the Purchaser as a WTO Investor under Section 14.1 of the Investment Canada Act.

3.48	Competition Act

The Corporation does not have assets in Canada or gross revenue from sales in or from Canada greater than $93,000,000 as calculated in accordance with the Competition Act.

3.49	Conflicts of Interests

None of the Corporation and its directors, officers and the Principals has (i) any direct or indirect interest in any firm, corporation, association or business enterprise which competes with, is a customer or sales agent of or is engaged in any business of the kind being conducted by the Corporation; or (ii) any interest, direct or indirect, in any Contract with, commitment or obligation of or to, or Claim against the Corporation.

3.50	No Brokers’ Fees, etc.

The Corporation has not incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement or any of the other Transaction Documents.

Article 4
Representations and Warranties of Holdcos 2, the Principals and the Trusts

Each Holdco 2, jointly with its applicable Principal and Trust, and severally and not jointly with each other Holdco 2, gives the following representations and warranties as of the date hereof and as of the Closing Date, as to themselves only, and acknowledges and confirms that the Purchaser is relying upon the representations and warranties in entering into this Agreement and purchasing the Purchased Shares (it being understood for more clarity that a particular Holdco 2 and its applicable Principal does not give representations and warranties on the other Holdcos 2 and their Principals and Trust, as applicable). For the purposes of this Article 4, Mr. Simard is Holdco 2 Simard’s Principal, Mr. Kirouac is Holdco 2 Kirouac’s Principal, Mr. Lafrance is Holdco 2 Lafrance’s Principal and Mr. Coulombe is Holdco 2 Coulombe’s Principal. For purposes of this Article 4, the Simard Trust is the applicable Trust for Holdco 2 Simard and the Lafrance Trust is the applicable Trust for Holdco 2 Lafrance.

4.1	Corporate Status

Holdco 2 is a corporation formed, organized and existing under the laws of its jurisdiction of organization and has the corporate power and capacity to own and operate its property and assets, carry on its business and enter into and perform its obligations under this Agreement and each of the other Transaction Documents to which it is a party.

4.2	Corporate Authorizations

The execution, delivery and performance by Holdco 2 of this Agreement and each of the other Transaction Documents to which it is a party (including the transfer of the Purchased Shares):

(a)	have been duly authorized by all necessary corporate action on the part of Holdco 2, as the case may be;

(b)	do not (or would not with the giving of notice, the passage of time or the happening of any other event or circumstance) result in a breach or a violation of, or conflict with, or to the knowledge of the Holdcos 2, allow any other Person to exercise any rights under, any of its corporate documents, shareholders’ agreements, by-laws or resolutions of its board of directors or shareholders;

Holdco 2’s Principal has attained the age of majority and has the legal capacity and competence to enter into and perform all of his obligations in this Agreement. Each Trust has authority to enter into and perform all obligations in this Agreement.

4.3	No Conflict with Authorizations, Laws, etc.

The execution, delivery and performance by Holdco 2 and its Principal and Trust, if applicable, of this Agreement and each of the other Transaction Documents to which they are a party do not (or would not with the giving of notice, the passage of time or the happening of any other event or circumstance):

(a)	result in a breach or a violation of, conflict with, or cause the termination or revocation of, any Authorization held by Holdco 2,its Principal or Trust or necessary to the ownership of Holdco 2’s Purchased Shares;

(b)	result in or require the creation of any Lien upon any of Holdco 2’s Purchased Shares or M. Coulombe’s Purchased Shares;

(c)	result in a breach or a violation of, or conflict with, any judgement, order or decree of any Governmental Authority; or

(d)	result in a breach or a violation of, or conflict with, any Law applicable to Holdco 2, its Principal or Trust.

4.4	Required Authorizations or Consents

There is no requirement for Holdco 2, its Principal or Trust to make any filing, give any notice, or obtain any Authorization or Consent as a result of, or in connection with, or as a condition to the lawful completion of the Transactions.

4.5	No Conflict with Contracts

The execution, delivery and performance by Holdco 2,its Principal and Trust, of this Agreement and each of the other Transaction Documents to which they are a party do not (or would not with the giving of notice, the passage of time or the happening of any other event or circumstance):

(a)	result in a breach or a violation of, or conflict with, any Contract binding on or affecting Holdco 2’s Purchased Shares or M. Coulombe’s Purchased Shares; or

(b)	result in or give any Person the right to seek, or to cause the termination, cancellation, amendment or renegotiation of any Contract binding on or affecting Holdco 2’s Purchased Shares or M. Coulombe’s Purchased Shares.

4.6	Execution and Binding Obligation

This Agreement and each of the other Transaction Documents to which Holdco 2 and/or its Principal and Trust is a party have been (or will be) duly executed and delivered by Holdco 2 and/or its Principal and Trust, as the case may be, and constitute (or will constitute upon such execution and delivery) legal, valid and binding obligations of Holdco 2 or its Principal and Trust, as applicable, enforceable against them in accordance with their respective terms.

4.7	Title to Purchased Shares

The Purchased Shares described in Section 4.7 of the Sellers’ Disclosure Letter of the Agreement and attributed to Holdco 2 and M. Coulombe will, at Closing, be owned by Holdco 2 and M. Coulombe as the registered and beneficial owner thereof with good and valid title thereto, free and clear of all Liens including pre-emptive rights, rights of first refusal or “put” or “call” rights created by statute, articles or otherwise. Upon completion of the Transactions, the Purchaser will have legal and beneficial and good and valid title to such Purchased Shares sold by Holdco 2 and M, Coulombe, free and clear of all Liens other than those created by the Purchaser.

4.8	No Other Agreements to Purchase

At Closing, except for Purchaser’s rights under this Agreement, no Person will have any agreement, option or warrant, or any right or privilege (whether by Law or by Contract) capable of becoming such, for the purchase or acquisition from Holdco 2 and M. Coulombe of its Purchased Shares.

4.9	Residence of Holdco 2

Holdco 2,its Principal and Trust are not non-residents of Canada within the meaning of the Tax Act.

4.10	Litigation

There are no actions, suits or Proceedings, at law or in equity pending, or to the knowledge of Holdco 2, threatened against or affecting such Holdco 2 or its Principal and/or Trust which would adversely affect such Holdco 2’s and its Principal’s and Trust’s performance under this Agreement, the Transaction Documents or other agreements contemplated hereby to which such Holdco 2 and/or its Principal and Trust is a party or the consummation of the transactions contemplated hereby.

Article 5
Representations and Warranties of BDCC

BDCC gives the following representations and warranties as of the date hereof and as of the Closing Date, as to itself, and acknowledges and confirms that the Purchaser is relying upon the representations and warranties in entering into this Agreement and purchasing the Purchased Shares:

5.1	Corporate Status

BDCC is a corporation formed, organized and existing under the laws of Canada and has the corporate power and capacity to own and operate its property and assets, carry on its business and enter into and perform its obligations under this Agreement and each of the other Transaction Documents to which it is a party.

5.2	Corporate Authorizations

The execution, delivery and performance by BDCC of this Agreement and each of the other Transaction Documents to which it is a party (including the transfer of the Purchased Shares) :

(a)	have been duly authorized by all necessary corporate action on the part of BDCC; and

(b)	do not (or would not with the giving of notice, the passage of time or the happening of any other event or circumstance) result in a breach or a violation of, or conflict with, or allow any other Person to exercise any rights under, any of its corporate documents, shareholders’ agreements, by-laws or resolutions of its board of directors or shareholders.

5.3	No Conflict with Authorizations, Laws, etc.

The execution, delivery and performance by BDCC of this Agreement and each of the other Transaction Documents to which it is a party do not (or would not with the giving of notice, the passage of time or the happening of any other event or circumstance) :

(a)	result in a breach or a violation of, conflict with, or cause the termination or revocation of, any Authorization held by BDCC or necessary to the ownership of BDCC’s Purchased Shares;

(b)	result in or require the creation of any Lien upon any of BDCC’s Purchased Shares;

(c)	result in a breach or a violation of, or conflict with, any judgement, order or decree of any Governmental Authority; or

(d)	result in a breach or a violation of, or conflict with, any Law applicable to BDCC.

5.4	Required Authorizations or Consents

There is no requirement for BDCC to make any filing, give any notice, or obtain any Authorization or Consent as a result of, or in connection with, or as a condition to the lawful completion of the Transactions.

5.5	No Conflict with Contracts

The execution, delivery and performance by BDCC of this Agreement and each of the other Transaction Documents to which it is a party do not (or would not with the giving of notice, the passage of time or the happening of any other event or circumstance):

(a)	result in a breach or a violation of, or conflict with, any Contract binding on or affecting BDCC’s Purchased Shares; or

(b)	result in or give any Person the right to seek, or to cause the termination, cancellation, amendment or renegotiation of any Contract binding on or affecting BDCC’s Purchased Shares.

5.6	Execution and Binding Obligation

This Agreement and each of the other Transaction Documents to which BDCC is a party have been (or will be) duly executed and delivered by BDCC and constitute (or will constitute upon such execution and delivery) legal, valid and binding obligations of BDCC enforceable against it in accordance with their respective terms.

5.7	Title to Purchased Shares

The Purchased Shares described in Section 5.7 of the Sellers’ Disclosure Letter and attributed to BDCC are owned by BDCC as the registered and beneficial owner thereof with good and valid title thereto, free and clear of all Liens including pre-emptive rights, rights of first refusal or “put” or “call” rights created by statute, any articles or otherwise. Upon completion of the Transactions, the Purchaser will have legal and beneficial and good and valid title to the Purchased Shares sold by BDCC, free and clear of all Liens other than those created by the Purchaser.

5.8	No Other Agreements to Purchase

Except for Purchaser’s rights under this Agreement, no Person has any written or oral agreement, option or warrant, or any right or privilege (whether by Law or by Contract) capable of becoming such, for the purchase or acquisition from BDCC of its Purchased Shares.

5.9	Residence of BDCC

BDCC is not a non-resident of Canada within the meaning of the Tax Act.

5.10	Litigation

There are no actions, suits or Proceedings, at law or in equity pending, or to the knowledge of BDCC, threatened against or affecting BDCC which would adversely affect BDCC’s performance under this Agreement, the Transaction Documents or other agreements contemplated hereby to which BDCC is a party or the consummation of the transactions contemplated hereby.

Article 6
Representations and Warranties of Holdcos 2 and the Principals on Holdcos 3

Each Holdco 2, jointly with its applicable Principal, and severally and not jointly with each other Holdco 2, gives the following representations and warranties as of the date hereof and as of the Closing Date, as to its related Holdco 3, and acknowledges and confirms that the Purchaser is relying upon the representations and warranties in entering into this Agreement and purchasing the Purchased Shares (it being understood that a particular Holdco 2 and its Principal does not give representations and warranties with respect to the other Holdcos 3). For the purposes of this Article 6, Holdco 3 Simard is related to M., Simard and Holdco 2 Simard, Holdco 3 Kirouac is related to Mr. Kirouac and Holdco 2 Kirouac, Holdco 3 Lafrance is related to Mr. Lafrance and Holdco 2 Lafrance and Holdco 3 Coulombe is related to Mr. Coulombe and Holdco 2 Coulombe.

6.1	Corporate Status

Holdco 3 is a corporation formed, organized and existing under the laws of its jurisdiction of organization and has the corporate power and capacity to own and operate its property and assets, carry on its business and enter into and perform its obligations under this Agreement and each of the other Transaction Documents to which it is a party.

6.2	Corporate Authorizations

The execution, delivery and performance by Holdco 3, of this Agreement and each of the other Transaction Documents to which it is a party (including the transfer of the Purchased Shares) :

(a)	have been duly authorized by all necessary corporate action on the part of Holdco 3; and

(b)	do not (or would not with the giving of notice, the passage of time or the happening of any other event or circumstance) result in a breach or a violation of, or conflict with, or allow any other Person to exercise any rights under, any of its corporate documents, shareholders’ agreements, by-laws or resolutions of its board of directors or shareholders.

6.3	No Conflict with Authorizations, Laws, etc.

The execution, delivery and performance by Holdco 3, of this Agreement and each of the other Transaction Documents to which it is a party do not (or would not with the giving of notice, the passage of time or the happening of any other event or circumstance) :

(a)	result in a breach or a violation of, conflict with, or cause the termination or revocation of, any Authorization held by Holdco 3 or necessary to the ownership of the shares held by Holdco 3 in FDTX (the “FDTX Shares”);

(b)	result in or require the creation of any Lien upon any FDTX Shares;

(c)	result in a breach or a violation of, or conflict with, any judgement, order or decree of any Governmental Authority, or

(d)	result in a breach or a violation of, or conflict with, any Law applicable to Holdco 3

6.4	Required Authorizations or Consents

There is no requirement for Holdco 3 to make any filing, give any notice, or obtain any Authorization or Consent as a result of, or in connection with, or as a condition to the lawful completion of the Transactions, other than Tax filings required under applicable Laws.

6.5	No Conflict with Contracts

The execution, delivery and performance by Holdco 3, of this Agreement and each of the other Transaction Documents to which it is a party do not (or would not with the giving of notice, the passage of time or the happening of any other event or circumstance):

(a)	result in a breach or a violation of, or conflict with, any Contract binding on or affecting Holdco 3 or the FDTX Shares; or

(b)	result in or give any Person the right to seek, or to cause :

(i)	the termination, cancellation, amendment or renegotiation of any Contract binding on or affecting Holdco 3 or the FDTX Shares;

(ii)	the acceleration of any debt or other similar obligation of Holdco 3; or

(iii)	the forfeiture or other loss, in whole or in part, of any benefit which would otherwise accrue to Holdco 3.

6.6	Execution and Binding Obligation

This Agreement and each of the other Transaction Documents to which Holdco 3 is a party have been (or will be) duly executed and delivered by Holdco 3, and constitute (or will constitute upon such execution and delivery) legal, valid and binding obligations of Holdco 3, as the case may be, enforceable against it in accordance with their respective terms.

6.7	Authorized and Issued Capital

The authorized capital of Holdco 3 is as described in Section 6.7 of the Sellers’ Disclosure Letter and all the shares related thereto have been duly issued and are outstanding as fully paid and non-assessable. They represent all of the issued and outstanding securities in the capital of Holdco 3. All of such shares have been issued in compliance with all applicable Laws (including securities Laws). Holdco 3 is a private issuer (as such term is defined in Section 2.4 of Regulation 45-106 respecting Prospectus Exemptions (chapter V-1.1, r.21). Except as set out on Section 6.7 of the Sellers’ Disclosure Letter, there are no outstanding or authorized options, warrants, rights, contracts, pledges, convertible securities or other rights, agreements, arrangements or commitments relating to the capital stock of Holdco 3 or any obligation of Holdco 3 to issue or sell any shares of its capital stock. Except as set out in Section 6.7 of the Sellers’ Disclosure Letter, Holdco 3 has no outstanding or authorized any stock appreciation, phantom stock or similar rights.

6.8	Title to FDTX Shares

The FDTX Shares described in Section 6.8 of the Sellers’ Disclosure Letter and attributed to Holdco 3 will, at Closing, be owned by Holdco 3 as the registered and beneficial owner thereof with good and valid title thereto, free and clear of all Liens including pre-emptive rights, rights of first refusal or “put” or “call” rights created by statute, articles or otherwise.

6.9	No Other Agreements to Purchase

At Closing, except for the Purchaser’s rights under this Agreement, no Person will have any written or oral agreement, option, warrant, understanding or commitment or any right or privilege (whether by law, contractual or otherwise) capable of becoming such for:

(a)	the purchase or acquisition of shares in the capital of Holdco 3, or

(b)	the purchase, subscription, allotment or issuance of any of the unissued shares or other securities of Holdco 3.

6.10	Dividends and Other Distributions

Other than under the Pre-Closing Reorganization, since the Reference Date, Holdco 3 has not declared or paid any dividends or declared or made any other distribution on the shares or other securities held by its shareholders and has not, directly or indirectly, redeemed, purchased or otherwise acquired any of their shares or other securities or agreed to do any of the foregoing.

6.11	Officers and Directors

A complete and accurate list of all of the directors and officers of Holdco 3 as at the date of this Agreement is set out in Section 6.11 of the Sellers’ Disclosure Letter.

6.12	Unanimous Shareholders’ Agreement

Except as disclosed in Section 6.12 of the Sellers’ Disclosure Letter, Holdco 3 has never been a party to, subject to, or affected by, any unanimous shareholders’ agreement or declaration. There are no shareholders’ agreements, pooling agreements, voting trusts, promises or other similar agreements or understandings with respect to the ownership or voting or transfers of any of the securities of Holdco 3.

6.13	Corporate Records

The Corporate Records of Holdco 3 are complete and accurate and all corporate proceedings and actions reflected in the Corporate Records have been conducted or taken in compliance with all applicable Laws and with the articles and by-laws of Holdco 3.

6.14	Subsidiaries

Except for FDTX, Holdco 3 has no Subsidiaries and has no right, title or interest (record or beneficial) to any securities or other ownership, equity or proprietary interests in any other Person or right of any kind to have any such security or equity interest issued.

6.15	Compliance with Laws

Holdco 3 is conducting and has conducted its operation in compliance with all applicable Laws and, to knowledge of Holdco 2, there is no allegation of non-compliance with any such Law. Holdco 3 and its managers, officers, employees and agents (in their capacities as such) have complied with and are in compliance with all orders, decrees or judgments promulgated or issued by any Governmental Authority.

6.16	Books and Records

All accounting and financial Books and Records of Holdco 3 have been fully, properly and accurately kept and are complete in all material respects. Such Books and Records are not recorded, stored, maintained, operated or otherwise wholly or partly dependent upon or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which are not or will not be available to Holdco 3 in the Ordinary Course after Closing.

6.17	Intentionally Removed.

6.18	No undisclosed Liabilities

Holdco 3 has no assets, liabilities or obligations of any nature (whether absolute, accrued, contingent or otherwise, matured or unmatured) other than its shares of FDTX.

6.19	Accounts and Powers of Attorney

Section 6.19 of the Sellers’ Disclosure Letter sets out a complete and accurate list showing:

(a)	all bank and securities accounts (including any blocked accounts) of Holdco 3, the name and address of each bank or securities intermediary within which Holdco 3 has an account or safety deposit box and the names of all Persons authorized to draw on the account or to have access to the safety deposit box; and

(b)	the names of all Persons holding powers of attorney for Holdco 3.

True, correct and complete copies of all powers of attorney granted by Holdco 3 have been provided to the Purchaser.

6.20	Litigation

There are no actions, suits or Proceedings, at law or in equity, by any Person, nor any arbitration, administrative or other proceeding by or before (or, to the knowledge of the Holdco 2, any investigation by) any Governmental Authority, current or pending, or, to the knowledge of the Holdco 2, threatened against or affecting Holdco 3, any of its officers or directors (in their capacity as such) or the FDTX Shares. No event has occurred or circumstance exists which could reasonably be expected to give rise to, or serve as a valid basis for, the commencement of any action, suit, proceeding, arbitration or investigation by or against Holdco 3, any of its officers or directors (in their capacity as such) or the FDTX Shares. Holdco 3 has not been subject to any judgment, order or decree entered in any lawsuit or proceeding and has not settled any claim prior to being sued or prosecuted or a judgment being given in respect of it.

6.21	Taxes

(a)	Holdco 3 has prepared and filed all Tax Returns within the prescribed period with the appropriate Tax Authority in accordance with applicable Laws. Holdco 3 has reported all income and all other amounts and information required by applicable Laws to be reported on each such Tax Return. Each such Tax Return is true, correct and complete in all material respects.

(b)	Holdco 3 has paid, within the prescribed period, all Taxes owed for any Pre-Closing Tax Period and instalments of Taxes for the current Pre-Closing Tax Period which are required to be paid to any Tax Authority pursuant to applicable Laws. No deficiency with respect to the payment of any Taxes owed for any Pre-Closing Tax Period or instalments of Taxes for the current Pre-Closing Tax Period has been asserted against it by any Tax Authority.

(c)	Holdco 3 has complied with all applicable Laws relating to the withholding of Taxes and has properly and timely withheld all Taxes required to be withheld by it. Holdco 3 has properly and timely remitted or paid all such withheld Taxes to the appropriate Tax Authority or has properly set aside such withheld amounts in accounts for such purpose.

(d)	There are no proceedings, investigations or audits pending or, to the knowledge of Holdco 2, threatened against Holdco 3 in respect of any Taxes. No event has occurred or circumstance exists which would reasonably be expected to give rise to or serve as a valid basis for the commencement of any such proceeding, investigation or audit. There are no matters under discussion, audit or appeal with any Tax Authority relating to Taxes. All Tax Returns of Holdco 3 for taxation years ending on or before December 31, 2020 have been assessed by the relevant Tax Authority and have been made available to the Purchaser for review.

(e)	Holdco 3 has not requested, entered into any agreement or other arrangement, or executed any waiver providing for, any extension of time within which (i) to file any Tax Return, (ii) to file any elections, designations or similar filings relating to Taxes, (iii) it is required to pay or remit any Taxes or amounts on account of Taxes, or (iv) any Tax Authority may assess or collect Taxes for which Holdco 3 is or may be liable.

(f)	Holdco 3 does not have any liability for the Taxes of any Person, as a transferee or successor, by contract or otherwise. Holdco 3 is not and has not ever been a party to or bound by any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or other similar agreement.

(g)	Holdco 3 has never been required to file any Tax Return with, and has never been liable to pay Taxes to, any Tax Authority outside Canada. No jurisdiction in which Holdco 3 has not filed a particular type of Tax Return has asserted that Holdco 3 is or may be required to file such Tax Return in that jurisdiction. Holdco 3 is not registered for sales taxes in any jurisdiction, including for GST/HST and QST.

(h)	Holdco 3 has, at all relevant times, been and is a “taxable Canadian corporation” and a “Canadian-controlled private corporation” within the meaning of the Tax Act.

(i)	Holdco 3 is not a non-resident of Canada within the meaning of the Tax Act.

(j)	Except as set out in Section 6.21 of the Disclosure Letter, Holdco 3 has not made any Tax elections pursuant to any Law except as described in Section 6.21 of the Sellers’ Disclosure Letter. The adjusted cost base to Holdco 3 and the paid-up capital of the FDTX Shares set out in Section 6.21 of the Sellers’ Disclosure Letter is true and complete.

(k)	No Person (other than the Purchaser) has ever acquired or had the right to acquire control of Holdco 3 for purposes of the Tax Act.

(l)	Holdco 3 has not made an “excessive eligible dividend designation” as defined in subsection 89(1) of the Tax Act in respect of any dividend paid, or deemed to have been paid on any class of shares of its capital.

(m)	Holdco 3 has not made a capital dividend election under subsection 83(2) of the Tax Act in an amount which exceeded the amount in its capital dividend account at the time such election was made.

(n)	Holdco 3 has provided or made available to Purchaser prior to the date hereof true, correct and complete copies of all Tax Returns, examination reports, and statements of deficiencies filed, assessed against, or agreed to by Holdco 3 with respect to Taxes and all correspondence with any Tax Authority regarding Taxes.

6.22	No Brokers’ Fees, etc.

Holdco 3 has not incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement or any of the other Transaction Documents.

6.23	No Activity

Since its incorporation, Holdco 3:

(a)	has operated exclusively as a holding corporation;

(b)	does not and has never owned or leased assets with the exception of the shares it owns in FDTX’s share capital;

(c)	does not and has never had employees;

(d)	does not and has never had any liabilities; and

(e)	is not and has never been bound by any Contract and has never had any activities, except in connection with the acquisition of the shares in FDTX share capital, the Pre-Closing Reorganization and this Agreement.

Article 7
Representations and Warranties of Holdcos 2 and the Principals on FDTX

The Holdcos 2 and the Principals, collectively and jointly and severally, give the following representations and warranties as of the date hereof and as of the Closing, as to FDTX, and acknowledge and confirm that the Purchaser is relying upon the representations and warranties in entering into this Agreement and purchasing the Purchased Shares.

7.1	Corporate Status

FDTX is a corporation formed, organized and existing under the laws of its jurisdiction of organization and has the corporate power and capacity to own and operate its property and assets, carry on its business and enter into and perform its obligations under this Agreement and each of the other Transaction Documents to which it is a party.

7.2	Corporate Authorizations

The execution, delivery and performance by FDTX, of this Agreement and each of the other Transaction Documents to which it is a party (including the transfer of the Purchased Shares) :

(a)	have been duly authorized by all necessary corporate action on the part of FDTX; and

(b)	do not (or would not with the giving of notice, the passage of time or the happening of any other event or circumstance) result in a breach or a violation of, or conflict with, or allow any other Person to exercise any rights under, any of its corporate documents, shareholders’ agreements, by-laws or resolutions of its board of directors or shareholders.

7.3	No Conflict with Authorizations, Laws, etc.

(a)	The execution, delivery and performance by FDTX, of this Agreement and each of the other Transaction Documents to which it is a party do not (or would not with the giving of notice, the passage of time or the happening of any other event or circumstance) :

(b)	result in a breach or a violation of, conflict with, or cause the termination or revocation of, any Authorization held by FDTX or necessary to the ownership of the shares held by FDTX in the Corporation (“Corporation Shares”);

(c)	result in or require the creation of any Lien upon any of the Corporation Shares;

(d)	result in a breach or a violation of, or conflict with, any judgement, order or decree of any Governmental Authority; or

(e)	result in a breach or a violation of, or conflict with, any Law applicable to FDTX.

7.4	Required Authorizations or Consents

There is no requirement for FDTX to make any filing, give any notice, or obtain any Authorization or Consent as a result of, or in connection with, or as a condition to the lawful completion of the Transactions, other than Tax filings required under applicable Laws.

7.5	No Conflict with Contracts

The execution, delivery and performance by FDTX, of this Agreement and each of the other Transaction Documents to which it is a party do not (or would not with the giving of notice, the passage of time or the happening of any other event or circumstance) :

(a)	result in a breach or a violation of, or conflict with, any Contract binding on or affecting FDTX or the Corporation Shares; and

(b)	result in or give any Person the right to seek, or to cause:

(i)	the termination, cancellation, amendment or renegotiation of any Contract binding on or affecting FDTX or the Corporation Shares;

(ii)	the acceleration of any debt or other similar obligation of FDTX; or

(iii)	the forfeiture or other loss, in whole or in part, of any benefit which would otherwise accrue to FDTX.

7.6	Execution and Binding Obligation

This Agreement and each of the other Transaction Documents to which FDTX is a party have been (or will be) duly executed and delivered by FDTX, and constitute (or will constitute upon such execution and delivery) legal, valid and binding obligations of FDTX, as the case may be, enforceable against it in accordance with their respective terms.

7.7	Authorized and Issued Capital

The authorized capital of FDTX is as described in Section 7.7 of the Sellers’ Disclosure Letter and all the shares related thereto have been duly issued and are outstanding as fully paid and non-assessable. They represent all of the issued and outstanding securities in the capital of FDTX. All of such shares have been issued in compliance with all applicable Laws (including securities Laws). FDTX is a private issuer (as such is defined in Section 2.4 of Regulation 45-106 respecting Prospectus Exemptions (chapter V-1.1, r.21). Except as set out on Section 7.7 of the Sellers’ Disclosure Letter, there are no outstanding or authorized options, warrants, rights, contracts, pledges, convertible securities or other rights, agreements, arrangements or commitments relating to the capital stock of FDTX or any obligation of FDTX to issue or sell any shares of its capital stock. Except as set out in Section 7.7 of the Sellers’ Disclosure Letter, FDTX has no outstanding or authorized any stock appreciation, phantom stock or similar rights.

7.8	Title to FDTX Shares

The Corporation Shares described in Section 7.8 of the Sellers’ Disclosure Letter and attributed to FDTX are owned by FDTX as the registered and beneficial owner thereof with good and valid title thereto, free and clear of all Liens including pre-emptive rights, rights of first refusal or “put” or “call” rights created by statute, articles or otherwise.

7.9	No Other Agreements to Purchase

Except for the Purchaser’s rights under this Agreement, no Person has any written or oral agreement, option, warrant, understanding or commitment or any right or privilege (whether by law, contractual or otherwise) capable of becoming such for :

(a)	the purchase or acquisition of shares in the capital of FDTX; or

(b)	the purchase, subscription, allotment or issuance of any of the unissued shares or other securities of FDTX.

7.10	Dividends and Other Distributions

Since the Reference Date, FDTX has not declared or paid any dividends or declared or made any other distribution on the shares or other securities held by its shareholders and has not, directly or indirectly, redeemed, purchased or otherwise acquired any of their shares or other securities or agreed to do any of the foregoing.

7.11	Officers and Directors

A complete and accurate list of all of the directors and officers of FDTX as at the date of this Agreement is set out in Section 7.11 of the Sellers’ Disclosure Letter.

7.12	Unanimous Shareholders’ Agreement

Except as disclosed in Section 7.12 of the Sellers’ Disclosure Letter, FDTX has never been a party to, subject to, or affected by, any unanimous shareholders’ agreement or declaration. There are no shareholders’ agreements, pooling agreements, voting trusts, promises or other similar agreements or understandings with respect to the ownership or voting or transfers of any of the securities of FDTX.

7.13	Corporate Records

Except as set out in Section 3.12 of the Disclosure Letter, the Corporate Records of FDTX are complete and accurate and all corporate proceedings and actions reflected in the Corporate Records have been conducted or taken in compliance with all applicable Laws and with the articles and by-laws of FDTX.

7.14	Subsidiaries

Except for the Corporation, FDTX has no Subsidiaries and has no right, title or interest (record or beneficial) to any securities or other ownership, equity or proprietary interests in any other Person or right of any kind to have any such security or equity interest issued.

7.15	Compliance with Laws

FDTX is conducting and has conducted its operation in compliance with all applicable Laws and, to the knowledge of the Holdcos 2, there is no allegation of non-compliance with any such Law. FDTX and its managers, officers, employees and agents (in their capacities as such) have complied with and are in compliance with all orders, decrees or judgments promulgated or issued by any Governmental Authority.

7.16	Books and Records and Internal Financial Controls

All accounting and financial Books and Records of FDTX have been fully, properly and accurately kept and are complete in all material respects. Such Books and Records are not recorded, stored, maintained, operated or otherwise wholly or partly dependent upon or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which are not or will not be available to FDTX in the Ordinary Course after Closing.

7.17	Financial Statements

The unaudited Financial Statements as of June 30, 2021 of FDTX (the “FDTX Financial Statements”), as applicable, have been prepared from and using the Books and Records in accordance with ASPE applied on a basis consistent with those of previous fiscal years, are complete and accurate in all material respects and present fairly in all material respects:

(a)	the financial position of FDTX as of the date thereof and for the period covered thereby;

(b)	all proper accruals as of the dates thereof and for the time periods covered thereby of all amounts which, though not payable until a time after the end of the relevant period, are attributable to activities undertaken during or prior to that period;

(c)	the assets, liabilities, sales, income, losses, retained earnings, accruals, reserves, adjustments and financial condition of FDTX;

(d)	the results of operations of FDTX; and

(e)	the changes in financial position of FDTX, all as at the date and for the period specified in such statements.

True, correct and complete copies of such financial statements have been provided to the Purchaser.

7.18	No undisclosed Liabilities

Except as reflected or reserved against in the balance sheet forming part of FDTX Financial Statements, FDTX has no liabilities or obligations of any nature (whether absolute, accrued, contingent or otherwise, matured or unmatured).

7.19	Accounts and Powers of Attorney

Section 7.19 of the Sellers’ Disclosure Letter sets out a complete and accurate list showing:

(a)	all bank and securities accounts (including any blocked accounts) of FDTX, the name and address of each bank or securities intermediary within which FDTX has an account or safety deposit box and the names of all Persons authorized to draw on the account or to have access to the safety deposit box; and

(b)	the names of all Persons holding powers of attorney for FDTX.

True, correct and complete copies of all powers of attorney granted by FDTX have been provided to the Purchaser.

7.20	Litigation

There are no actions, suits or Proceedings, at law or in equity, by any Person (including the Corporation), nor any arbitration, administrative or other proceeding by or before (or to the knowledge of the Holdcos 2 any investigation by) any Governmental Authority, current or pending, or, to the knowledge of the Holdcos 2, threatened against or affecting FDTX, any of their officers or directors (in their capacity as such) or its Corporation Shares. No event has occurred or circumstance exists which could reasonably be expected to give rise to, or serve as a valid basis for, the commencement of any action, suit, proceeding, arbitration or investigation by or against FDTX, any of its officers or directors (in their capacity as such) or its Corporation Shares. FDTX has not been subject to any judgment, order or decree entered in any lawsuit or proceeding and has not settled any claim prior to being sued or prosecuted or a judgment being given in respect of it.

7.21	Taxes

(a)	FDTX has prepared and filed all Tax Returns within the prescribed period with the appropriate Tax Authority in accordance with applicable Laws. FDTX has reported all income and all other amounts and information required by applicable Laws to be reported on each such Tax Return. Each such Tax Return is true, correct and complete in all material respects.

(b)	FDTX has paid, within the prescribed period, all Taxes owed for any Pre-Closing Tax Period and instalments of Taxes for the current Pre-Closing Tax Period which are required to be paid to any Tax Authority pursuant to applicable Laws. No deficiency with respect to the payment of any Taxes owed for any Pre-Closing Tax Period or instalments of Taxes for the current Pre-Closing Tax Period has been asserted against it by any Tax Authority.

(c)	FDTX has complied with all applicable Laws relating to the withholding of Taxes and has properly and timely withheld all Taxes required to be withheld by it. FDTX has properly and timely remitted or paid all such withheld Taxes to the appropriate Tax Authority or has properly set aside such withheld amounts in accounts for such purpose.

(d)	There are no proceedings, investigations or audits pending or, to the knowledge of the Holdcos 2, threatened against FDTX in respect of any Taxes. No event has occurred or circumstance exists which would reasonably be expected to give rise to or serve as a valid basis for the commencement of any such proceeding, investigation or audit. There are no matters under discussion, audit or appeal with any Tax Authority relating to Taxes. All Tax Returns of FDTX for taxation years ending on or before December 31, 2020 have been assessed by the relevant Tax Authority and have been made available to the Purchaser for review.

(e)	FDTX has not requested, entered into any agreement or other arrangement, or executed any waiver providing for, any extension of time within which (i) to file any Tax Return, (ii) to file any elections, designations or similar filings relating to Taxes, (iii) it is required to pay or remit any Taxes or amounts on account of Taxes, or (iv) any Tax Authority may assess or collect Taxes for which FDTX is or may be liable.

(f)	FDTX does not have any liability for the Taxes of any Person, as a transferee or successor, by contract or otherwise. FDTX is not and has not ever been a party to or bound by any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or other similar agreement..

(g)	FDTX has never been required to file any Tax Return with, and has never been liable to pay Taxes to, any Tax Authority outside Canada. No jurisdiction in which FDTX has not filed a particular type of Tax Return has asserted that FDTX is or may be required to file such Tax Return in that jurisdiction. FDTX is not registered for sales taxes in any jurisdiction, including for GST/HST and QST

(h)	FDTX has, at all relevant times, been and is a “taxable Canadian corporation” and a “Canadian-controlled private corporation” within the meaning of the Tax Act.

(i)	FDTX is not a non-resident of Canada within the meaning of the Tax Act.

(j)	Except as set out in Section 7.21 of the Disclosure Letter, FDTX has not made any Tax elections pursuant to any Law except as described in Section 7.21 of the Sellers’ Disclosure Letter. The adjusted cost base to FDTX and the paid-up capital of the FDTX Shares set out in Section 7.21 of the Sellers’ Disclosure Letter is true and complete.

(k)	No Person (other than the Purchaser) has ever acquired or had the right to acquire control of FDTX for purposes of the Tax Act.

(l)	FDTX has not made an “excessive eligible dividend designation” as defined in subsection 89(1) of the Tax Act in respect of any dividend paid, or deemed to have been paid on any class of shares of its capital.

(m)	FDTX has not made a capital dividend election under subsection 83(2) of the Tax Act in an amount which exceeded the amount in its capital dividend account at the time such election was made.

(n)	FDTX has provided or made available to Purchaser prior to the date hereof true, correct and complete copies of all Tax Returns, examination reports, and statements of deficiencies filed, assessed against, or agreed to by FDTX with respect to Taxes for years beginning on January 1, 2015 and all correspondence with any Tax Authority regarding Taxes for such years.

7.22	No Brokers’ Fees, etc.

FDTX has not incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement or any of the other Transaction Documents.

7.23	No Activity

Since its incorporation, FDTX:

(a)	has operates exclusively as a holding corporation;

(b)	does not and has never owned or leased assets with the exception of the shares it owns in the Corporation’s share capital;

(c)	does not and has never had employees;

(d)	does not and has never had any liabilities; and

(e)	is not and has never been bound by any Contract and has never had any activities, except in connection with the acquisition of shares in the Corporation’s share capital, the Pre-Closing Reorganization and this Agreement.

Article 8
Representations and Warranties of the Purchaser and of the Guarantor

Each of the Guarantor and the Purchaser, jointly and severally, represents and warrants as follows to the Sellers as of the date hereof and as of the Closing and acknowledges and confirms that the Sellers are relying on the representations and warranties in entering into this Agreement and selling the Purchased Shares to the Purchaser:

8.1	Organization and Qualifications

The Guarantor is a corporation duly formed, organized, validly existing, and in good standing under the Laws of Delaware. The Purchaser is a corporation formed, organized, validly existing and in good standing under the laws of Quebec. Each of the Guarantor and the Purchaser has the corporate power and capacity to enter into and perform its obligations under this Agreement and each of the other Transaction Documents to which it is a party.

8.2	Due Authorization

The execution, delivery and performance by the Guarantor or the Purchaser of this Agreement and each of the other Transaction Documents to which it is a party:

(a)	have been duly authorized by all necessary corporate action on the part of the Guarantor or the Purchaser, as applicable; and

(b)	do not (or would not with the giving of written notice, the passage of time or the happening of any other event or circumstance) result in a breach or a violation of, or conflict with, or allow any other Person to exercise any rights under, any of its constating documents, shareholders’ agreements, by-laws or resolutions of its board of directors or shareholders.

8.3	No Conflict; Consents

The execution, delivery and performance by the Purchaser or the Guarantor, as applicable, of this Agreement and each of the other Transaction Documents to which it is a party do not (or would not with the giving of written notice, the passage of time or the happening of any other event or circumstance) in any material respect:

(a)	result in a breach or a violation of, conflict with, or cause the termination or revocation of, any Authorization held by the Purchaser or the Guarantor or necessary to the ownership and transfer of the Purchased Shares;

(b)	result in or require the creation of any Lien upon any of the Purchased Shares or any other property of the Purchaser or the Guarantor;

(c)	require the consent, written notice or other action by any Person under any material contract binding on or affecting the Purchaser or the Guarantor;

(d)	result in a breach or a violation of, or conflict with, any judgement, judicial order or decree of any Governmental Authority; or

(e)	result in a breach or a violation of, or conflict with, any Law applicable to the Purchaser of the Guarantor.

8.4	Required Authorizations

There is no requirement for the Purchaser to make any filing with, give any notice to, or obtain any Authorization of, any Governmental Authority as a result of, or in connection with, or as a condition to the lawful completion of, the Transactions except for the pre-closing notification to the Minister of Innovation, Science, and Economic Development.

8.5	Execution and Binding Obligation

This Agreement and each of the other Transaction Documents to which the Purchaser or the Guarantor is a party have been (or will be) duly executed and delivered by the Purchaser or the Guarantor, as the case may be, and constitute (or will constitute upon such execution and delivery) legal, valid and binding obligations of the Purchaser or the Guarantor, as the case may be, enforceable against it in accordance with their respective terms.

8.6	Solvency.

Guarantor is, and immediately after giving effect to the Closing shall be, (a) able to pay its debts as they become due; (b) own property which has a fair saleable value greater than the amounts required to pay their debts and contractual obligations as they become due and payable (including under this Agreement and including a reasonable estimate of the amount of all contingent liabilities); and (c) have adequate capital to carry on its business. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Corporation.

8.7	Investment Canada Act

Each of the Guarantor and the Purchaser is a “non-Canadian” within the meaning of the Investment Canada Act.

8.8	Purchaser as Principal

The Purchaser is acquiring the Purchased Shares for its own account and not for the benefit of, or on behalf of, any other Person.

8.9	Capitalization

(a)	The Guarantor owns all of the issued and outstanding shares of capital stock (or other equity securities) of the Purchaser.

(b)	The Nasdaqco Shares to be issued pursuant to this Agreement or as Closing Share Consideration have been duly authorized and, when issued, will be validly issued, fully paid and non-assessable Nasdaqco Shares.

8.10	Litigation and Proceedings

Neither the Guarantor nor the Purchaser or any property, asset or business of the Guarantor or the Purchaser is subject to any order by a Governmental Authority, or any continuing investigation by any Governmental Authority, in each case that challenges or seeks to prevent, enjoin or otherwise delay the Transactions. There is no unsatisfied judgment or any open injunction binding upon the Guarantor or the Purchaser which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the ability of the Guarantor or the Purchaser to enter into, perform its obligations under this Agreement and consummate the Transactions.

8.11	SEC Filings and Financial Statements

(a)	The Guarantor has filed and furnished in a timely manner all reports, schedules, forms, prospectuses and registration, proxy and other statements, in each case, required to be filed or furnished by it with or to the SEC (collectively, and in each case including all exhibits thereto and documents incorporated by reference therein, the “Guarantor SEC Documents”). As of their respective effective dates (in the case of the Guarantor SEC Documents that are Registration Statements filed pursuant to the requirements of the Securities Act) and as of the respective dates of the last amendment filed with the SEC (in the case of all other the Guarantor SEC Documents), the Guarantor SEC Documents complied in all material respects with the requirements of the Exchange Act and the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder, each as in effect on the applicable date referred to above, applicable to such the Guarantor SEC Documents, and none of the Guarantor SEC Documents as of such respective dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)	Since the date of the latest Form 10-Q of the Guarantor filed with the SEC, there has not been any change, development, condition, occurrence, event or effect relating to the Guarantor that, individually or in the aggregate, resulted in, or would reasonably be expected to result in, a Material Adverse Effect for the Guarantor.

8.12	NASDAQ Listing

The Nasdaqco Shares are listed under the symbol “INDI” on the Nasdaq Stock Exchange. The Guarantor is in compliance in all material respects with the requirements of the Nasdaq Stock Exchange for continued listing of the Nasdaqco Shares and there is no action or proceeding pending or to the knowledge of the Guarantor threatened against the Guarantor by the Nasdaq Stock Exchange to prohibit or terminate the listing of the Nasdaqco Shares on the Nasdaq Stock Exchange.

8.13	Brokers’ Fees

No broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the Transactions based upon arrangements made by the Guarantor or the Purchaser or any of their respective Affiliates.

Article 9
Covenants of the Parties

9.1	Access for Due Diligence

(a)	Subject to compliance with applicable Laws, during the Closing Period the Sellers and the Principals shall:

(i)	cause the Acquired Entities to continue to give the Purchaser and its accountants, legal advisers and other representatives reasonable access to its personnel, premises, suppliers, customers, Books and Records, Corporate Records, Tax Returns, Contracts and other Assets; and

(ii)	continue to provide the Purchaser with such information relating to the Acquired Entities, the Assets, the Purchased Shares and the Business as the Purchaser may reasonably request.

(b)	At the request of the Purchaser, the Sellers and the Principals shall execute or cause to be executed, such consents, authorizations and directions as may be necessary to enable the Purchaser and its representatives to obtain access to all files and records maintained by Governmental Authorities or other Persons in respect of the Acquired Entities, the Assets, the Purchased Shares and the Business.

9.2	Transaction Personal Information

(a)	Each Party shall comply in all material respects with all applicable Privacy Laws in the course of collecting, disclosing and using Transaction Personal Information. Subject to the foregoing, the Parties may collect, use and disclose Transaction Personal Information for purposes related to the Transactions and that is necessary to determine whether to proceed with such transactions. Prior to Closing, the Purchaser shall not disclose Transaction Personal Information to any Person other than its representatives, including its counsel, who are evaluating and advising on the Transactions.

(b)	The Purchaser shall use Commercially Reasonable Efforts to protect and safeguard Transaction Personal Information against unauthorized use or disclosure and shall cause its representatives to observe the terms of this Section 9.2 and protect and safeguard Transaction Personal Information in their possession. If this Agreement is terminated by the Sellers prior to Closing in accordance with its terms, the Purchaser shall promptly deliver to the Sellers or the Corporation, as the case may be, or permanently delete, all Transaction Personal Information in its possession or in the possession of any of its representatives, including all copies, reproductions, summaries and extracts thereof.

(c)	After Closing, the Sellers and the Principals shall safeguard and protect any Transaction Personal Information which continues to be in its possession or under its control.

9.3	Confidentiality

The Sellers and the Purchaser (an Affiliate of Ay Dee Kay, LLC) acknowledge having signed the Confidentiality Agreement and the Parties agree to comply with such agreement in accordance with its terms.

9.4	Conduct of Business Prior to Closing

(a)	Except as contemplated by this Agreement or as specifically described in Section 9.4 of the Disclosure Letter, during the Closing Period, the Sellers and the Principals shall cause the Corporation to conduct the Business in the Ordinary Course.

(b)	Without limiting the generality of Section 9.4(a), but subject to the exceptions provided for therein, the Sellers and the Principals shall and shall cause the Acquired Entities to:

(i)	preserve intact their current organization, keep available the services of the Employees and maintain good relations with, and the goodwill of, suppliers, customers, landlords, creditors and all other Persons having business relationships with the Corporation;

(ii)	retain possession and control of their Assets and the other property and assets used by them in the operation of the Business, maintain insurance coverage commensurate with existing coverage and preserve the confidentiality of any confidential or proprietary information of the Business or the Acquired Entities;

(iii)	except as required pursuant to any Employee Plan in effect as of the date hereof or as required by applicable Law, not (1) increase the compensation or other benefits payable or to become payable to directors, executive officers, employees or independent contractors of the Acquired Entities, (2) grant any severance or termination pay to, or enter into any severance agreement with any director, executive officer, employee or independent contractor of the Acquired Entities, (3) enter into any employment, severance, retention or change of control agreement with any employee or new hire of the Acquired Entities, (4) establish, adopt, enter into, amend or terminate any Employee Plan or other plan, trust, fund, policy, agreement or arrangement for the benefit of any current or former directors, officers, employees or independent contractors or any of their beneficiaries, (5) take any action to fund or accelerate the payment of compensation or benefits under any Employee Plan, (6) terminate the employment of any executive officer of the Acquired Entities, other than for cause, or (7) hire or promote any employee other than hires or promotions in the ordinary course of business consistent with past practice below the level of vice president with a total annual compensation (base salary plus annual target bonus opportunity) increase of less than ten percent (10%)

(iv)	to pay within the time prescribed by applicable Tax legislation the proper amount of instalments of Taxes;

(v)	to make adequate provision in the financial statements of the Acquired Entities for Taxes which relate to a Pre-Closing Tax Period;

(vi)	to withhold from each payment made by it the amount of all Taxes and other deductions required to be withheld therefrom and to pay the same to the proper Tax Authority within the time prescribed under any applicable Laws;

(vii)	not amend or re-file any Tax Return, make, amend or rescind any Tax election, or settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, in each case except with the prior written consent of the Purchaser, such consent not to be unreasonably withheld, conditioned or delayed;

(viii)	not change any of their methods of accounting for income Tax purposes from those employed in the preparation of their last income Tax Returns, except as may be required by applicable Laws;

(ix)	not to request from any Tax Authority an advance tax ruling or determination or enter into any arrangements to provide for an extension of time with respect to the assessment or reassessment of Tax or the filing of any Tax Returns, payment of Tax by, or the levying of any governmental charge against, the Acquired Entities, without the consent of the Purchaser, which consent shall not unreasonably be withheld;

(x)	periodically report to the Purchaser concerning material matters relating to the Business and the Acquired Entities; and

(xi)	not execute any of the transactions listed in Section 3.15.

(c)	The Purchaser and the Guarantor shall:

(i)	effect all necessary registrations, filings and submissions of information of the Purchaser required by the Governmental Authorities for the purposes of the consummation of the Transactions;

(ii)	materially comply promptly with all mandatory requirements which applicable Laws may impose on the Purchaser with respect to the Transactions or in any Transaction Document;

(iii)	defend all Claims and use its Commercially Reasonable Efforts to lift or rescind any injunction or restraining order or other order relating to the Purchaser and/or Guarantor, challenging or affecting this Agreement or the Transaction Documents or the consummation of the Transactions;

(iv)	take, when required, all necessary steps and proceedings to permit the Nasdaqco Shares to be issued pursuant to this Agreement or the Cancellation and Release Agreement; and

(v)	prepare and file with the Nasdaq Stock Exchange, all necessary applications or other documents and pay all fees required in order to obtain the approval of the Nasdaq Stock Exchange in respect of the issuance and listing of the Nasdaqco Shares to be issued pursuant to this Agreement or the Cancellation and Release Agreement.

9.5	Actions to Satisfy Closing Conditions

(a)	Except as otherwise provided in this Agreement, the Sellers and the Principals shall take all such actions as are within their control and shall use Commercially Reasonable Efforts to cause other actions to be taken which are not within its control, so as to ensure compliance with all of the conditions set forth in Section 12.1 including ensuring that during the Closing Period and at Closing, there is no breach of any of its representations and warranties.

(b)	Except as otherwise provided in this Agreement, the Purchaser and the Guarantor shall take all such actions as are within their control and shall use Commercially Reasonable Efforts to cause other actions to be taken which are not within their control, so as to ensure compliance with all of the conditions set forth in Section 12.2 including ensuring that during the Closing Period and at Closing, there is no breach of any of their respective covenants, representations and warranties.

9.6	Transfer of the Purchased Shares

The Sellers and the Principals shall take all necessary steps and corporate proceedings to permit good title to the Purchased Shares to be duly and validly transferred and assigned to the Purchaser at the Closing, free and clear of all Liens.

9.7	Consents

The Sellers and the Principals shall use Commercially Reasonable Efforts to obtain, prior to Closing, all Consents necessary or advisable in connection with the transfer of the Purchased Shares and the completion of the other Transactions. Such Consents shall be on such terms as are acceptable to the Purchaser, acting reasonably.

9.8	Filings and Governmental Authorizations

(a)	Each of the Sellers and the Principals, the Guarantor and the Purchaser (as applicable) shall:

(i)	as soon as practicable and in any event within one (1) Business Day after execution of this Agreement, make, or cause to be made, all such filings and submissions under all Laws applicable to it (including the Investment Canada Act and any other applicable antitrust Laws), as may be required for it to complete the transfer of the Purchased Shares and the other Transactions; and

(ii)	otherwise use Commercially Reasonable Efforts to obtain, or cause to be obtained, all Authorizations necessary or advisable in order to complete the transfer of the Purchased Shares and the other Transactions, including but not limited to any Authorizations relating to national security review processes under the Investment Canada Act and controlled goods registrations under the Defense Production Act, as may be applicable.

(iii)	as soon as practicable and in any event within one (1) Business Day after the execution of this Agreement, the Purchaser shall, with the full collaboration of the Corporation and of the Sellers, cause to be made the completed filing required under the Investment Canada Act in respect of the Transactions.

Subject to compliance at all times with applicable Law and the other provisions of the Agreement (including Section 9.2), the Sellers, the Principals, the Guarantor and the Purchaser shall coordinate and cooperate with each other in exchanging information and supplying such assistance as is reasonably requested in connection with the foregoing including providing each Party with all notices and information supplied to or filed with or received from any Governmental Authority (except for notices and information which the Sellers, the Principals, the Trusts, the Guarantor or the Purchaser, in each case acting reasonably, considers highly confidential and sensitive and which may be filed on a confidential basis).

(b)	Without limiting the generality of the foregoing, each of the Sellers, the Principals, the Guarantor and the Purchaser shall:

(i)	comply, at the earliest practicable date and after consultation with the other Party, with any request for additional information or documentary material received by it from the responsible Minister under the Investment Canada Act or any other antitrust Governmental Authority, as applicable;

(ii)	cooperate with one another in connection with any filings or other submission aimed at resolving any investigation or other inquiry concerning the Transactions initiated by the responsible Minister under the Investment Canada Act or any other antitrust Governmental Authority, including providing each other with copies of any notifications, filings, applications and other submissions in draft form so that the other Party can confirm that information contained within is consistent and accurate; and

(iii)	cause any applicable waiting periods under the Investment Canada Act or any other applicable antitrust Law to terminate or expire at the earliest possible date and to obtain the Investment Canada Act Approval and any other necessary approvals of the Transactions.

(c)	Guarantor will file with the SEC a Form S-8 Registration Statement and deliver the related Form S-8 prospectus to plan participants related to the options issued to the Option Holders no later than September 30, 2021.

(d)	Guarantor will file with the SEC a Registration Statement on Form S-1 related to the resale of the Nasdaqco Shares received by the Sellers the later of September 30, 2021 or fifteen (15) Business Days after having received from the Corporation the US GAAP Financial Statements, if such financials are required to be delivered, and use Commercially Reasonable Efforts to have such Registration Statement declared effective by the SEC prior to December 10, 2021.

(e)	At the latest of ten (10) Business Day after to Closing, the Guarantor will file with the Nasdaq Stock Exchange a supplemental listing application for the issuance and listing on the Nasdaq Stock Exchange of the Nasdaqco Shares.

(f)	As soon as practicable, and in any event within the period and in the manner prescribed by s. 9(2) of the Controlled Goods Regulations (SOR/2001-32), the Corporation shall make, or cause to be made, and the Purchaser shall deploy commercially reasonable efforts to assist the Corporation in making, a filing of the notice to the Controlled Goods Program Public Works Canada (controlled goods program), and the Purchaser shall submit any required security assessment application, as requested by the Controlled Goods Directorate and as supported by required supporting documentation under the aforementioned regulations controlled goods program. Notice of Untrue Representation or Warranty.

(g)	During the Closing Period, each Party shall promptly notify the other Parties of any facts, conditions, matters or occurrences that would or would reasonably be likely to cause a material breach or inaccuracy of any representations and warranties or the non-fulfillment of any covenant of such Party under this Agreement.

9.9	Environmental Investigations and Due Diligence

(a)	Without limiting the generality of Section 9.1 but subject to Section 9.10(b) the Sellers and the Principals shall permit the Purchaser to conduct such interviews, tests and inspections in respect of environmental matters relating to the Corporation, the Business, the Past Owned Properties, the Leased Properties and the other Assets as the Purchaser deems necessary or advisable. The Sellers and the Principals shall also permit the Purchaser, at Purchaser’s sole cost and expenses, to carry out (or have its consultant carry out) a Phase 1 environmental site assessment, as well as any follow-up testing, and an environmental audit/compliance review with respect to potential liability under Environmental Laws of the Corporation, the Business, the Past Owned Properties the Leased Properties and the other Assets. The Sellers and the Principals shall cooperate with and provide, and cause the Corporation to cooperate with and provide, all necessary authorizations and site access and all information reasonably required to the Purchaser and its environmental consultants for these purposes and the Sellers and the Principals may accompany the Purchaser and its consultants on any inspection or site visit.

(b)	The Purchaser shall, at Purchaser’s sole cost and expenses, repair any physical damage caused by any Phase 1 or follow-up assessment and audit or the environmental due diligence activities carried out by the Purchaser or its consultants.

9.10	Use of Name and Internet Address

From and after the Closing Date, neither of the Sellers, the Principals nor any of their Affiliates shall use the words “TeraXion” or any part thereof or any similar words in connection with their respective businesses or otherwise, including without limitation removal of the name “TeraXion” in connection with any documentation or signage related to Campus TeraXion inc.

9.11	Books and Records

At Closing, all the Books and Records will be located at the Einstein Property or otherwise delivered to the Purchaser. The Purchaser shall retain all accounting and Tax Books and Records relating to the Acquired Entities for a period of six years from the Closing Date or for such longer period as may be required by applicable Laws, but the Purchaser is not responsible or liable to the Sellers, the Principals or the Trusts for any accidental loss or destruction of, or damage to, any such Books and Records but shall use Commercially Reasonable Efforts to prevent any such loss, destruction or damage. So long as any such Books and Records are retained by the Purchaser pursuant to this Agreement, the Sellers and the Purchasers may inspect and make copies (at their own expense) of them for purposes of preparing their own Tax returns at any time during normal business hours and upon reasonable notice and without undue interference to the business operations of the Corporation. The Purchaser may have its representatives present during any such inspection.

9.12	R&W Insurance Policy

The Parties shall use their respective Commercially Reasonable Efforts to satisfy all conditions precedent to the issuance of the R&W Insurance Policy so as to permit its issuance at Closing. Provided all such conditions precedent are satisfied, the Purchaser shall:

(a)	purchase the R&W Insurance Policy with effect on the Closing Date; and

(b)	on or prior to Closing, pay the R&W Insurance Policy premium, underwriting fees, due diligence costs and expenses and other costs and expenses related to the purchase or placement of the R&W Insurance Policy (collectively, the “R&W Costs”). The Sellers shall reimburse the Purchaser for 50% of the R&W Costs upon receipt of documentation evidencing the payment of all such R&W Costs by the Purchaser.

9.13	Pre-Closing Reorganization

The Holdcos 2 and the Principals shall, and shall cause the Acquired Entities to, take all steps necessary to effect and carry out the Pre-Closing Reorganization. The Holdcos 2 and the Principals shall (i) provide drafts of all Pre-Closing Reorganization documents as soon as practicable, but no less than ten (10) Business Days prior to the date on which the Holdcos 2 and the Principals and the Acquired Entities intend to cause the Pre-Closing Reorganization to be consummated, (ii) consider and incorporate, in each case acting reasonably and without affecting the positive outcome of the Pre-Closing Reorganization for the Sellers, comments received from the Purchaser and its advisors and (iii) provide the Purchaser with any supporting information or documents reasonably requested by the Purchaser or its advisors.

9.14	US GAAP Conversion of Financial Statements

As soon as practicable after the execution of this Agreement, the Corporation will have converted to US GAAP the Audited Financial Statements of the Corporation for the periods ending on December 31, 2019 and 2020, as well as the Interim Financial Statements, it being understood however that such will remain stated in Canadian currency (the “US GAAP Financial Statements”), the whole in order to allow the Guarantor to satisfy its disclosure obligations, if and as required in order to meet disclosure and comparison obligations in Purchaser’s reasonable discretion. The costs of preparing such conversion shall be borne equally by the Purchaser and the Sellers. The Purchaser recognizes and agrees that conversion differences may arise between the Audited Financial Statements and the Interim Financial Statements and their US GAAP conversions, notably because of the differences of materiality thresholds of the two regimes (ASPE vs US GAAP).

9.15	Release of Liens

The Sellers and the Principals shall use Commercially Reasonable Efforts to assist Purchaser to obtain, prior to Closing, a release of all liens or other security interests filed against any Intellectual Property Rights, including, without limitation, security interests held by BDC Capital Inc. and Canadian Imperial Bank of Commerce.

Article 10
Tax Matters

10.1	Preparation of Tax Returns

(a)	The Sellers and the Principals shall cause to be prepared and filed, at the Sellers’ sole cost and expense, all income Tax Returns of the Acquired Entities which are due after the Closing Date in respect of all Pre-Closing Tax Periods, (other than Tax Returns covering a Straddle Period), which Tax Returns shall be prepared and filed on a timely basis and in a manner consistent with prior practice with respect to the treatment of specific items on such Tax Returns (to the extent such treatment is reasonable in the circumstances and not prohibited by applicable Laws) and shall not be prepared in a manner intended to accelerate or defer any material amount of income or deductions into any taxation year or other period in order to achieve a result favorable to any of the Sellers or the Principals and detrimental to Purchaser; provided, however, that no deductions for transaction expenses and no reserves shall be claimed under the Tax Act and corresponding provincial Law in such Tax Returns. Not less than 30 days prior to the due date of any such Tax Return, the Sellers and the Principals shall provide the Purchaser with a substantially final draft of the Tax Return (the “Draft Return”). The Purchaser and its advisors shall have the right to review the Draft Return and any working papers relating to its preparation. Within 10 days after the date that the Purchaser receives the Draft Return, the Purchaser shall advise the Sellers in writing that it either:

(i)	agrees that the Draft Return was prepared in accordance with the principles set out above; or

(ii)	does not agree that it was so prepared, in which case the Purchaser shall set out, in reasonable detail, the basis for such disagreement.

(b)	If the Purchaser notifies the Sellers of a disagreement pursuant to Section 10.1(a)(ii) the Sellers and the Purchaser shall attempt to resolve such disagreement; provided, however, that if the Sellers and the Purchaser fail to reach agreement, then the disagreement shall be resolved by a nationally recognized firm of independent public accountants to be designated by mutual agreement of the Sellers and the Purchaser, failing which the firm will be Grant Thornton LLP. The fees and expenses of the accountants in making any such determination will be borne 50% by the Sellers and 50% by the Purchaser.

(c)	The Sellers and the Principals shall cause to be prepared and filed all Tax Returns of the Acquired Entities due on or prior to the Closing Date, which Tax Returns must be prepared and filed on a timely basis consistent with existing procedures for preparing such Tax Returns and in a manner consistent with prior practice with respect to the treatment of specific items on the Tax Returns (to the extent such treatment is reasonable in the circumstances and not prohibited by applicable Laws) and shall not be prepared in a manner intended to accelerate or defer any material amount of income or deductions into any taxation year or other period in order to achieve a result favorable to any of the Sellers and detrimental to Purchaser; provided, however, that no deductions for transaction expenses shall be claimed under the Tax Act and corresponding provincial Law in such Tax Returns.

(d)	Without limiting the Sellers’, the Principals’ and the Trusts indemnity set out in Section 14.3 of this Agreement, the Sellers, the Principals and the Trusts shall pay or cause to be paid on or before their respective due dates all Taxes due with respect to any Pre-Closing Tax Period (including Taxes showed as payable on any Draft Return), and in the case of Taxes which relate to the portion of a Straddle Period that falls prior to Closing, the portion of any such Taxes that are treated as attributable to the Pre-Closing Tax Period for purposes of this Agreement shall be:

(i)	in the case of Taxes based upon, or related to, income or receipts, deemed equal to the amount which would be payable if the Taxable period ended at the close of the Closing Date; and

(ii)	in the case of other Taxes, deemed to be the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of days in the period ending on and including the Closing Date and the denominator of which is the number of days in the entire period.

10.2	Cooperation Regarding Tax Matters

(a)	The Sellers, the Principals, the Trusts, the Purchaser and the Acquired Entities shall cooperate fully with each other (and following the Closing Date, Purchaser shall cause the Acquired Entities to cooperate fully with Sellers) and shall make available to each other in a timely fashion such data and other information as may reasonably be required for the preparation and filing of all Tax Returns and in order to contest any audit, assessment or reassessment of Taxes or to pursue any objection or appeal, and shall preserve such data and other information until the expiry of any applicable limitation period under applicable Laws with respect to the periods covered by such Tax Returns.

(b)	If it is determined that any Acquired Entity has made an “excessive eligible dividend designation” (as defined in subsection 89(1) of the Tax Act (and any equivalent provision of applicable provincial Law)), at the request of the Purchaser, the Sellers, the Principals and the Trusts shall concur (or cause the recipient(s) of the relevant dividend to concur), and hereby concurs in advance, in the making of an election under subsection 185.1(2) of the Tax Act (and any equivalent provision of applicable provincial Law) in respect of the full amount thereof, and such election shall be made by the applicable Acquired Entity in the manner and within the time prescribed by the Tax Act (and any equivalent provision of applicable provincial law).

(c)	If it is determined that any Acquired Entity has made an election under subsection 83(2) of the Tax Act (and any equivalent provision of applicable provincial Law) in respect of any dividend paid or payable by it on shares of any class of its capital stock and the full amount of such dividend exceeded the amount of the Acquired Entity’s “capital dividend account” (as defined in the Tax Act and (any equivalent provision of applicable provincial Law)) immediately before the dividend became payable, at the request of the Purchaser, the Sellers, the Principals and the Trusts shall concur (or cause the recipient(s) of the relevant dividend to concur), and hereby concur in advance, in the making of an election under subsection 184(3) of the Tax Act (and any equivalent provision of applicable provincial law) in respect of such dividend, and such election shall be made by the applicable Acquired Entity in the manner and within the time prescribed by the Tax Act (and any equivalent provision of applicable provincial law).

10.3	Restrictive Covenant

The Parties acknowledge that the restrictive covenants contained in the Non Competition Agreements are integral to this Agreement and have been granted to maintain or preserve the fair market value of the Purchased Shares. The Parties confirm that no portion of the Purchase Price (and any adjustment thereto) is either paid or allocated to a “restrictive covenant” as that term is defined for the purposes of section 56.4 of the Tax Act (or for the equivalent provision of any applicable provincial Law). It is intended by the Parties that subsections 56.4(5) and (7) of the Tax Act, and the equivalent provisions of the Taxation Act (Quebec), apply with respect to the restrictive covenants contained in the Non Competition Agreements to the extent those subsections apply to such covenants. To the extent that section 56.4 of the Tax Act, and the equivalent provisions of the Taxation Act (Quebec) require the filing of a joint election in order for these subsections to apply, the Purchaser hereby undertakes to execute such a joint election submitted by the Sellers and acceptable to the Purchaser (acting reasonably) and to be filed by the Sellers with the applicable Tax Authority.

Article 11
Closing

11.1	Date, Time and Place of Closing

The completion of the transaction of purchase and sale contemplated by this Agreement will take place at the offices of Norton Rose Fulbright Canada LLP, 2828, Laurier Boulevard, Norton Rose Fulbright Tower, Suite 1500, Quebec, Canada, G1V 0B9 on the Closing Date or at such other place, on such other date, at such other time or by such other means (including by a virtual closing) as may be agreed by the Parties.

11.2	Sellers’ Closing Deliveries

On or before the Closing Date, the Sellers, the Principals and the Trusts shall deliver or caused to be delivered to the Purchaser the following:

(a)	evidence of the correction of the corporate deficiencies to Purchaser’s reasonable satisfaction;

(b)	release of the Acquired Entities by the Sellers and the Principals (including from all rights and obligations under the 2019 SPA);

(c)	discharge by Sellers and the Principals of all security interests registered against the assets of the Acquired Entities;

(d)	share certificates representing the Purchased Shares endorsed in blank for transfer or accompanied by irrevocable stock transfer powers of attorney executed in blank, in either case, by the Sellers and such shares held by Michel Morin and all Option Holders that will not elect to execute the Option Settlement Agreement, and the cancelled share certificates representing the Purchased Shares and such other shares, together with evidence satisfactory to the Purchaser that the Purchaser has been entered in the Corporate Records as the holder of record of the Purchased Shares and such other shares;

(e)	copies certified by an officer of each of the Sellers or the Acquired Entities, as the case may be, of:

(i)	the articles and by-laws of each of the Sellers and the Acquired Entities;

(ii)	any shareholders agreement affecting the Corporation and FDTX together with evidence of their termination;

(iii)	the resolutions of the shareholders and the board of directors of each of the Sellers and the Acquired Entities approving the entering into and completion of the Transactions; and

(iv)	a list of the officers and directors authorized to sign agreements together with relevant specimen signatures,

all in form and substance satisfactory to the Purchaser, acting reasonably;

(f)	copies certified by the trustee of each Trust, a certificate of trust.

(g)	a certificate of status, compliance, good standing or like certificate with respect to the Sellers and the Acquired Entities issued by appropriate government officials of their respective jurisdictions of incorporation and, in the case of the Corporation, of each jurisdiction in which each of the Acquired Entities carries on its business as set out in Section 3.15 of the Disclosure Letter ;

(h)	the certificates referred to in Section 12.1(a) and Section 12.1(b);

(i)	where a Lien has been registered prior to the registration of a Lease, evidence, satisfactory to the Purchaser, that a non-disturbance agreement has been obtained from the holder of the Lien confirming that it will respect the terms and conditions of such Lease should it exercise its rights under such Lien;

(j)	evidence, satisfactory to the Purchaser, of the release and discharge of the Liens specified in Section 11.2(j) of the Disclosure Letter;

(k)	evidence, satisfactory to the Purchaser, of the repayment of the Principals’ loans, Employees’ loans and other closing debts not specifically assumed by Purchaser;

(l)	a resignation and release effective as of the Closing from each director and officer of the Acquired Entities specified by the Purchaser in writing at least three Business Days prior to Closing;

(m)	a resignation of the auditors of the Acquired Entities effective as of the Closing;

(n)	a non-competition agreement executed by each of the Holdcos 2 and of the Principals, substantially in the form set out in Exhibit 11.2(m) and/or to Purchaser’s satisfaction;

(o)	a counterpart signature page to the Escrow Agreement, duly executed by the Sellers and the Escrow Agent;

(p)	evidence of the registration of the leases at the Land Register regarding the Leased Properties;

(q)	the Option Settlement Agreement substantially in the form set out in Exhibit 11.2(q) and/or to Purchaser’s satisfaction, duly executed by each Option Holder that elects to execute such agreement;

(r)	Lock Up Agreement as mutually agreed upon between the Sellers and the Purchaser substantially in the form set out in Exhibit 11.2(r) duly executed by the Sellers and Option Holders;

(s)	evidence of termination of life insurance policies of the Principals;

(t)	evidence of notice of the transaction to insurers including EDC and Berkeley and withdrawal of Campus TeraXion inc. and Gestion TeraXion as designated insured;

(u)	evidence that CIBC has released its security interests on patents transferred to Ciena;

(v)	a complete set of final documentation, fully executed wherever required and in form and substance satisfactory to the Purchaser, evidencing the completion of the Pre-Closing Reorganization;

(w)	evidence of notification of the Transaction to National research Council of Canada (NRCC) under the Contribution agreement entered into between the Corporation and NRCC;

(x)	estoppel certificates to be provided by landlords for the Leased Properties;

(y)	evidence of notifications and Authorizations as listed in Section 3.4 of the Sellers’ Disclosure Letter;

(z)	a counterpart signature page to a Share Purchase Agreement (i) by and among, Purchaser, Michel Morin, Corporation and Guarantor, duly executed by Michel Morin and Corporation in a form agreement to be agreed to by the parties, and as the case may be (ii) by and among Purchaser, each Option Holder who will not elect to execute the Option Settlement Agreement and who will exercise his Options and acquire shares of the Corporation, Corporation and Guarantor, duly executed by such Option Holder and Corporation in a form agreement to be agreed to by the parties;

(aa)	any other agreements or documents to be signed or delivered at Closing as reasonably determined by Purchaser for its benefit in the course of the due diligence; and

(bb)	the Corporate Records.

11.3	Purchaser’s Closing Deliverables

On or before the Closing Date, the Purchaser or, as applicable, the Guarantor, shall deliver or caused to be delivered to the Sellers the following:

(a)	copies certified by an officer of the Purchaser of:

(i)	the articles and extracts from the by-laws of the Purchaser relating to the execution of documents;

(ii)	the resolutions of the board of directors of the Purchaser and of the Guarantor, as applicable, approving the entering into and completion of the Transactions; and

(iii)	a list of its officers and directors authorized to sign agreements together with relevant specimen signatures,

all in form and substance satisfactory to the Sellers, acting reasonably;

(b)	a certificate of status, compliance, good standing or like certificate with respect to the Purchaser issued by the appropriate government official of the jurisdiction of its incorporation;

(c)	the certificates referred to in Section 12.2(a) and Section 12.2(b);

(d)	the counterpart signature page to the Escrow Agreement, duly executed by Purchaser;

(e)	the cash portion of the Option Consideration;

(f)	the Nasdaqco Shares comprising the Closing Share Consideration;

(g)	undertaking by the Guarantor to have Nasdaqco issue Nasdaqco Shares upon notice from Option Holders; and

(h)	all such other assurances, consents, agreements, instruments and Transaction Documents as may be reasonably required by the Sellers to complete the Transactions, all of which shall be in form and substance satisfactory to the Sellers, acting reasonably.

11.4	Closing Procedures

Subject to satisfaction or waiver of the conditions of Closing by the relevant Party, at the Closing, the Sellers shall deliver actual possession of the Purchased Shares to the Purchaser or as it may direct and upon such delivery the Purchaser shall pay or satisfy the Purchase Price in accordance with Section 2.3.

11.5	Non-Merger

Except as otherwise expressly provided in this Agreement, the covenants, representations, warranties and other provisions of this Agreement will not merge on Closing but will survive:

(a)	the execution, delivery and performance of this Agreement and any related transfer or conveyance documents;

(b)	the Closing; and

(c)	the payment of the Purchase Price.

Article 12
Conditions of Closing

12.1	Conditions in Favour of the Purchaser

The obligation of the Purchaser to complete the Transactions is subject to the following conditions to be fulfilled or performed at or prior to Closing, which conditions are for the exclusive benefit of the Purchaser and may be waived, in whole or in part, by the Purchaser in its sole discretion:

(a)	Truth of Representations and Warranties. The Fundamental Representations shall have been true and correct in all respects as of the date of this Agreement and shall be true and correct in all respects as of the Closing Date as if such Fundamental Representations had been made on the Closing Date. All other representations and warranties of the Sellers, Principals and the Trusts that are qualified as to materiality shall have been true and correct in all respects as of the date of this Agreement and shall be true and correct in all respects as of the Closing Date as if such representations and warranties had been made on the Closing Date (it being understood that for purposes of determining the accuracy of such representations and warranties for purposes of Section 12.1(a), any materiality qualifications contained in such representations and warranties shall be disregarded). The remaining representations and warranties of the Sellers, the Principals and the Trusts, as applicable) shall have been true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects as of the Closing Date as if such representations and warranties had been made on the Closing Date. For greater certainty, the Purchaser acknowledges that the Acquired Entities will lose their “Canadian-controlled private corporation” status upon execution of this Agreement. Each Seller (and Principals and Trusts, as applicable) shall have delivered a certificate of a senior officer or authorized representative confirming the foregoing.

(b)	Performance of Covenants. The Sellers and the Principals shall have performed (without regard to any qualifications with respect to materiality contained therein) all covenants contained in this Agreement and in any other Transaction Document to which it is a party to be performed by it at or prior to Closing, and each Sellers shall have delivered a certificate of a senior officer or other authorized representative confirming the foregoing as to such Seller.

(c)	Consents. All Required Consents and Authorizations shall have been obtained on terms and conditions acceptable to the Purchaser, acting reasonably.

(d)	Sellers’ Closing Deliverables. The Purchaser shall have received all of the closing deliverables of the Sellers and the Principals pursuant to Section 11.2, including all of the approvals, consents and waivers listed on Section 12.1(c) of the Disclosure Letter.

(e)	Material Adverse Effect. Since the Reference Date, there has not occurred a Material Adverse Effect with respect to the Corporation.

(f)	Environmental Investigation. The Purchaser shall have been satisfied with the results of any environmental assessments, inspections, investigations and audits/compliance reviews referred to in Section 9.10 and any remedial work recommended, required or completed in connection with such activities.

(g)	No Legal Action. No action or proceeding shall be pending or threatened by any Person in any jurisdiction, to enjoin, restrict or prohibit:

(i)	any of the Transactions;

(ii)	the right of the Purchaser to acquire or own the Purchased Shares; or

(iii)	the right of the Corporation to operate the Business after Closing on substantially the same basis as currently operated.

(h)	Investment Canada Act. The period prescribed by the Investment Canada Act, or regulations thereunder, within which the Minister must notify the Purchaser that an order for the review of the Transactions may be made has expired without such notice having been given, or the Investment Canada Act Approval shall have been received.

(i)	Controlled Goods Program. The period prescribed by s. 9(2) of the Controlled Goods Regulations (SOR/2001-32) shall have expired.

(j)	New Einstein Lease. A revised lease for the Einstein Property shall have been executed between the Corporation and Campus TeraXion inc. to the satisfaction of the Purchaser:

(k)	Corporate name change of affiliates. Campus TeraXion inc. and Gestion TeraXion inc. shall have changed their corporate names and any dba names in order to abandon the use of the word TeraXion;

(l)	Repayment of loans. Repayments of all outstanding loans or Debt not otherwise included in the Estimated Working Capital or Estimated Net Debt.

(m)	Change in Law. Since the date of this Agreement, no Law, proposed Law or any change in any Law or in the interpretation or enforcement of any Law shall have been introduced, enacted or announced, the effect of which would be to prevent the Purchaser from or to materially increase the cost to the Purchaser of completing the Transactions or to prevent the operation of operating the Business after Closing on substantially the same basis as currently operated.

(n)	Pre-Closing Reorganization. The Pre-Closing Reorganization shall have been completed.

(o)	Release of Liens. Purchaser shall receive written evidence that all liens or other security interests filed against any Intellectual Property Rights will have been released, including, without limitation, security interests held by BDC Capital Inc and Canadian Imperial Bank of Commerce, unless such debt is otherwise assumed by Purchaser at Closing.

12.2	Conditions in Favour of the Sellers

The obligation of the Sellers to complete the Transactions is subject to the following conditions to be fulfilled or performed at or prior to Closing, which conditions are for the exclusive benefit of the Sellers and may be waived, in whole or in part, by the Sellers in their sole discretion:

(a)	Truth of Representations and Warranties. The representations and warranties of the Purchaser contained in this Agreement that are qualified as to materiality shall have been true and correct in all respects as of the date of this Agreement and shall be true and correct in all respects as of the Closing Date as if such representations and warranties had been made on the Closing Date. The remaining representations and warranties of the Purchaser shall have been true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects as of the Closing Date as if such representations and warranties had been made on the Closing Date. The Purchaser shall have delivered a certificate of a senior officer confirming the foregoing.

(b)	Performance of Covenants. The Purchaser shall have performed in all material respects all covenants contained in this Agreement and in any other Transaction Document to which it is a party to be performed by it at or prior to Closing and the Purchaser shall have delivered a certificate of a senior officer confirming the foregoing.

(c)	Purchaser Closing Deliverables. The Sellers shall have received all of the Purchaser’s closing deliverables pursuant to Section 11.3.

(d)	No Legal Action. No action or proceeding shall be pending or threatened by any Person in any jurisdiction, to enjoin, restrict or prohibit any of the Transactions.

(e)	Material Adverse Effect. Since the Reference Date, there has not occurred a Material Adverse Effect with respect to the Purchaser or Guarantor.

Article 13
Termination and Dispute Resolution

13.1	Termination

This Agreement may be terminated at any time on or prior to Closing:

(a)	by the Purchaser upon written notice to the Sellers if, on Closing Date, any of the conditions specified in Section 12.1 have not been satisfied in full or waived by the Purchaser;

(b)	by the Purchaser upon written notice to the Sellers, if there has been a violation or breach by the Sellers of any covenant, representation and warranty or other agreement contained in the Agreement such that any condition specified in Section 12.1 would be incapable of being satisfied or performed by the Closing Date, and such violation or breach is not waived by the Purchaser or cured by the Sellers within ten days after written notice thereof by the Purchaser, provided that the Purchaser is not then in breach of this Agreement so as to cause any of the conditions in Section 12.1 not to be satisfied;

(c)	by the Sellers upon written notice to the Purchaser if, on the Closing Date, any of the conditions specified in Section 12.2 have not been satisfied in full or waived by the Sellers;

(d)	by the Sellers upon written notice to the Purchaser, if there has been a violation or breach by the Purchaser or the Guarantor of any covenant, representation and warranty or other agreement contained in the Agreement such that any condition specified in Section 12.2 would be incapable of being satisfied or performed by the Closing Date, and such violation or breach is not waived by the Sellers or, in the case of a covenant breach, cured by the Purchaser or the Guarantor within ten days after written notice thereof by the Sellers, provided that the Sellers are not then in breach of this Agreement so as to cause any of the conditions in Section 12.2 not to satisfied;

(e)	by either the Purchaser or the Sellers if the Closing has not occurred (other than through the failure of the Party seeking to terminate the Agreement to comply with its obligations under this Agreement), on or before the Outside Date; or

(f)	by written agreement of the Parties.

13.2	Effect of Termination

(a)	If this Agreement is terminated pursuant to Sections 13.1(f) or (g), all obligations of the Parties pursuant to this Agreement will terminate without further liability of any Party to the other Party except for:

(i)	Section 15.10 relating to expenses;

(ii)	Section 15.12 relating to public announcements,

(iii)	Section 15.4 relating to, inter alia, privilege; and

(iv)	this Section 13.2.

(b)	If the Agreement is terminated by a Party pursuant to Sections 13.1(a), (b), (d) or (e) (including as a result of a breach by the other Party resulting in a condition in favour of the terminating Party failing to be satisfied), then the breaching Party shall remain fully liable for any and all Damages suffered by the terminating Party as a result thereof.

(c)	the Purchaser.

(d)	The provisions of Article 15 and Section 13.2 shall remain in full force and effect and survive any termination of this Agreement pursuant to the terms of Section 13.1.

13.3	Waiver of Conditions of Closing

If any of the conditions set forth in Section 12.1 have not been satisfied, the Purchaser may elect in writing to waive any such condition and proceed with the completion of the Transactions and, if any of the conditions set forth in Section 12.2 have not been satisfied, the Sellers may elect in writing to waive any such condition and proceed with the completion of the Transactions. Any such waiver and election by the Purchaser or the Sellers, as the case may be, will only serve as a waiver of that specific closing condition.

13.4	Dispute Resolution

Any controversy, dispute, claim, question or difference between the Parties arising out of or relating to or in connection with, this Agreement or any of the other Transaction Documents including any indemnification claim pursuant to Section 14.12 (a “Dispute”) is to be resolved in accordance with the procedures set out in the following Sections 13.5 which is, subject to Section 13.7 and Section 2.6 the exclusive procedures for the resolution of any Dispute between the Parties.

13.5	Efforts to Settle Disputes

(a)	The Parties shall attempt in good faith to resolve any Dispute promptly by negotiation. However, at any time any Party may give the other Parties written notice (the “Initial Notice”) of any Dispute not so resolved. Within 15 days after delivery of an Initial Notice, the recipient Party shall deliver to the other a written response. Both the Initial Notice and the response must include a statement of that Party’s position, a summary of arguments supporting that position, and the name and contact particulars of the Person who will represent that Party and of any other Person who will accompany the representative. Within 30 days after delivery of the Initial Notice, the representatives of the Parties shall meet at mutually acceptable times and places, as often as they reasonably deem necessary, to attempt to resolve the Dispute.

(b)	All negotiations pursuant to this Section 13.5 are confidential and are to be treated as compromise and settlement negotiations for purposes of applicable rules of evidence.

13.6	Litigation

If the Dispute is not resolved by nonbinding means as provided in Section 13.5, any Party may initiate litigation upon ten days prior written notice to the other Parties; provided, however, that if one Party has requested the other Parties to participate in a nonbinding procedure and the other Parties have failed to participate, the requesting Party may initiate litigation before expiration of the above period.

13.7	Injunctive Relief

Notwithstanding any other provision of this Agreement, a Party may seek injunctive relief (whether as a temporary restraining order, preliminary injunction or otherwise) or specific performance pending a decision of court and Section 13.4 will not apply to any such action or proceeding).

Article 14
Indemnification and Remedies

14.1	Indemnification by the Holdcos 2,the Principals and Trusts: General Matters

Subject to the limitations set out in this Article 14, the Holdcos 2, the Principals and Trusts, jointly and severally, shall indemnify and hold harmless the Purchaser and, after Closing, the Corporation, Acquired Entities and their respective employees, directors, officers, representatives and Affiliates (collectively and together with the Purchaser, the “Purchaser Indemnified Persons”) from and against any loss, liability, obligation, claim, damage, judgment, Tax, penalty, fine, cost or expense (whether or not involving a third party claim), including reasonable costs and charges associated with any investigation and defence and the full amount of all reasonable legal fees and other professional fees (collectively, “Damages”), suffered by, or asserted against, the Purchaser or any other Purchaser Indemnified Persons as a result of, in respect of, connected with, or arising out of:

(a)	any breach or inaccuracy of any representation or warranty made in Article 3 of this Agreement or in any other Transaction Document as it relates to the Corporation;

(b)	any breach or failure by the Corporation to perform or fulfill any covenant, condition or obligation of the Corporation contained in this Agreement or in any other Transaction Document;

(c)	any liabilities or obligations of the Corporation of any nature whatsoever arising after Closing in respect of any fact, condition or circumstance existing or occurring on or prior to the Closing, other than liabilities reflected or reserved against in the Closing Financial Statements;

(d)	the Pre-Closing Reorganization;

(e)	any Paid-Out Creditor not fully paid on the Closing Date;

(f)	(i) the use, storage, release or impact of any asbestos or polychlorinated biphenyls; (ii) the monetary amount by which any unfunded or underfunded defined benefit plan is unfunded or underfunded or any withdrawal liability relating to any unfunded or underfunded defined benefit plans; and (iii) any noncompliance with Laws where such Laws were enacted solely in response to or in respect of the COVID-19 disease or the SARS-CoV-2 virus or any evolution or mutation thereof, and which are specifically related to health and safety of employees.

14.2	Indemnification by the Sellers: Seller Matters.

(a)	Subject to the limitations set out in this Article 14, each Seller, jointly with its applicable Principal and Trust in the case of the Holdcos 2 (and in the case of M. Coulombe, jointly with its Holdco 2), but otherwise individually and for itself or himself only, shall indemnify and hold harmless the Purchaser Indemnified Persons from and against any Damages suffered by, imposed upon, or asserted against, the Purchaser or any other Purchaser Indemnified Persons as a result of, in respect of, connected with, or arising out of:

(i)	any breach or inaccuracy of any representation or warranty made in Articles 4, 5 or 6 of this Agreement or in any other Transaction Document as it relates to such Seller (and in the case of each Holdco 2, also as it relates to its Principal and Trust), as the case maybe; and

(ii)	any breach or failure by such Seller (and in the case of each Holdco 2, by its Principal and Trust) to perform or fulfill any covenant, condition or obligation of such Seller (and in the case of each Holdco 2, also of its Principal and Trust) contained in this Agreement or in any other Transaction Document;

(iii)	such Seller’s Fraud (and in the case of each Holdco 2, also its Principal’s and Trust’s Fraud).

(b)	Subject to the limitations set out in this Article 14, the Holdcos 2, the Principals and Trusts, jointly and severally, shall indemnify and hold harmless the Purchaser Indemnified Persons from and against any Damages suffered by, imposed upon, or asserted against, the Purchaser or any other Purchaser Indemnified Persons as a result of, in respect of, connected with, or arising out of:

(i)	any breach or inaccuracy of any representation or warranty made in Article 7 of this Agreement or in any other Transaction Document as it relates to FDTX; and

(ii)	any breach or failure by FDTX to perform or fulfill any covenant, condition or obligation of FDTX contained in this Agreement or in any other Transaction Document;

(iii)	FDTX’s Fraud.

14.3	Indemnification by the Sellers: Tax Matters

In addition to the provisions of Sections 14.1 and 14.2 and without limiting their generality, each Non Institutional Seller jointly with its Principal and Trust (if applicable) shall indemnify, defend and hold harmless each Purchaser Indemnified Person from and against, and shall pay to the Purchaser Indemnified Persons on demand, any and all Tax Liabilities including any Tax liabilities or obligations relating to the Pre-Closing Reorganization or that arise as a result of any transactions or events that occur on or prior to the Closing (including, for greater certainty, any and all Tax Liabilities which become liabilities or obligations of any Purchaser Indemnified Person or any successor Person by one or more windings-up, amalgamations or other reorganizations), and including all Option Employer Payroll Taxes but excluding any Tax Liabilities arising from the post-closing exercise of Guarantor Options by Option Holders.

14.4	Indemnification by the Purchaser

The Purchaser shall indemnify and hold harmless each of the Sellers and their employees, directors, officers, representatives, the Principals and the Trusts (collectively and together with the Sellers, the “Sellers’ Indemnified Persons”) from and against any Damages suffered by, imposed upon or asserted against any Seller Indemnified Persons as a result of, in respect of, connected with, or arising out of:

(a)	any breach or inaccuracy of any representation or warranty made by the Purchaser and the Guarantor in this Agreement or in any other Transaction Document;

(b)	any breach or failure by the Purchaser or the Guarantor to perform or fulfill any covenant, condition or obligation of the Purchaser or of the Guarantor contained in this Agreement or in any other Transaction Document, or

(c)	any claim by any Person for brokerage or finder’s fees, commissions or similar payments based upon any agreement or understanding made or alleged to have been made by such Person with the Purchaser or the Guarantor (or any Person acting on its behalf) in connection with any of the Transactions.

14.5	Indemnification Procedure: Third Party Claims

(a)	If any claim or proceeding is made or commenced by a third party (a “Third Party Claim”) against a Purchaser Indemnified Person or a Seller Indemnified Person, as the case may be (the “Indemnified Person”), in respect of which the Indemnified Person proposes to demand indemnification from a Party that is bound by an indemnification obligation relevant to the claim or proceeding in question under this Agreement (an “Indemnifying Party”), the Indemnified Person shall give notice to that effect together with particulars of the Third Party Claim to the Indemnifying Party with reasonable promptness. The failure to give, or delay in giving, such notice will not relieve the Indemnifying Party of its obligations except and only to the extent of any material prejudice caused to the Indemnifying Party by such failure or delay.

(b)	The Indemnifying Party may, by notice to the Indemnified Person given not later than 30 days after receipt of the notice described in Section 14.5(a), assume control of the defence, compromise or settlement of the Third Party Claim provided that:

(i)	the Third Party Claim involves only money damages and does not seek any injunctive or other equitable relief;

(ii)	if the named parties in the Third Party Claim include both the Indemnifying Party and an Indemnified Person, representation by the same counsel would, in the judgment of the Indemnified Person, still be appropriate notwithstanding any actual or potential differing interests between them; and

(iii)	the Indemnifying Party has given security satisfactory to the Indemnified Person against any costs and other liabilities to which the Indemnified Person may be or become exposed as a result of the Third Party Claim.

(c)	If the Indemnifying Party assumes control of the Third Party Claim it is conclusively established for purposes of this Agreement and otherwise that the Third Party Claim is within the scope of the Indemnification provisions of this Article 10.

(d)	Upon assumption of control of a Third Party Claim by the Indemnifying Party:

(i)	the Indemnifying Party shall actively and diligently proceed with the defence, compromise or settlement of the Third Party Claim at its sole cost and expense, retaining counsel reasonably satisfactory to the Indemnified Person; and

(ii)	the Indemnifying Party shall keep the Indemnified Person fully advised with respect to the status of the Third Party Claim (including supplying copies of all relevant documents promptly as they become available) and shall arrange for its counsel to inform the Indemnified Person on a regular basis of the status of the Third Party Claim.

(e)	The Indemnified Person may retain separate co-counsel at their sole cost and expense (without any right to claim indemnification for such costs and expenses), and may participate in, but shall have no right to control, the defence of the Third Party Claim.

(f)	The Indemnified Person shall, at the expense of the Indemnifying Party, cooperate with the Indemnifying Party and make available to the Indemnifying Party all relevant information in their possession or under their control (provided that it does not cause either of them to breach any confidentiality obligations) and shall take such other steps as are, in the reasonable opinion of counsel for the Indemnifying Party, necessary to enable the Indemnifying Party to conduct such defence. The Indemnified Person shall not be obligated to take any measures which, in the reasonable opinion of the Indemnified Person, could be prejudicial or unfavourable to the Indemnified Person.

(g)	The Indemnifying Party shall not consent to the entry of any judgment or enter into any compromise or settlement with respect to the Third Party Claim unless consented to by the Indemnified Person (which consent may not be unreasonably or arbitrarily withheld, conditioned or delayed). Without limiting the generality of the foregoing,

(i)	no admission of fault may be made by or on behalf of the Purchaser or any other Purchaser Indemnified Person without the prior written consent of the Purchaser; and

(ii)	no admission of fault may be made by or on behalf of any Seller, Principal or Trust or any other Seller Indemnified Person without the prior written consent of such Seller, Principal or Trust.

(h)	If:

(i)	the Indemnifying Party fails to give the Indemnified Person the notice required in Section 14.5(b) or any of the other conditions in Section 14.5(b) are not satisfied; or

(ii)	the Indemnifying Party breaches any of its other obligations under this Section 14.5,

the Indemnified Person may, upon notice to the Indemnifying Party, assume control of the defence, compromise or settlement of the Third Party Claim and retain counsel as, in its opinion, may appear advisable, the whole at the Indemnifying Party’s sole cost and expense. Any settlement or other final determination of the Third Party Claim will be binding upon the Indemnifying Party. The Indemnifying Party shall, at its sole cost and expense, cooperate fully with the Indemnified Person, make available to such Indemnified Person all relevant information in its possession or under its control (provided that it does not cause it to breach any confidentiality obligations) and take such other steps as are, in the reasonable opinion of counsel for the Indemnified Person, necessary to enable the Indemnified Person to conduct the defence. The Indemnifying Party shall reimburse the Indemnified Person promptly and periodically for the costs of defending against the Third Party Claim (including legal fees and expenses), and shall remain responsible for any Damages the Indemnified Person may suffer resulting from, arising out of, or relating to, the Third Party Claim to the fullest extent provided in this Article 14.

14.6	Procedure for Tax Matters

(a)	The Purchaser shall give written notice to the Non Institutional Sellers’ Delegate promptly (and, in any event, within 30 days) after receipt by a Purchaser Indemnified Person of any notice or inquiry, oral or written, from any Governmental Authority in respect of a Tax Liability, including any assessment or proposed assessment (a “Tax Assessment”). Such notice must set out the information with respect to the Tax Assessment that is then available (without the incurring of material additional obligations or expenses which are not reimbursed by the Non Institutional Sellers) to the Purchaser Indemnified Person. The failure to so notify the Non Institutional Sellers’ Delegate does not relieve the Non Institutional Sellers from any indemnification obligation which otherwise might exist with respect to such matter, unless (and only to the extent that) the failure to so notify materially prejudices the ability of the Non Institutional Sellers to exercise their rights under this Section 14.6 or results in a material increase in the amount of the Tax Liability.

(b)	The Non Institutional Sellers have the right to undertake and control any proceedings, objection or other defence (a “Tax Proceeding”) of any Tax Assessment and, in such case, the Non Institutional Sellers shall pursue any such Tax Proceedings in a timely manner and in good faith. If, pursuant to this Section 14.6(b), the Non Institutional Sellers undertake any Tax Proceedings of any such Tax Assessment, the Non Institutional Sellers may not cease to defend, settle or otherwise dispose of any such Tax Proceeding without the consent of the Purchaser, which consent is not to be unreasonably withheld. The right of the Non Institutional Sellers at any time to so elect to undertake and control any Tax Proceeding shall only apply after payment to the applicable Governmental Authority of the amount of Tax subject at that time to immediate collection measures by such Governmental Authority.

(c)	If, within 30 days after the Purchaser Indemnified Person has received the notice from a Governmental Authority referred to in Section 14.6(a), the Non Institutional Sellers do not undertake any Tax Proceedings of any kind in respect of such Tax Assessment, the Purchaser may undertake and control the Tax Proceedings using counsel of its own choice. The Non Institutional Sellers shall provide to the Purchaser information with respect to the Tax Liability as may become available to the Non Institutional Sellers and the Non Institutional Sellers shall cooperate with the Purchaser to the extent reasonably requested in the conduct of all Tax Proceedings relating to any such Tax Assessment and related inquiries and investigations.

(d)	If a Purchaser Indemnified Person is required to make a payment of a Tax Liability assessed under a Tax Assessment in respect of which indemnification is or may be required to be made under this Agreement, the Non Institutional Sellers shall promptly (and, in any event, within 30 days of the date that the Purchaser notifies the Non Institutional Sellers of the requirement to make the payment) reimburse the Purchaser Indemnified Person in respect of such payment. In addition, in the event that the amount of any Tax Liability assessed under a Tax Assessment in respect of which indemnification is or may be required to be made under this Agreement would bear interest, the Purchaser Indemnified Person:

(i)	may pay the amount of the Tax Liability assessed under such Tax Assessment and the Non Institutional Sellers shall promptly (and, in any event, within 30 days of the date that the Purchaser notifies the Non Institutional Sellers of its determination) reimburse the Purchaser Indemnified Person in respect of such payment; and

(ii)	to the extent the amount of the Tax Liability has not been paid pursuant to (i) above and subject to the Purchaser Indemnified Person’s right of reimbursement for amounts paid pursuant to (i) above, will pay to the relevant Governmental Authority on account of the Tax Liability, any amount received by the Purchaser Indemnified Person from the Non Institutional Sellers where the Non Institutional Sellers instruct the Purchaser Indemnified Person to so pay.

If the total of the amounts previously paid by the Non Institutional Sellers in respect of such Tax Liability is less than the amount so determined to be the amount of the Tax Liability, the Non Institutional Sellers shall promptly (and, in any event, within 30 days of the time that the Purchaser notifies the Non Institutional Sellers of the amount of the Tax Liability) pay to the Purchaser Indemnified Person the amount of the Tax Liability less the total of the amounts previously paid.

14.7	Survival of Representations and Warranties

(a)	Except as otherwise provided in this Section 14.7, the representations and warranties of the Sellers, the Principals and Trust contained in this Agreement will survive Closing and continue in full force and effect for a period of 18 months after Closing, except:

(i)	in the case of Fraud, in which case the representations and warranties will survive Closing and continue in full force and effect indefinitely; or

(ii)	to the extent that, during such period, the Indemnified Person has given notice to the Indemnifying Party of a Claim in respect of a representation or warranty, in which case such representation or warranty will survive Closing and continue in full force and effect until the final determination of such Claim.

(b)	The representations and warranties of the Holdcos 2, the Principals and the Trusts relating to the liability for Taxes of any Acquired Entity including those set forth in Section 3.40 (the “Tax Representations”), will survive Closing and continue in full force and effect for the benefit of the Purchaser until 90 days after the expiration of the last of the limitation periods contained in the Tax Act and any other applicable Laws imposing Taxes on such Acquired Entity subsequent to the expiration of which an assessment or reassessment or other form or recognized document assessing liability for Taxes, interest or penalties thereunder for the period ended on the Closing Date cannot be issued to such Acquired Entity (such period to include any period extended by any agreement, waiver or arrangement with any Tax Authority, if such extension is requested, or consented to, in writing by the Purchaser).

(c)	The representations and warranties in Section 3.41 (the “Environmental Representations”) will survive Closing and continue in full force and effect until 90 days after the expiration of the last of the limitation periods under applicable Laws.

(d)	The representations and warranties in Section 3.27 (the “IP Representations”) will survive Closing and continue in full force and effect for three (3) years after Closing.

(e)	The Fundamental Representations will survive Closing and continue in full force and effect indefinitely.

(f)	The representations and warranties of the Purchaser and of the Guarantor provided in this Agreement will survive Closing and continue in full force and effect until 90 days after the expiration of the last of the limitation periods under applicable Laws.

(g)	Any Specific Indemnifications as set forth in 14.1(f) will survive the Closing and continue in full force and effect until 90 days after the expiration of the last of the limitation periods under applicable Laws.

14.8	Insurance Benefits

(a)	Nothing in this Agreement shall in any way restrict or limit the general obligation at law of a Purchaser Indemnified Person to mitigate any Damages which it may suffer or incur by reason of the breach by an Indemnifying Party of any representation or warranty or the breach of any covenant of the Indemnifying Party. If any Damages can be reduced by any recovery, settlement or otherwise under or pursuant to any insurance coverage, or pursuant to any Claim against, recovery from, settlement with or payment by any other Person, the Purchaser Indemnified Person shall take all commercially reasonable steps to enforce such Claim, recovery, settlement or payment.

(b)	A Purchaser Indemnified Person’s right to recover Damages from an Indemnifying Party under this Article 14 will be reduced by any amounts recovered by the Purchaser Indemnified Person under insurance policies, indemnities, reimbursement arrangements or similar agreements less any costs or expenses incurred to enforce or collect any amount under such insurance policies, indemnities and reimbursement arrangements, any deductible or retention amount, and any increase in premiums (with respect to amount and time) reasonably shown to be related to such Damages. If any such recoveries are received by the Purchaser Indemnified Person after a payment has been made by the Indemnifying Party to the Purchaser Indemnified Person with respect thereto, then the Purchaser Indemnified Person shall promptly reimburse the Indemnifying Party for the amount so received or recovered.

(c)	Notwithstanding the foregoing, to the extent a claim for indemnification is to be satisfied against the R&W Insurance Policy, the Purchaser shall have no obligation to litigate or arbitrate with the R&W Insurance Provider.

14.9	Limitations on Liability

(a)	An Indemnifying Party shall not be liable to a Purchaser Indemnified Person for punitive Damages; except, in each case, to the extent necessary to reimburse the Indemnified Person for judgments actually awarded to third parties in respect of such punitive Damages.

(b)	The obligation of the Sellers, the Principals and Trusts to indemnify the Purchaser and the other Purchaser Indemnified Persons for Damages is subject to the following:

(i)	the Sellers, the Principals and the Trusts shall have no liability under this Article 14 in respect of any breaches or inaccuracies of any representations and warranties (other than (i) with respect to the Non Institutional Sellers, the Principals and the Trusts, for Tax Liabilities, Tax Representations and the Fundamental Representations, for Damages arising out of Fraud or for indemnities ensuing from the Specific Indemnifications; and (ii) with respect to BDCC only, for the BDCC Fundamental Representations or for Damages arising out of BDCC’s Fraud) (collectively, “Secondary Breaches”), until the aggregate amount of all Damages incurred by the Purchaser Indemnified Persons with respect to the Secondary Breaches equals or exceeds the Deductible. Once the total of all such Damages exceeds the Deductible, the Purchaser Indemnified Persons shall be entitled to make an indemnity claim with respect to all Secondary Breaches for the total amount of all Damages in excess of the Deductible (and only for such excess).

(ii)	in no event shall the aggregate liability (for indemnification or otherwise) of each Indemnifying Party with respect to Damages under Sections 14.1(a), 14.2(a)(i) and 14.2(b)(i) (other than with respect to Tax Liabilities, Tax Representations, Fundamental Representations, for Damages arising out of Fraud or indemnities ensuing from the Specific Indemnifications) exceed the Indemnity Escrow Amount;

(iii)	in no event shall the aggregate liability (for indemnification or otherwise) of the Indemnifying Parties with respect to Damages under Sections 14.1(a), 14.1(c), 14.2(a)(i), 14.2(b)(i) and 14.3 (other than for Damages arising out of Fraud) exceed an amount equal to aggregate consideration received by such Indemnifying Parties;

(iv)	for the avoidance of doubt, the Deductible shall not apply to any indemnity claims made by a Purchaser Indemnified Person in respect of:

(A)	Tax Liabilities and Tax Representations;

(B)	any Fundamental Representations;

(C)	Damages arising out of Fraud; or

(D)	the indemnities ensuing from the Specific Indemnifications.

(c)	Each of the representations and warranties made by a Party is deemed to have been made without the inclusion of, or reference to, limitations or qualifications as to the Seller’s knowledge or materiality such as the word “material”, the phrases “in all material respects” or “Material Adverse Effect” or words or phrases of similar meaning and intent for all purposes of this Article 14 including for purposes of determining whether or not any breach of representations or warranties has occurred and for calculating Damages.

14.10	Sources of Recovery

(a)	Notwithstanding anything to the contrary herein, where a Purchaser Indemnified Person is entitled to Damages as a result of the breach or inaccuracy of the representations and warranties of the Holdcos 2, the Principals and Trusts pursuant to Section 14.1(a) those Damages will be satisfied from the following sources in the following order:

(i)	first, from the Indemnity Escrow Amount until the Indemnity Escrow Amount has been reduced to nil and all funds therein have been released in accordance with the Escrow Agreement;

(ii)	subject to the provisions of Section 14.8(b), then, from the coverage provided under the R&W Insurance Policy, up to the R&W Insurance Policy’s coverage limit; and

(iii)	then, but only in respect of Damages payable by the Holdcos 2, the Principals and the Trusts for claims based on Damages arising out of Fraud, Tax Liabilities, Tax Representation, Specific Indemnifications and Fundamental Representations, to the extent such Damages are not covered under, or exceed the limitation of coverage available under, the R&W Insurance Policy and the Indemnity Escrow Amount, by direct recovery from the Holdcos 2, the Principals and the Trusts or any of them.

(b)	Notwithstanding any provisions of this Agreement, for indemnifiable matters other than Sections 14.1(a), 14.2(a)(i) and 14.2(b)(i), including for (i) Damages arising out of Fraud, Tax Liabilities and Tax Representations by any Indemnifying Party, or (ii) the indemnities ensuing from the Specific Indemnifications, the Purchaser shall be entitled to claim direct recovery of Damages from the relevant Indemnifying Party.

(c)	Nothing in this Section 14.10 shall affect any right of set-off available to the Purchaser pursuant to Section 14.16.

14.11	Indemnity Escrow Amount

Any Indemnity Escrow Amount that has not been released to the Purchaser in accordance with the terms of the Escrow Agreement shall be held by the Escrow Agent for a period of 18 months following the Closing Date (the “Indemnity Escrow Release Date”) and to the extent possible, the Escrow Agreement shall provide that any remaining Indemnity Escrow Amount (including any earnings thereon) shall be automatically released to the Sellers, less the aggregate amount of all existing claims of the Purchaser Indemnified Persons made in writing prior to the dates set out in Section 14.7 (the “Claim Reserve”). If the Escrow Agreement requires a joint written direction, the Purchaser and the Sellers shall deliver to the Escrow Agent, on or before the Indemnity Escrow Release Date, a joint written direction to release any remaining Indemnity Escrow Amount (including any earning thereon) to the Sellers, less any Claim Reserve. If any Claim Reserve remains with the Escrow Agent after the Indemnity Escrow Release Date, the Purchaser and the Sellers shall deliver to the Escrow Agent, within three (3) Business Days of the date such claim has been settled or determined pursuant to a final non-appealable order of any court of competent jurisdiction, a joint written direction to release to the Sellers and/or the Purchaser, as applicable, the remaining Indemnity Escrow Amount (including any earnings thereon), if any. In the event of any conflict between this Section 14.12 and the terms of the Escrow Agreement, the terms of the Escrow Agreement shall prevail notwithstanding Section 15.2 of this Agreement.

14.12	Procedures for Indemnification – Direct Claims

A claim for indemnification for any matter not involving a Third Party Claim must be asserted by notice (setting out in reasonable detail the factual basis for the claim and the amount of potential Damages arising from it) to the Party from whom indemnification is sought within the periods specified in Section 14.7 of this Agreement and will be subject, at all times, to the provisions of Sections 14.8, 14.9 and 14.10, mutatis mutandis.

14.13	Rights and Remedies

The rights and remedies that a Purchaser Indemnified Party may have against the Indemnifying Parties for a breach of any representation, warranty, covenant or obligation under this Agreement or any other Transaction Document, except for any Damages that are the result of Fraud are exclusively governed by this Agreement. To the extent permitted by applicable Law, any further claims and remedies (other than claims for specific performance, injunctive relief or other equitable remedy which do not include claims for monetary damages), irrespective of the nature, amount or legal basis, are hereby expressly waived and excluded.

14.14	Agency for Non-Parties

Each Party hereby accepts each indemnity in favour of its indemnified Persons who are not Parties as agent for and on their behalf. A Party may enforce an indemnity in favour of any of that Party’s indemnified Persons on behalf of each such Person.

14.15	Right of Set-Off

The Purchaser has the right to satisfy any amount from time to time owing by it to the Sellers by way of set-off against any amount from time to time owing by the Sellers to the Purchaser, including any amounts owing to the Purchaser pursuant to the Sellers’ indemnification obligations pursuant to this Agreement.

14.16	Tax Indemnification Principles

The amount of Damages shall be, as applicable, (i) increased to take into account any net Tax cost incurred or suffered by the indemnified Party as a result of the matter giving rise to the Damages, including the receipt of any indemnity payment under this Agreement (including any net Tax cost relating to any such increased amount of Damages) or (ii) reduced by an amount equal to any Tax benefit actually realized by the indemnified Party in the same taxation year and as a result of such Damages (net of all reasonable out-of-pocket costs and Tax detriments associated with such a claim for a Tax benefit). In determining the amount of a Tax Liability, if a deduction, tax credit or loss carry-over of the Purchaser or any of the Acquired Entities is utilized to reduce the amount of income, taxable income or Tax otherwise calculated in respect of a Tax Assessment for any taxation year in which a Tax Liability is realized or, but for the utilization of such deduction, tax credit or loss carry-over, would be realized, the amount of the Tax Liability will be determined without taking into account any benefit from such deduction, tax credit or loss carry-over.

14.17	Tax Treatment

Any amount payable as an indemnity payment under this Article 14 shall be treated by the Parties as an adjustment to the Purchase Price.

Article 15
Miscellaneous

15.1	Notices

Any notice, direction, consent, requests, claims, demands, waivers or other communications given under this Agreement must be in writing and delivered by courier, by personal delivery or by electronic transmission (including by fax or email) as follows:

(a)	To the Purchaser or Guarantor at:

indie Semiconductor, Inc.

32 Journey

Aliso Viejo, CA 92656

Attention: Ellen Bancroft

Email: ________________________________

with a copy to (which shall not constitute notice):

Norton Rose Fulbright Canada LLP

Complexe Jules-Dallaire / Tour Norton Rose Fulbright
2828, boulevard Laurier, bureau 1500, Québec, QC

G1V 0B9, Canada

Attention: Pierre Déry

Email: pierre.dery@nortonrosefulbright.com

and

O’Melveny & Myers LLP

610 Newport Center Dr 17th floor,

Newport Beach, CA 92660

Attention: Mark Peterson

Email: mpeterson@omm.com

(b)	To the Non Institutional Sellers’ Delegate at:

Alain-Jacques Simard

________________________________

________________________________

Email: ________________________________

with a copy to (which shall not constitute notice):

Fasken Martineau DuMoulin LLP
140, East Grande-Allee, suite 800
Quebec City, province of Quebec, G1R 5M8
Attn: Henrick Simard
Email: hsimard@fasken.com

(c)	To BDCC at:

BDC Capital Inc.

________________________________

________________________________

Attn: Jean Bédard, Partner, Growth Equity Partners

Email: ________________________________

with a copy to (which shall not constitute notice):

Blake, Cassels & Graydon LLP
1, Place Ville Marie, suite 3000
Montréal, province of Québec H3B 4N8
Attn: Jean Tessier, Partner
Email: jean.tessier@blakes.com

Any such communication shall be deemed to have been given and received on the day on which it was so delivered or transmitted (if a Business Day, and if not, then the next succeeding Business Day) unless received after 5:00 pm (local time in the place of receipt) in which case it shall be deemed to have been given and received on the next Business Day.

In the case of a communication by email or other electronic means, receipt of such communication must be confirmed by the recipient by the end of the next Business Day or, if not so confirmed, must be followed by the dispatch of a copy of such communication pursuant to one of the other methods described above; provided however that any communication originally delivered by electronic means shall be deemed to have been given on the date stipulated above for electronic delivery.

A Person may change its address for service by notice given in accordance with the foregoing and any subsequent communication must be sent to such Person at its changed address.

15.2	Entire Agreement

This Agreement together with the other Transaction Documents constitute the entire agreement between the Parties and supersede all prior agreements, understandings, negotiations and discussions relating to the subject matter thereof, whether oral or written. There are no representations, warranties, covenants, conditions or other agreements, express or implied, collateral, statutory or otherwise, between the Parties relating to the subject matter hereof except as specifically set forth in this Agreement and the other Transaction Documents. Neither Party has relied, or is relying, on any other information, discussions or understandings in entering into and completing the Transactions. If there is any conflict or inconsistency between the provisions of this Agreement and the provisions of any Transaction Document, the provisions of this Agreement will govern.

15.3	Amendments

This Agreement may only be amended, supplemented or otherwise modified by written agreement of each Party hereto.

15.4	Waiver

All waivers of rights under this Agreement shall be in writing by the Party so waiving, and no waiver by any Party of default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty, covenant or agreement hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. The failure or delay by a Party in enforcing, or insisting upon strict performance of, any provision of this Agreement does not constitute a waiver of such provision or in any way affect the enforceability of this Agreement (or any of its provisions) or deprive a Party of the right, at any time or from time to time, to enforce or insist upon strict performance of that provision or any other provision of this Agreement.

15.5	Severability

If any provision of this Agreement is determined by a court of competent jurisdiction to be illegal, invalid or unenforceable, that provision will be severed from this Agreement and the remaining provisions will continue in full force and effect, without amendment.

15.6	Assignments

(a)	This Agreement will become effective when executed by the Parties and thereafter will be binding upon and enure to the benefit of the Parties and their respective successors and permitted assigns.

(b)	Except as otherwise provided in this Section 15.6, neither this Agreement nor any of the rights, duties or obligations under this Agreement are assignable or transferable by a Party without the prior written consent of the other Parties. Any attempt to assign any of the rights, duties or obligations in this Agreement without such written consent is void.

(c)	The Purchaser may assign its rights and obligations under this Agreement to an Affiliate

15.7	Third Party Beneficiaries

Except as otherwise expressly provided in Article 10 of this Agreement, the Parties do not intend that this Agreement benefit or create any legal or equitable right, remedy or cause of action in, or on behalf of, any Person other than a Party and no Person, other than a Party, is entitled to rely on the provisions of this Agreement in any proceeding. Without limiting the generality of the foregoing, the consent of the Acquired Entities, a Sellers’ Indemnified Person (other than the Sellers) or a Purchaser Indemnified Person (other than the Purchaser) is not required for any amendment or waiver of, or other modification to, this Agreement or any Transaction Document including any rights of indemnification to which such Person may be entitled.

15.8	Retention of Counsel and Privilege

(a)	Each Party acknowledges that the Sellers have retained Fasken Martineau DuMoulin LLP to act as its counsel in connection with the Transactions. The Purchaser agrees that, in the event that a dispute arises after Closing between the Purchaser and the Sellers in connection with, or relating to, this Agreement or the Transactions, Fasken Martineau DuMoulin LLP may represent the Sellers in such dispute even though the interest of the Sellers may be directly adverse to the Purchaser or the Acquired Entities and even though Fasken Martineau DuMoulin LLP may have represented the Acquired Entities in a matter substantially related to such dispute or may be acting in ongoing matters for the Purchaser or the Acquired Entities provided Fasken Martineau DuMoulin LLP is not acting on Purchasers behalf in related ongoing matters.

(b)	As to all communications among Fasken Martineau DuMoulin LLP and the Acquired Entities or the Sellers that relate in any way to the Transactions, the attorney or solicitor-client privilege, the expectation of client confidentiality and all information and documents covered by such privilege or protection, belong to the Sellers and may be controlled by the Sellers and shall not pass to or be claimed by the Acquired Entities or the Purchaser. The foregoing does not include any communications between the Acquired Entities and Fasken Martineau DuMoulin LLP which relate to general business matters of the Acquired Entities. Notwithstanding the foregoing, if a dispute arises between the Purchaser or the Corporation and a third party other than a party to a Transaction Document after the Closing, the Acquired Entities may assert the attorney or solicitor-client privilege to prevent disclosure of confidential communications by Fasken Martineau DuMoulin LLP to such third party; provided, however that the Acquired Entities may not waive such privilege without the prior written consent of the Sellers which consent shall not be unreasonably withheld, conditioned or delayed. If the Purchaser or any of its Affiliates is legally required by any Governmental Authority to access or obtain a copy of all or a portion of any such privileged communications, then to the extent:

(i)	permitted by applicable Laws; and

(ii)	advisable in the opinion of the Purchaser’s counsel, the Purchaser shall forthwith (and, in any event within five Business Days) notify the Sellers in writing so that the Sellers may seek a protective order.

(c)	This Section 15.8 shall survive the Closing.

15.9	Time of the Essence

Time is of the essence in this Agreement.

15.10	Expenses

Except as otherwise expressly provided in this Agreement, all costs and expenses (including the fees and disbursements of legal counsel, brokers, investment advisers, consultants and accountants) incurred in connection with this Agreement and the Transactions are to be paid by the Party incurring such expenses. If this Agreement is terminated, the obligation of each Party to pay its own expenses will be subject to any rights of such Party arising from a breach of this Agreement by the other Party.

15.11	Further Assurances

From time to time after the Closing, each Party will, at the request of the other Party, execute and deliver such additional conveyances, transfers and other assurances and perform or cause to be performed such further and other acts or things as may be reasonably required to give effect to, and carry out the intent of, this Agreement and each of the other Transaction Documents.

15.12	Announcements

No press release or other public announcement with respect to the Transactions, this Agreement or any of the other Transaction Documents is to be made by a Party unless and until the text of the announcement and the time and manner of its release have been approved by Purchaser and the Sellers, and prior to the Closing, the Corporation. However, if a Party is bound by Law or exchange rules to make a press release or other public announcement, such Party may do so, notwithstanding the failure of the other Party to approve same, provided:

(a)	the other Party was given at least three Business Days prior written notice of the intention to make such announcement, and were given a reasonable opportunity to comment on the announcement during that period; and

(b)	the announcement merely relates the facts and then only to the extent necessary to satisfy the specific legal requirement.

15.13	Counterparts and Electronic Delivery

This Agreement may be executed in any number of separate counterparts, each of which shall be deemed to be an original. All such signed counterparts, taken together, shall constitute one and the same agreement. Delivery of an executed signature page to this Agreement by electronic means (including by facsimile or in PDF format) shall be as valid and effective as delivery of an originally or manually executed copy of this Agreement.

15.14	Language

The Parties confirm having requested that this Agreement and all notices or other communications relating to it be drawn-up in the English language only. Les Parties aux présentes confirment avoir requis que cette convention et autres communications s’y rapportant soient rédigés en langue anglaise seulement.

15.15	Guaranty

Guarantor jointly and severally and unconditionally guarantees the representations and warranties, obligations and covenants of Purchaser under this Agreement on the terms and subject to the conditions set forth in this Agreement. The foregoing obligation constitutes a continuing guarantee of payment and performance. The guarantees set forth in this Section 15.15 will remain in full force and effect, and will be binding upon Guarantor, until all of the obligations of the Purchaser under this Agreement have been satisfied in full.

15.16	Guaranty by the Family Trusts

Each Trust joint and severally and unconditionally guarantees the representations and warranties, the obligations and the covenants of its applicable Principal and Holdco 2 under this Agreement on the terms and subject to the conditions set forth in this Agreement. The foregoing obligation constitutes a continuing guarantee of performance. The guarantees set forth in this Section 15.16 will remain in full force and effect, and will be binding upon each Trust, until all of the obligations of the its specific Principal and Holdco 2 under this Agreement have been satisfied in full. For avoidance of doubt, the Simard Trust shall provide the guarantee for this Section 15.16 for M. Simard and Holdco 2 Simard and Lafrance Trust shall provide the guarantee for this Section 15.16 for M. Lafrance and Holdco 2 Lafrance.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.

SELLERS:

GESTION JEAPE 2 INC.

By:	/s/ Alain-Jacques Simard
Name:	Alain-Jacques Simard
Its:	President

GESTION FMSR 2 INC.

By:	/s/ Richard Kirouac
Name:	Richard Kirouac
Its:	President

GESTION GLMC 2 INC

By:	/s/ Ghislain Lafrance
Name:	Ghislain Lafrance
Its:	President

GESTION DCJC 2 INC.,

By:	/s/ Daniel Coulombe
Name:	Daniel Coulombe
Its:	President

/s/ Daniel Coulombe
Daniel Coulombe, an individual

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.

SELLERS:

BDC CAPITAL INC.

By:	/s/ Jean Bédard
Name:	Jean Bédard
Its:	Partner

By:	/s/ Guillaume Felix
Name:	Guillaume Felix
Its:	Principal

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.

PRINCIPALS:

/s/ Alain-Jacques Simard
Alain-Jacques Simard, an individual

/s/ Richard Kirouac
Richard Kirouac, an individual

/s/ Ghislain Lafrance
Ghislain Lafrance, an individual

TRUSTS:

FIDUCIE FAMILIALE ALAIN-JACQUES SIMARD 2020

By:	/s/ Alain-Jacques Simard
Name:	Alain-Jacques Simard
Its:	Trustee

FIDUCIE FAMILIALE GHISLAIN LAFRANCE 2020

By:	/s/ Ghislain Lafrance
Name:	Ghislain Lafrance
Its:	Trustee

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.

PURCHASER:

9445-3461 QUÉBEC INC

By:	/s/ Donald McClymont
Name:	Donald McClymont
Its:	President

GUARANTOR:

INDIE SEMICONDUCTOR, INC.

By:	/s/ Donald McClymont
Name:	Donald McClymont
Its:	Chief Executive Officer

EXHIBIT D

PURCHASED SHARES

Sellers	Purchased Shares

Holdco 2 Simard	All the issued and outstanding shares of Holdco 3 Simard, namely 1,000,000 Class A Shares

Holdco 2 Lafrance	All the issued and outstanding shares of Holdco 3 Lafrance, namely 1,000,000 Class A Shares

Holdco 2 Kirouac	All the issued and outstanding shares of Holdco 3 Kirouac, namely 1,000,000 Class A Shares

Holdco 2 Coulombe	1,000,000 Class A Shares in the capital of Holdco 3 Coulombe

M. Coulombe	823,775 Class B Shares in the capital of Holdco 3 Coulombe

BDCC	2,665,695 Class A in the capital of the Corporation

Exhibit 2.2

OPTION SETTLEMENT AGREEMENT dated ● and made:

BETWEEN:	TERAXION INC., a corporation governed by the laws of the province of Quebec, Canada, having its principal place of business at 2716, Einstein Street, Québec, province of Quebec, Canada, G1P 4S8, herein represented by ●, its ●, duly authorized as he so declares;

AND:	9445-3461 QUEBEC INC., a corporation governed by the laws of the province of Quebec, Canada, having its principal place of business at 2828, Laurier Boulevard, Norton Rose Fulbright Tower, Suite 1500, province of Quebec, Canada, G1V 0B9, herein represented by ●, its ●, duly authorized as he so declares;

AND:	INDIE SEMICONDUCTOR, INC., a corporation governed by the laws of Delaware, having its principal place of business at 32 Journey, Aliso Viejo, California, USA, 92656, herein represented by ●, its ●, duly authorized as he so declares;

AND:	THE HOLDER OF OPTIONS WHO HAS EXECUTED THIS AGREEMENT BY SIGNING ITS INTERVENTION FORM.

RECITALS:

(A)	The Option Holder was granted, under the Option Plan, the Options set forth in the attached Appendix A, such Appendix showing the status of each outstanding Option grant, its terms and its exercise price;

(B)	The Corporation, the Management Shareholders and BDC Capital inc. entered into the Share Purchase Agreement on ● in connection with the Acquisition Transaction;

(C)	The Acquisition Transaction will constitute a liquidity event under the Option Plan triggering the acceleration of (i) the vesting of all the Options in order to allow the Option Holder to immediately exercise his Options or ask to be paid the Option Added Value, and (ii) the term of the Options in order for all remaining Options to expire upon closing of the Acquisition Transaction;

(D)	Therefore, the Option Holder will have, as per the terms of and in accordance with the procedure provided for in the Option Plan, the right to exercise his Options, pay the Exercise Price for all his Options, and have the Corporation issue Option Shares in his favour, subject to the Option Holder entering into an agreement with the Corporation pursuant to which he will undertake to sell his Option Shares to the Purchaser upon substantially the same terms and conditions as those agreed upon by the Management Shareholders;

(E)	Alternatively, the Option Holder will be entitled to elect to be paid by the Corporation, as a consideration for the cancellation of each of his Options, an amount of money equal to the Option Added Value;

(F)	If the Option Holder exercises his Options and acquires Option Shares, he would receive the same immediately taxable consideration as the consideration that the Management Shareholders will receive under the Acquisition Transaction where, if he elects to be paid the Option Added Value, he would receive a 100% immediately taxable cash consideration; and

(G)	By this Agreement, the Parties wish to agree on an alternative scenario for the treatment of the Options.

THEREFORE, IN CONSIDERATION OF THE PREMISES, THE PARTIES AGREE AS IT FOLLOWS:

1.	Definition and interpretation

1.1	Whenever used in this Agreement, the following words and terms have the meaning set out below:

1.1.1	Acquisition Transaction means the transaction pursuant to which the Purchaser will purchase from the direct or indirect shareholders of the Corporation all of their Shares in accordance with the terms of the Share Purchase Agreement;

1.1.2	Business Day means a day on which commercial banks are open for business in California and Quebec but excludes (a) a Saturday, Sunday or any other statutory or civic holiday in California or Quebec, and (b) any day on which commercial banks are authorized or required to be closed in California or Quebec;

1.1.3	Cashed-Out Option Percentage means the ratio of:

(i)	the Closing Cash Consideration

(A)	multiplied by the Total Number of Options divided by the Participating Shares on a Fully Diluted Basis

(B)	divided by the Fair Market Value of an Option Share, to

(ii)	the Total Number of Options;

1.1.4	Closing means the consummation of the Acquisition Transaction;

1.1.5	Closing Consideration means the amount determined as set forth in subparagraphs [2.3(a)(i) to (iv)] of the Share Purchase Agreement;

1.1.6	Closing Cash Consideration means 50% of the Closing Consideration;

1.1.7	Closing Date means the date of consummation of the Acquisition Transaction;

1.1.8	Closing Date Purchase Price Adjustments means adjustments made to any of the amounts set forth in subparagraphs [2.3(a)(i) to (iv)] of the Share Purchase Agreement following the Closing Date to take into consideration the “working capital” and the “net debt” of the Corporation as at the Closing Date, such purchase price and adjustments being calculated in accordance with the Share Purchase Agreement;

1.1.9	Corporation means Teraxion inc.;

1.1.10	Escrow Adjustment Amount means $● per Option;

1.1.11	Escrow Agent means ●;

1.1.12	Escrow Agreement means the escrow agreement to be executed on the Closing Date by the Purchaser, the Option Holder and the Escrow Agent with respect to the Escrow Adjustment Amount;

1.1.13	Exchange Rate means, with respect to the conversion of US dollars into Canadian dollars on the Closing Date, the daily average exchange rate for the applicable currency exchange published by the Bank of Canada on or for such day, or if such day is not a Business Day for the Bank of Canada, on or for the immediately preceding Business Day;

1.1.14	Exchange Ratio means the number computed by dividing the Fair Market Value of an Option Share by the Fair Market Value of an Indie Share;

1.1.15	Exercise Notice means a notice from the Option Holder in the form of the notice attached hereto as Appendix B, pursuant to which the Option Holder will notify the Purchaser and the Guarantor that he is exercising his Options;

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1.1.16	Exercise Price means the price per share at which the Option Holder can purchase an Option Share upon the exercise of an Option;

1.1.17	Fair Market Value of an Option Share means, with respect to an Option held by the Option Holder, the amount equal to (i) the sum of the Closing Cash Consideration and the Fair Market Value of Share Consideration (ii) divided by the Participating Shares on a Fully Diluted Basis;

1.1.18	Fair Market Value of an Indie Share means the 5 -day weighted average price of one Indie Share immediately prior to the Closing Date, converted to Canadian dollars using the Exchange Rate;

1.1.19	Fair Market Value of Share Consideration means (i) the Closing Consideration minus the Closing Cash Consideration (ii) divided by the Indie Share Price multiplied by the Exchange Rate (iii) multiplied by the Fair Market Value of an Indie Share;

1.1.20	Guarantor means Indie Semiconductors, Inc.;

1.1.21	Indie Share Price means US$10.00;

1.1.22	Indie Shares means Indie shares tradeable on the Nasdaq Stock Exchange;

1.1.23	Lock Up Period means the period from the Closing Date until [December 10, 2021 inclusively];

1.1.24	Management Shareholders means Alain-Jacques Simard, Richard Kirouac, Ghislain Lafrance and Daniel Coulombe;

1.1.25	Option means the right granted by the Corporation to a person eligible under the Option Plan to purchase an Option Share;

1.1.26	Option Added Value means, with respect to an Option held by the Option Holder, an amount equal to the Fair Market Value of an Option Share minus the Exercise Price at which the Option Holder is entitled to exercise his Option and purchase an Option Share;

1.1.27	Option Holder means the person holding Options and who intervenes to this Agreement in order to be bound by its terms;

1.1.28	Option Plan means the Employee Stock Option Plan adopted by the Corporation on September 7, 2017 as amended and restated thereafter;

1.1.29	Option Share means a Class B Share in the capital of the Corporation;

1.1.30	Participating Shares on a Fully Diluted Basis means the number of Participating Shares (as that term is defined in the Share Purchase Agreement) plus the Total Number of Options;

1.1.31	Power of Attorney means the written mandate given by the Option Holder in favor of Alain-Jacques Simard (and alternatively to Richard Kirouac) to sign this Agreement on his behalf and to do other things related to this Agreement and the Acquisition Transaction as more fully described therein, such mandate being revocable until the 10th day following the date on which the Option Holder receives from the Corporation the draft of this Option Settlement Agreement and a summary of the terms and conditions of the Acquisition Transaction;

1.1.32	Purchaser means 9445-3461 Quebec inc.;

1.1.33	Share Purchase Agreement means the Share Purchase Agreement entered into on ● between the Purchaser and the shareholders of the Corporation pursuant to which the latter undertook to sell their Shares to the Purchaser (which is an indirect wholly owned subsidiary of the Guarantor) for a consideration payable 50% in cash and 50% in Indie Shares;

1.1.34	Shares means common shares in the capital of the Corporation;

1.1.35	Total Number of Options means the number of outstanding Options at the date of Closing; and

1.1.36	Transaction Costs means the portion of the aggregate amount of all “sell-side” fees and expenses for professional services (whether legal, accounting or otherwise, and including sales taxes) reasonably associated with the treatment of the Options in the Acquisition Transaction and reasonably allocable to the Option Holder (in the Corporation’s sole discretion, acting reasonably and in good faith).

1.2	Any reference in this Agreement to gender includes all genders. Words importing the singular number only include the plural and vice versa. The provision of a table of contents, the division of this Agreement into Sections and other subdivisions and the insertion of headings are for convenient reference only and do not affect the interpretation of this Agreement. The recitals to this Agreement are an integral part of this Agreement. In this Agreement (i) the words “including”, “includes” and “include” and any derivatives of such words mean “including (or includes or include) without limitation”. The expression “Section” and other subdivision followed by a number, mean and refer to the specified Section or other subdivision of this Agreement. Whenever payments are to be made or an action is to be taken on a day which is not a Business Day, such payment will be made or such action will be taken on or not later than the next succeeding Business Day. Any reference in this Agreement to a person includes its trustees, heirs, administrators, liquidators, executors, and successors.

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2.	Rights under the Option Plan

2.1	Subject to Section 5, the Option Holder agrees not to exercise his right under the Option Plan to acquire Shares nor to elect to be paid the Option Added Value for the purposes of the Acquisition Transaction.

2.2	If the Option Holder has lent money to the Corporation under the Option Plan Supplemental Program, he will be repaid in full on the Closing Date.

3.	Cashed Out Options

3.1	Subject to Section 5, this Section 3 applies with respect to that number of Options held by the Option Holder, as calculated on the Closing Date, equal to the Cashed-Out Option Percentage multiplied by the total number of Options held by the Option Holder (the Cashed Out Options). In the event the Option Holder holds a partial number of Cashed Out Options, the number of Cashed Out Options will be rounded up to the nearest even number.

3.2	As consideration for the cancellation of each Cashed Out Option immediately prior to Closing, the Option Holder shall be entitled to the Option Added Value, and agrees to be paid at Closing by the Corporation an amount of money equal to the Option Added Value less the Escrow Adjustment Amount and less Transaction Costs. The Option Holder acknowledges and agrees that the Corporation will withhold from such payment the amount of money the Corporation is required to withhold under applicable laws in respect of the Option Added Value and will remit such amount to the proper governmental authorities and agencies.

3.3	At Closing, the Corporation shall remit to the Escrow Agent the Escrow Adjustment Amount by wire transfer of immediately available funds to an account designated in writing by the Escrow Agent to the Corporation prior to the Closing Date, such funds to be held and released by the Escrow Agent pursuant to the terms and conditions of the Escrow Agreement.

3.4	In the event that Closing Date Purchase Price Adjustments are made, the Option Added Value and the amount of money to which the Option Holder is entitled as consideration for the cancellation of each Cashed Out Option will be recalculated and increased or decreased accordingly.

3.5	Within 5 Business Days after the determination of the Closing Date Purchase Price Adjustments, the Corporation and the Purchaser shall jointly instruct the Escrow Agent:

3.5.1	if the Closing Date Purchase Price Adjustments reduce the Option Added Value of the Cashed Out Options and such reduction is less than or equal to the Escrow Adjustment Amount:

(i)	to pay to the Option Holder on behalf of the Corporation an amount equal to the difference between the Escrow Adjustment Amount and the amount that is the reduction in the Option Added Value by wire transfer of immediately available funds, within 5 Business Days; and

(ii)	to pay to the Corporation the remaining Escrow Adjustment Amount, by wire transfer of immediately available funds, within 5 Business Days;

3.5.2	if the Closing Date Purchase Price Adjustments reduce the Option Added Value of the Cashed Out Options and such reduction is greater than the Escrow Adjustment Amount:

(i)	to pay to the Corporation the Escrow Adjustment Amount, by wire transfer of immediately available funds, by wire transfer of immediately available funds, within 5 Business Days; and

(ii)	the Option Holder shall pay to the Corporation an amount equal to the difference between the reduction in the Option Added Value and the Escrow Adjustment Amount, by cheque or wire transfer of immediately available funds, within 5 Business Days.

3.5.3	if the Closing Date Purchase Price Adjustments increase the Option Added Value of the Cashed Out Options or if there are no such adjustments:

(i)	to pay to the Option Holder on behalf of the Corporation an amount equal to the Escrow Adjustment Amount by wire transfer of immediately available funds, within 5 Business Days;

(ii)	the Corporation shall pay to the Option Holder the amount, if any, by which the increased Option Added Value exceeds the original Option Added Value, less statutory source deductions, by wire transfer of immediately available funds, within 5 Business Days.

3.5.4	The Option Holder acknowledges and agrees that the Corporation will have to withhold from any amount paid to the Option Holder under this Section 3 the amount of money the Corporation is required to withhold under applicable laws and will have to remit such amount to the proper governmental authorities and agencies.

3.5.5	Any interest or other amounts earned on the Escrow Adjustment Amount during the time it is held by the Escrow Agent shall be for the account of, and paid to, the Corporation.

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3.6	With respect to the payments to the Option Holder in respect of Cashed Out Options, the Corporation shall elect in the prescribed manner under 110(1.1) of the Income Tax Act (Canada) that neither the Corporation, nor any person who does not deal at arm’s length with it, shall deduct, in computing income for the purposes of the Income Tax Act (Canada), any amount in respect of any such payment.

4.	Exchanged Options

4.1	Subject to Section 5, this Section 4 applies with respect to the remaining Options (other than the Cashed Out Options) held by the Option Holder (the Exchanged Options). In the event the Option Holder holds an odd or partial number of Exchanged Options, the number of Exchanged Options will be rounded down to the nearest whole number.

4.2	The Option Holder agrees to have his Exchanged Options assumed and exchanged by the Purchaser and the Guarantor as set out herein at Closing, such terms and conditions (the New Options) superseding and replacing the terms and conditions of the Option Plan with respect to the Exchanged Options, such Option Plan being terminated from thereon and the Corporation being released of its obligations thereunder. This Section 4 is intended to constitute a disposition of the Option Holder’s rights within the meaning of paragraph 7(1.4)(a) of the Income Tax Act (Canada) with respect to the specific number of Exchanged Options as determined pursuant to Section 4.1.

4.3	The Guarantor undertakes, upon receipt of an Exercise Notice from the Option Holder, to issue to the Option Holder the number of Indie Shares to which he is entitled pursuant to this Agreement, such Indie Shares to be issued in favour of the Option Holder no later than 5 Business Days following their receipt of his Exercise Notice.

4.4	The number of Indie Shares that the Option Holder shall be entitled to receive under the New Options upon their exercise, shall be equal to the number of Option Shares subject to the Exchanged Options immediately prior to the Closing Date multiplied by the Exchange Ratio. The per share exercise price for the Indie Shares issuable upon exercise of the New Options shall be equal (rounded up to the nearest whole cent) to the aggregate Exercise Price of the Exchanged Options divided by the Exchange Ratio, and divided by the total number of New Options held by the Option Holder. The exchange of all Exchanged Options for New Options is intended to occur on a tax-deferred basis pursuant to subsection 7(1.4) of the Income Tax Act (Canada). Accordingly, if the aggregate “in-the-money” amount of the New Options would otherwise exceed the aggregate “in-the-money” amount of the Exchanged Options as determined pursuant to paragraph 7(1.4)(c) of the Income Tax Act (Canada), then the exercise price of each New Option issued to holder thereof shall be increased such that no such excess arises, and the Guarantor shall make, in its sole discretion, acting reasonably and in good faith, any other adjustments to the New Options as would be necessary to effect such exchange on such a tax-deferred basis, provided such other adjustments do not result in adverse consequences to the Guarantor. For greater certainty, the Option Holder acknowledges and agrees that none of the Corporation, the Purchaser or the Guarantor has made, or is hereby making, any representation or warranty with respect to such tax-deferred nature of such exchange of the Exchanged Options for the New Options, and the Option Holder acknowledges that he had the opportunity to consult with his own tax advisors in this respect.

4.5	In the event that Closing Date Purchase Price Adjustments or any other reasonable adjustments have to be made in accordance with this Agreement or the Share Purchase Agreement, the number of Indie Shares that the Option Holder shall be entitled to receive for a New Option will remain the same, but:

4.5.1	if such adjustments reduce the Option Added Value, the per share exercise price of such New Option will be increased accordingly in such a manner that the economic “in-the-money” value of the Exchanged Options be the same as the economic “in-the-money” value of the New Options; and

4.5.2	if such adjustments increase the Option Added Value, the per share exercise price of such New Option will be reduced accordingly in such a manner that the economic “in-the-money” value of the Exchanged Options be the same as the economic “in-the-money” value of the New Options.

4.6	Within the 5 Business Day period referred to in Section 3.5, the Corporation shall notify in writing the Option Holder of (i) the number of New Options the Option Holder holds; (ii) the number of Indie Shares that the Option Holder shall be entitled to receive under such New Options; and (iii) the per share exercise price of each such New Option.

4.7	With his Exercise Notice, the Option Holder shall send a cheque in the amount of the Exercise Price (as adjusted in accordance with Section 4.5, as the case may be) multiplied by the number of New Options he holds, drawn to the Guarantor’s attention and dated as of the date of his Exercise Notice. Indie may (but is not required to) authorize a “cashless exercise” alternative, whereby an Option Holder may exercise his New Options and satisfy the Exercise Price either through a broker-assisted transaction or by having Indie withhold Indie Shares otherwise issuable upon exercise of the Option having a value equal to the amount of the Exercise Price (a Net Exercise). In the event of a Net Exercise, the Corporation shall elect in the prescribed manner under 110(1.1) of the Income Tax Act (Canada) that neither it, nor any person who does not deal at arm’s length with it, shall deduct, in computing income for the purposes of the Income Tax Act (Canada), any amount in respect of any such Net Exercise.

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4.8	The Option Holder agrees that he will not be entitled to exercise any of his New Options before the latest of (i) the Closing Date, (ii) the end of the Lock Up Period and (iii) the final determination of any and all Closing Date Purchase Price Adjustments. To confirm his undertaking, the Option Holder hereby undertakes to sign a Lock Up Agreement, in the form substantially similar to what will be entered into by the Management Shareholders as will be submitted to him by the Guarantor. Guarantor shall provide the Option Holder with a copy of the duly executed Lock Up Agreement.

4.9	The New Options are fully vested (subject however to Section 4.7) and will be valid until ● (and without giving effect to any acceleration or termination of the term that would otherwise by triggered by the Acquisition Transaction). Each of the New Options, if it is not duly exercised by the Option Holder within such period, will be automatically cancelled. [NTD: Expiry date to be confirmed by indie]

4.10	The New Options are not transferable and can only be exercised by the Option Holder.

5.	Cancellation of certain provisions due to the termination of the Share Purchase Agreement

Under the Share Purchase Agreement, the Closing is subject to certain conditions. It is a possibility that the conditions will not be met, that the Share Purchase Agreement will then be terminated, that the Closing will not take place and that the Acquisition Transaction will not be consummated. The Closing and the consummation of the Acquisition Transaction is an essential condition to the rights and obligations of the Parties contained in Sections 2 to 4. Therefore, the rights and obligations contained in Sections 2 to 4 will only be effective if the terms of the Share Purchase Agreement are consummated.

6.	Miscellaneous provisions

6.1	This Agreement may only be amended, supplemented or otherwise modified by written agreement signed by each Party.

6.2	No waiver of any of the provisions of this Agreement will constitute a waiver of any other provision. No waiver will be binding unless executed in writing by the Party to be bound by the waiver. A Party’s failure or delay in exercising any right under this Agreement will not operate as a waiver of that right. A single or partial exercise of any right will not preclude a Party from any further exercise of that right or the exercise of any other right it may have.

6.3	This Agreement constitutes the entire agreement among the Parties with respect to the transactions contemplated by this Agreement and supersedes all prior agreements, understandings, negotiations, correspondence and discussions, whether oral or written, of the Parties, including the Option Plan.

6.4	This Agreement is binding upon and enures to the benefit of the Parties and their respective successors, heirs, liquidators, executors, and administrators.

6.5	Neither this Agreement nor any of the rights or obligations under this Agreement may be assigned, transferred or delegated, by the Option Holder. Any purported assignment, transfer or delegation without such written consent will be null and void and of no force and effect.

6.6	If any provision of this Agreement is determined to be illegal, invalid or unenforceable, in whole or in part, by an arbitrator or any court of competent jurisdiction from which no appeal exists or is taken, that provision or part thereof will be severed from this Agreement and the remaining part of such provision and all other provisions will continue in full force and effect.

6.7	This Agreement is governed by, and will be interpreted and enforced in accordance with the Laws of the province of Quebec and the federal Laws of Canada applicable therein, and shall also be subject to all applicable securities laws.

6.8	The Parties agree that the courts of the District of Quebec will have jurisdiction for the adjudication of any and all disputes or controversies arising out of or relating directly or indirectly to this Agreement and waive any objections to the assertion or exercise of jurisdiction by such courts, including any objection based on forum non conveniens.

6.9	This Agreement may be executed and delivered in any number of counterparts (including by facsimile, email or other electronic means), each of which is deemed to be an original, and such counterparts together constitute one and the same agreement.

6.10	The Corporation, the Purchaser and the Guarantor shall be entitled to set-off any amounts due by the Option Holder hereunder by amounts owed to him hereunder or under any other agreement.

6.11	The Parties have agreed that this Agreement as well as any notice, document or instrument relating to it be drawn up in English only but without prejudice to any such notice, document or instrument which may from time to time be drawn up in French only or in both French and English. Les parties aux présentes ont convenu que la présente convention ainsi que tous autres avis, actes ou documents s’y rattachant soient rédigés en anglais seulement mais sans préjudice à tous tels avis, actes ou documents qui pourraient à l’occasion être rédigés en français seulement ou à la fois en anglais et en français.

[Signature page follows]

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The Parties have signed this Option Settlement Agreement as of the date first written above.

TERAXION INC.

By:
Name:
Title:

9445-3461 QUEBEC INC.

By:
Name:
Title:

INDIE SEMICONDUCTOR, INC.

By:
Name:
Title:

OPTION HOLDER (see Intervention Form)

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APPENDIX A
LIST OF OPTIONS*

** Appendix has been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Company will furnish the omitted appendix to the Securities and Exchange Commission upon request.

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APPENDIX B
EXERCISE NOTICE

TO:	Indie Semiconductor, Inc. a/o: ● 2716, Einstein Street, Québec, Quebec Canada, G1P 4S8

Reference is made to a certain Option Settlement Agreement dated ● and entered into between Teraxion inc, 9445-3461 Quebec inc., Indie Semiconductor, Inc. and the undersigned (the Agreement). All capitalized terms used in this notice and not otherwise defined shall have the meaning ascribed to them in the Agreement.

The undersigned holds ● New Options allowing him/her to purchase ● Indie Shares.

The undersigned hereby exercises all New Options and asks you to deliver to his/her attention ● Indie Shares in accordance with the terms of the Agreement.

Unless a “cashless exercise” alternative has been approved by indie, the undersigned joins to this notice a cheque drawn to the attention of Indie Semiconductor, Inc. the amount of $● representing the Exercise Price for the purchase of the ● Indie Shares.

Yours truly,

Signed in ●, on ●,

Name: ●

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INTERVENTION FORM
TO THE OPTION SETTLEMENT AGREEMENT

The undersigned is the holder of options that were granted to him by Teraxion inc. in accordance with the Employee Stock Option Plan adopted by Teraxion inc. on September 7, 2017 as amended and restated thereafter (the Options).

By signing this Intervention Form, the undersigned agrees to be bound by the terms and conditions of the Option Settlement Agreement dated ● and made between Teraxion inc, 9445-3461 Quebec inc., Indie Semiconductor, Inc. and the undersigned who agrees to sign this Intervention Form.

Signed in Quebec on ● 2021,

●

Signed by Alain-Jacques Simard, by proxy

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